UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Southwest Airlines Co.

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Southwest®

2024

Notice of Annual Meeting & Proxy Statement

Notice of Annual Meeting of Shareholders

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held on Wednesday, May 15, 2024. The Annual Meeting will be a completely virtual meeting. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/LUV2024 and by entering the 16-digit control number you received in the proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Central Daylight Time, with online login beginning at 9:45 a.m., Central Daylight Time, via a live webcast on the Internet.

The Annual Meeting is being held for the following purposes:

(1)	to elect fourteen Directors;

(2)	to conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	to approve the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan;

(4)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2024;

(5)	if properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on two Shareholder proposals, as described in the accompanying proxy statement; and

(6)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 19, 2024, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. As described in your electronic proxy materials notice, please vote by accessing the Internet website. If you received printed copies of the materials, you also have the option of (1) calling the toll-free number on the proxy or voting instruction card; or (2) signing, dating, and mailing the proxy or voting instruction card. We encourage you to vote via the Internet, as this is the most cost-effective method. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective, more sustainable way for us to provide you with proxy materials and annual reports. Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

By Order of the Board of Directors,

Mark R. Shaw

Corporate Secretary

April 5, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2024

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. These rules allow us to provide information Shareholders need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Southwest’s Notice of Annual Meeting, Proxy
Statement for the 2024 Annual Meeting of Shareholders, and Annual Report to Shareholders for the fiscal year ended
December 31, 2023 are available at www.ProxyVote.com

A Message from our Executive Chairman and Lead Director

We experienced a challenging start to 2023 following Winter Storm Elliott in late December 2022 when the Company experienced wide-scale operational disruptions as a result of extreme winter weather across a significant portion of the United States, which impacted our operational plan and flight schedules. Immediately following the event and throughout 2023, the Board of Directors exercised its oversight of the Company’s response to the disruption. The Board formed an Operations Review Committee in early January 2023 to oversee management’s review of the disruption, mitigate the likelihood of a recurrence, and improve operational resiliency. In March 2023, the Company’s management released an action plan to improve winter weather operations, accelerate operational-related investments, and enhance cross-team collaboration. The plan was thoroughly vetted with the Board’s Operations Review Committee and the entire Board. We are very pleased that all of the key improvements to winter operations were completed as of October 2023—on schedule and in advance of the winter season. Thanks to these actions taken by management, our winter operations have proved to be resilient in the face of peak travel periods and weather difficulties.

In addition to actively overseeing the Company’s efforts to restore trust with our People, Customers, and Shareholders, the Board, along with the Nominating and Corporate Governance Committee, continued its focus on evolving the composition of the Board to align with the Company’s long-term business and strategic needs. In recent years, the Nominating and Corporate Governance Committee has sought to identify prospective Directors with a view toward maintaining an effective mix of skills and experience, introducing fresh perspectives while balancing continuity, and continuing to strive for diverse representation. This focus on refreshment has resulted in the appointment of seven new Directors to the Board in three years: David P. Hess in 2021, Robert E. Jordan and Christopher P. Reynolds in 2022, and Jill A. Soltau, Elaine Mendoza, Eduardo F. Conrado, and Senator Roy Blunt in 2023. Our new Directors provide increased diversity in terms of experience, industry, geography, gender, ethnicity, and race. This year we are excited to nominate Lisa M. Atherton as a candidate to join the Board and stand for election with the other Board nominees at the Annual Meeting.

Directors John T. Montford and Ron Ricks will not be standing for re-election and will retire effective immediately following the Annual Meeting. The Board and the entire Company owe Directors Montford and Ricks a debt of gratitude for their long, dedicated, and effective service to Southwest Airlines.

Southwest Airlines has a proud 53-year history, and we remain focused on the Company’s Purpose to connect People to what’s important in their lives through friendly, reliable, and low-cost air travel. In 2024, providing exceptional Customer Service and a high-quality product at a low fare, and executing against a robust set of strategic initiatives designed to deliver Shareholder value, are of paramount importance to all Southwest Airlines Employees.

On behalf of the Board of Directors and the Company, we invite you to attend the Annual Meeting of Shareholders on May 15, 2024, at 10:00 a.m. Central Time. This year’s meeting will be held virtually.

Please review this Proxy Statement to learn more about our Board, governance practices, compensation philosophy and practices, and other matters to be voted upon. Your vote is important. We encourage you to vote your shares online, by telephone, or by mail before the Annual Meeting or by virtually attending the Annual Meeting.

Thank you for your continued support of Southwest Airlines.

Sincerely,

Gary C. Kelly Executive Chairman	William H. Cunningham Lead Director

Southwest Airlines 2024 Proxy Statement

A Message from our President & Chief Executive Officer

I joined Southwest Airlines in 1988, and it has been an honor to play a role in helping build the storied history of this great Company. I am proud of what we have achieved and the foundational strengths that endure today: our Heart for service, a robust domestic network, operational reliability, strong financial performance over the years, and, of course, our legendary Culture. But the greatest honor and gift of all has been time spent with our amazing People. They are the “secret weapon” and foundation of our success, and they are the reason a small upstart airline from Texas was able to give America the Freedom to Fly and grow to become the largest domestic airline in the United States1. I am exceedingly proud of them, and it is a privilege to work alongside them each and every day.

In my 36 years with the Company, we have faced many, many challenges and, in turn, always responded with a combination of perseverance, adaptability, and Warrior Spirit. This past year was no exception. At our 2022 Investor Day, we shared our five priorities for 2023: live our Southwest Way Values, build on our legendary Hospitality, be consistently reliable and operate with excellence, restore our network and fly our full fleet, and produce strong financial results and improve our low-cost edge. I am extremely proud of our progress and accomplishments in 2023—we ended the year a better Company and plan to do the same in 2024. While I am encouraged by our accomplishments and successes, and extremely optimistic about our future and where we are headed, we have much work still to do. We continue to take proactive steps designed to improve efficiency and financial results; we will relentlessly pursue our financial goals. Period.

Our financial performance is detailed comprehensively in our public filings—I will focus briefly on the drivers of our year-over-year earnings performance. We had record operating revenues in 2023 of $26.1 billion, a 9.6% increase on a year-over-year basis. Increases in revenues were driven by 14.7% year-over-year capacity growth as well as robust demand for our product. In addition to record operating revenues, we produced records for Passengers carried, Rapid Rewards® revenue, and ancillary revenues. Leisure travel demand remained strong, and business travel had modest improvement. The increase in revenue, however, was offset by inflationary cost pressures, primarily from the impact of market-driven labor wage rates and planned maintenance expenses.

We entered 2023 with headwinds caused by Winter Storm Elliott and the resulting operational disruption. While that event was very difficult for our Customers and Employees, I am extremely proud of how we went above and beyond in our response and how our Team took swift action to analyze and understand the root causes of the event. An action plan to enhance our winter operation’s reliability and recoverability was quickly developed, and key improvements were implemented in October 2023—well before the winter season. We completed 74 complex and expansive initiatives, including additional deicing capacity, staffing and training, and cross-Team collaboration improvements. Also, we implemented new technologies that integrate the recovery of aircraft and Crew networks and improve our capabilities significantly to manage irregular operations. As a result of these efforts, our operational performance this past winter was strong even when tested by six named winter storms in January 2024 alone. Nearly all operational and Customer metrics improved in 2023 compared with 2022, and we are pleased with the continued improvement. I am very grateful to our Board of Directors for their involvement and oversight through the entire process, and above all, I am proud of our People for their resiliency and efforts to become a better airline.

We also made significant Customer Experience improvements by completing a major upgrade to our onboard WiFi, accelerating the installation of larger bins and in-seat power, and selecting a new seat and interior—the latter expected to enter service beginning in 2025. Our low fares and all-in value for our Customers continued to grow even stronger with bags that still fly free2, no change fees3, Rapid Rewards points that don’t expire4, flight credits that don’t expire5, and the introduction of a new policy that will provide additional compensation to Customers during controllable cancellations and long delays6. And, for our Employees, we made significant progress on new labor agreements, completing 10 of 11 agreements in the past 18 months and a tentative agreement on the 11th, providing competitive market compensation packages.

Efforts to modernize the operation and Customer Experience are expected to accelerate in 2024 as we work to drive additional improvements. These efforts include initiatives to improve our already efficient aircraft turns—critical to aircraft utilization—by completing the implementation of new turn technologies, such as the electronic flight deck, on our path towards a paperless turn which is expected to take roughly 60 million pieces of paper out of the operation per year. We are also making significant improvements to the Southwest app, including adding self-service options designed to improve Customer Satisfaction while simultaneously reducing transactions that would otherwise require handling by a Customer Service Agent. Further, machine-learning and artificial intelligence technologies are being deployed with the goal of reducing the time to research and respond to Customer inquiries, again improving efficiency and reducing costs.

I am also proud of the progress we continue to make against our environmental, social, and governance (“ESG”) goals. Our

Southwest Airlines 2024 Proxy Statement

investment in SAFFiRE Renewables, LLC made exciting progress in 2023, focused on innovative technology designed to harvest and convert corn stover to ethanol that can then be upgraded to sustainable aviation fuel. During 2023, we also formed Southwest Airlines Renewable Ventures LLC, a wholly owned company focused on investments that advance our ESG goals, initiatives, and strategies.

Finally, we successfully restored our network in 2023 and reached full utilization of our fleet. As travel patterns continue to change, we have implemented significant network changes. We will continue to adjust our network and commercial plans proactively to align with Customer demand and drive revenue productivity from our capacity. Simultaneously, we are pursuing cost-saving opportunities through reducing discretionary spending and wringing out headcount inefficiencies. We recently took swift action to address staffing levels, including suspending Pilot, Flight Attendant, and Customer Support & Services hiring classes through the end of 2024. We are also carefully limiting hiring for corporate support and evaluating staffing levels in all workgroups as we continue focusing on running a more efficient operation. We plan to end 2024 with headcount down significantly compared with year-end 2023.

We are further adjusting our 2024 network, capacity, and capital spending plans as we continue to experience aircraft delivery delays from The Boeing Company (“Boeing”). Boeing recently reduced expected 2024 deliveries to 46 MAX-8 aircraft versus a prior expectation of 58 MAX-8 aircraft and 21 MAX-7 aircraft and our contractual plan of 85 total MAX aircraft. We are responding to this challenge by rapidly re-optimizing late summer through end-of-year 2024 schedules with lower capacity.

As we look to execute against our goals, our enduring strengths remain: a best-in-class and investment grade balance sheet, a robust domestic network, legendary Hospitality, and operational excellence. We have wide-ranging and exciting plans to continue modernizing our operations and Customer Experience, and we are committed to making progress against our financial goals and delivering sustained returns over time. Achieving these goals will not be easy, but they are non-negotiable. Our Culture is strong, and nothing can match our greatest weapon: our People. Their commitment to working hard, having fun, and serving each other and our Customers built Southwest Airlines and will continue to be our industry differentiator. With their enduring Warrior Spirit, I am excited about our future and confident in our ability to deliver on our goals—this year and beyond.

From all of us at Southwest Airlines, thank you for your confidence and for being a Shareholder.

Sincerely,

Robert E. Jordan
President & Chief Executive Officer

[1]	As measured by the U.S. Department of Transportation O&D Survey for the twelve months ended September 30, 2023 based on domestic originating passengers boarded. O&D stands for Origin and Destination.
[2]	Weight and size limits apply to bags.
[3]	Fare differences may apply.
[4]	See Rapid Rewards terms and conditions at Southwest.com.
[5]

Flight credits for non-refundable fares are issued as long as the reservation is cancelled more than 10 minutes prior to the scheduled departure. Flight credits or refunds for refundable fares are issued regardless of cancellation time.

[6]	Upon Customer request. The policy is expected to be implemented by April 30, 2024.

Southwest Airlines 2024 Proxy Statement

Page
1	Proxy Summary

6	Proposal 1 — Election of Directors

15	Corporate Governance

15	General

15	Board Membership and Qualifications

16	Board Leadership Structure

18	Executive Sessions and Communications with Non-Management Directors

18	Risk Oversight

20	Environmental, Social, and Governance Oversight

20	Committees of the Board

24	Certain Relationships and Related Transactions, and Director Independence

25	Hedging Transactions

26	Voting Securities and Principal Shareholders

26	Security Ownership of Certain Beneficial Owners

27	Security Ownership of Management

28	Compensation of Executive Officers

28	Compensation Discussion and Analysis

47	Compensation Committee Report

48	Summary Compensation Table

50	CEO Pay Ratio

51	Pay Versus Performance Table

55	Grants of Plan-Based Awards in Fiscal 2023

57	Outstanding Equity Awards at Fiscal 2023 Year-End

58	Option Exercises and Stock Vested During Fiscal 2023

58	Nonqualified Deferred Compensation in Fiscal 2023

60	Potential Payments upon Termination or Change-in-Control

64	Compensation of Directors

64	Fiscal 2023 Director Compensation

Page
66	Audit Committee Report

67	Proposal 2 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

69	Proposal 3 — Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan

79	Proposal 4 — Ratification of the Selection of Independent Auditors

80	Shareholder Proposal — Improve Clawback Policy for Unearned Executive Pay (Proposal 5)

83	Shareholder Proposal — Improve the Right to Remove Unqualified Directors (Proposal 6)

85	Other Matters

85	About the Annual Meeting

85	Internet Availability of Proxy Materials

85	Voting Procedures

86	Quorum; Effect of Abstentions and Broker Non-Votes

86	Submission of Shareholder Proposals and Director Nominations

88	Conduct of Meeting and Discretionary Authority

88	Householding

88	Costs of Solicitation

A-1	Appendix A

A-1	Southwest Airlines Co. Audit and Non-Audit Services Preapproval Policy

B-1	Appendix B

B-1	Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan

Southwest Airlines 2024 Proxy Statement	i

Proxy Summary

This summary highlights certain information contained in this year’s Proxy Statement. This summary does not contain all the information you should consider in making your voting decisions. Accordingly, we encourage you to read the entire Proxy Statement before voting.

Annual Meeting Information

Date and Time	Location	Record Date	Admission
May 15, 2024 10:00 am Central Daylight Time	Virtual Meeting www.virtualshareholdermeeting.com/LUV2024	March 19, 2024	For information about participation, refer to “Other Matters” on page 85.

Ways to Vote

By Internet	By Phone	By Mail
Use the instructions on the electronic proxy materials notice and those posted on the virtual meeting website.	Call the telephone number on the proxy card	Sign, date, and return the proxy card

If you are a beneficial owner and received a voting instruction form, please follow the instructions provided by your broker (or bank or other nominee) to vote your shares.

Voting Matters

Shareholders will be asked to vote on the following matters at the Annual Meeting:

Proposals		Board’s Voting Recommendation	More Information

Proposal 1	Election of Fourteen Directors	FOR each Nominee	on page 6

Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	on page 67

Proposal 3	Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan	FOR	on page 69

Proposal 4	Ratification of Ernst & Young LLP as our Independent Auditors for the Fiscal Year Ending December 31, 2024	FOR	on page 79

Proposal 5	Shareholder Proposal: Improve Clawback Policy for Unearned Executive Pay	AGAINST	on page 80

Proposal 6	Shareholder Proposal: Improve the Right to Remove Unqualified Directors	AGAINST	on page 83

Southwest Airlines 2024 Proxy Statement	1

Proxy Summary

Southwest Airlines Co. (“we,” the “Company,” or “Southwest”) took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel. We are the airline with Heart, which represents the utmost love and care we have for our Customers and Employees. Our Employees have a Heart for service, striving to deliver unrivaled Hospitality to our Customers and each other. We’re dedicated to doing the right thing and take great pride in fostering trusting relationships between our Employees, Customers, and other stakeholders. The Southwest Way guides our everyday actions and long-term strategic priorities.

Our Purpose

Connect People to what’s important in their lives through

friendly, reliable, and low-cost air travel.

Values

ME How I show Up	WE How We Treat Each Other	SOUTHWEST How Southwest Succeeds

Pride Have a strong work ethic Take initiative Be accountable Integrity Act like an owner Choose to do right Be courageous Humility Don’t take yourself too seriously Keep perspective Don’t be a jerk	Teamwork Practice civility Embrace Team over self Be inclusive Honesty Speak up Be transparent Tell the truth Service with LUV Practice Hospitality Live by The Golden Rule Don’t be rude	Efficiency Don’t make the easy hard Keep costs low Stay agile Discipline Be safe Be focused Be reliable Excellence Get results Win the right way Kick tail

2	Southwest Airlines 2024 Proxy Statement

Proxy Summary

Governance Highlights

The Board of Directors (the “Board”) believes that strong corporate governance is critical to promoting the best long-term interests of our Shareholders, Employees, and Customers. Thoughtful consideration is given to the composition and refreshment of the Board in order for the Board to effectively fulfill its oversight responsibilities. The Board has nominated fourteen Directors to stand for election at the Annual Meeting.

Board Refreshment

While the Board believes continuity and stability on the Board were beneficial to the Company and its Shareholders in 2019 and continuing through most of 2021, as the Company navigated numerous changes and challenges, including the COVID-19 pandemic, the Board and the Nominating and Corporate Governance Committee of the Board have since increased focus on Board refreshment, as shown in the graphic below. The Board believes the Director nominees standing for election at the Annual Meeting possess an appropriate and diverse mix of skills, backgrounds, experiences, perspectives, and tenure to best serve the interests of the Company’s Employees, Customers, and Shareholders.

Director Nominee Composition

The Board strives for diverse representation. In evaluating Director candidates, the Nominating and Corporate Governance Committee considers various types of diversity, including, for example, diversity of experience, geography, gender, ethnicity, and race, with the goals of obtaining diverse perspectives and promoting constructive debate. The slate of nominees for election to the Board at the Annual Meeting includes four racially and ethnically diverse candidates and four gender diverse candidates.

Southwest Airlines 2024 Proxy Statement	3

Proxy Summary

The Board is composed of, and benefits from, individuals with distinguished leadership experience across multiple industries, including aviation, government affairs, public policy, consumer/retail, technology, energy, manufacturing, healthcare, and academia. Maintaining a Board of diverse professionals with the backgrounds, attributes, experiences, perspectives, and skills that will best serve the Board’s and the Company’s needs, is a top priority of the Board and the Nominating and Corporate Governance Committee.

Compensation Design and Philosophy

The Compensation Committee of the Board oversees the design and administration of the compensation program for the Chief Executive Officer and other named executive officers identified in the Proxy Statement. The overall objective of the Company’s compensation program is to provide for fair pay opportunities, while aligning these opportunities with the Company’s business objectives and priorities, including the key strategic initiatives the Company establishes from time to time to support its business objectives and priorities.

The graphics below demonstrate the Compensation Committee’s belief in maintaining a strong and transparent pay-for-performance philosophy that is heavily weighted toward long-term incentive (“LTI”) opportunities. For 2023, performance-based LTI consisted of performance-based restricted stock units (“RSUs”) and performance-based cash awards, and time-based LTI consisted of time-vesting RSUs and restricted cash awards. As shown below and described in more detail in the “Compensation Discussion and Analysis” section, a significant portion of executive compensation (i.e., short-term incentive (“STI”) and performance-based LTI) is dependent on Company performance and therefore entirely at risk.

For a more detailed discussion of the Company’s compensation design and philosophy, please see the “Compensation of Executive Officers – Compensation Discussion and Analysis” section.

4	Southwest Airlines 2024 Proxy Statement

Proxy Summary

Environmental, Social, and Governance Framework

People	Planet	Governance

For more than 50 years, Southwest Airlines has sought to do the right thing by our People, through our performance, and in service to our planet, all supported with strong corporate governance. Recognizing the fundamental importance of the Company’s corporate responsibility practices, the Board and its committees provide oversight of the Company’s environmental, social, and governance (“ESG”) related initiatives, objectives, and progress. The Compensation Committee assists the Board with its oversight of human resources policies and practices, including the Company’s diversity, equity, and inclusion (“DEI”) philosophy, practices, and initiatives. The Board believes that other ESG matters expand well beyond a single committee and that each Board member offers a unique perspective and valuable input critical in overseeing ESG matters. Accordingly, the Board believes the Company, its Employees, and its Shareholders are best served if the full Board is entrusted to oversee and evaluate the Company’s other ESG matters.

As part of our corporate responsibility efforts, the Company publishes the Southwest One Report, describing the Company’s ESG-related goals, actions, initiatives, and strategies, as well as the Southwest Diversity, Equity, and Inclusion Report, describing the Company’s DEI priorities and initiatives. Information contained in the Southwest One Report and DEI Report is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.

Southwest Airlines 2024 Proxy Statement	5

PROPOSAL 1 Election of Directors

At the Annual Meeting of Shareholders, fourteen Directors are nominated to be elected for terms expiring at the 2025 Annual Meeting of Shareholders or until their earlier death, retirement, resignation, or removal in accordance with the provisions of the Company’s bylaws. Robert E. Jordan, Tammy Romo, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named below.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

Board Refreshment

The Board and the Nominating and Corporate Governance Committee strive to identify highly qualified Directors and, in recent years, have increased focus on Board refreshment—appointing one new Director in late 2021, two new Directors in 2022, and four new Directors in 2023. Additionally, the Board has nominated one new Director candidate for election at the Annual Meeting. The Board believes the Director nominees standing for election at the Annual Meeting possess an appropriate and diverse mix of skills, backgrounds, experiences, perspectives, and tenure to serve the interests of the Company’s Employees, Customers, and Shareholders.

6	Southwest Airlines 2024 Proxy Statement

Proposal 1 — Election of Directors

When conducting its review of the appropriate skills and qualifications desired of Directors, the Nominating and Corporate Governance Committee considers the skills, experience, and expertise that are critical to the Board’s ability to provide effective oversight of the Company and are relevant to Southwest’s business, strategy, and operations. These are as follows:

Skill	Definition

Public CEO Experience	Substantial professional experience as a past or present CEO of a public company

Financial	Substantial professional experience in finance or accounting, including experience assessing capital structure, financing and investing activities, financial reporting, and internal controls

Technology	Substantial professional experience in technology fields such as product development, digital solutions, data analytics, information technology, data management, and cybersecurity

Consumer Services	Substantial professional experience in customer and product support services

Skill	Definition

Government Affairs	Substantial professional experience in government relations, regulatory affairs, or public policy

Human Capital	Substantial professional experience in human resources, compensation practices, talent acquisition, retention, and development, as well as DEI initiatives

Environmental/ Sustainability	Substantial professional experience with environmental or sustainability initiatives

Logistics/ Operations	Substantial professional experience with supply chain management, logistics, inventory management, network design, or operations strategy.

The Nominating and Corporate Governance Committee reviews the composition of the Board to maintain a balance of knowledge and experience. The following matrix displays the significant skills and qualifications that each Director nominee possesses.

Skills and Experience	Public CEO Experience	Financial	Technology	Consumer Services	Government Affairs	Human Capital	Environmental/ Sustainability	Logistics/ Operations

Lisa M. Atherton					●			●

David W. Biegler	●	●				●		●

J. Veronica Biggins					●	●

Roy Blunt					●

Douglas H. Brooks	●	●		●		●		●

Eduardo F. Conrado			●	●

William H. Cunningham		●

Thomas W. Gilligan		●			●

David P. Hess	●	●						●

Robert E. Jordan	●	●	●	●	●	●	●	●

Gary C. Kelly	●	●	●	●	●	●	●	●

Elaine Mendoza			●

Christopher P. Reynolds					●	●	●	●

Jill A. Soltau	●	●	●	●		●	●	●

Southwest Airlines 2024 Proxy Statement	7

Proposal 1 — Election of Directors

Lisa M. Atherton Independent	Age: 49 Director Since: n/a Principal Occupation: President & CEO of Bell

Experience:

Ms. Atherton serves as the President and Chief Executive Officer of Bell, a Textron Inc.
(“TXT”) company that provides innovative products for defense and commercial helicopter customers across the globe. Ms. Atherton also serves as a member of TXT’s Corporate
Leadership Team. Prior to assuming her role as President and Chief Executive Officer,
Ms. Atherton served as the Chief Operating Officer of Bell from January 2023 to April 2023.
From 2017 to January 2023, she served as President and Chief Executive Officer of Textron
Systems, another TXT company that provides innovative solutions to the defense, aerospace, and general aviation markets. Ms. Atherton has served in various other roles at both Bell and
Textron Systems since joining in 2007, including as Bell’s executive vice president, Military
Business, where she was responsible for providing strategic direction and overall management for all government programs and business development efforts. Before her career with Textron, Ms. Atherton spent eight years at Air Combat Command’s Directorate of
Requirements and was a contracting officer in the U.S. Air Force. Ms. Atherton serves on the
Association of the United States Army Board of Directors and the Reagan Institute National
Security Innovation Base Advisory Board.

Other Public Company Directorships: • None Committees: • To be determined upon election

Qualifications:

The Board has concluded that Ms. Atherton should serve as a Director for the following reasons, among others: (i) Ms. Atherton’s broad range of leadership experience in the aviation industry, along with her service in the U.S. Air Force, will provide a unique perspective to the
Board; (ii) Ms. Atherton’s expertise and experience in the aviation industry and with government contracting will enable her to contribute to the Board’s oversight responsibilities on matters relating to regulation, operational strategies, and risks; and (iii) Ms. Atherton’s expertise leading highly complex programs and strong background in supply chain, logistics, and strategic initiatives will provide the Board with valuable insight as the Company evaluates its strategic initiatives.

David W. Biegler Independent	Age: 77 Director Since: 2006 Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC

Experience:

David W. Biegler has held several executive leadership positions at Southcross Energy
Partners GP, LLC (“Southcross GP”), including Chairman, President, and Chief Executive
Officer, ranging from 2011 through 2018. Southcross GP acted as the general partner of
Southcross Energy Partners, L.P., a limited partnership that owned, operated, developed, and acquired midstream energy assets. Mr. Biegler also previously served as Chairman and Chief
Executive Officer of Southcross Holdings LP, the sole owner of Southcross GP. Mr. Biegler has extensive experience in the energy industry, having held various leadership positions in upstream, midstream, downstream, and oilfield service companies. Mr. Biegler has also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services. At the end of 2001, he retired as Vice
Chairman of TXU Corp., having served TXU Corp. as President and Chief Operating Officer. He
also previously served as Chairman, President, and Chief Executive Officer of ENSERCH
Corporation. While he was serving as a director, Southcross Holdings LP filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016. Southcross Energy Partners,
L.P. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in April 2019.

Other Public Company Directorships:

•   Trinity Industries, Inc. (1992-2018)
•   Arcosa, Inc., a spin-off of Trinity
  Industries, Inc. (2018-2021)
•   Southcross Energy Partners, L.P.
  (2011-2022)

Committees:

•   Compensation Committee (Chair)
•   Executive Committee
•   Safety and Compliance
  Oversight Committee

Qualifications:

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his role as a member of the Board’s Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and
(iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the
Company’s fuel hedging program.

8	Southwest Airlines 2024 Proxy Statement

Proposal 1 — Election of Directors

J. Veronica Biggins Independent	Age: 77 Director Since: 2011 Principal Occupation: Managing Partner, Atlanta office of Diversified Search LLC

Experience:

J. Veronica Biggins is a Managing Partner in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the
President of the United States and Director of Presidential Personnel under President
William Jefferson Clinton and has also served as Chair of the Czech Slovak American
Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank
(now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. Ms. Biggins also serves on a number of non-profit boards.

Other Public Company Directorships: • None Committees: • Compensation Committee • Nominating and Corporate Governance Committee (Chair)

Qualifications:

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive banking and financial industry experience, as well as knowledge of the airline industry, through her experience as a director of AirTran Holdings, Inc., the former parent company of AirTran Airways, Inc., which was acquired by the
Company in 2011; (ii) Ms. Biggins’ experience as Managing Partner of an executive and board search firm is valuable in her role as Chair of the
Board’s Nominating and Corporate Governance Committee, particularly with respect to that committee’s role in identifying candidates for
Board membership; (iii) Ms. Biggins’ executive and board search firm experience is also beneficial to the Board and the Board’s Compensation
Committee because of her perspectives on compensation and human capital matters; (iv) Ms. Biggins’ past service on the compensation and nominating and corporate governance committees for other publicly traded companies enables her to bring extensive compensation and governance experience to the Board, particularly in her role on the Board’s Compensation Committee and as Chair of the Board’s Nominating
and Corporate Governance Committee; and (v) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus on these areas.

Roy Blunt Independent	Age: 74 Director Since: 2023 Principal Occupation: Chairman of the Leadership Strategies Advisory Services Group in the Washington, D.C. office of Husch Blackwell Strategies

Experience:

Mr. Blunt has served as the Chairman of the Leadership Strategies Advisory Services
Group in the Washington, D.C. office of Husch Blackwell Strategies, a government affairs advisory firm, since April 2023. He previously served as a United States Senator from the
State of Missouri from 2011 to 2023, and as U.S. Representative for Missouri’s 7th
congressional district from 1997 to 2011. In the Senate, Mr. Blunt’s committee assignments included the Commerce Subcommittee on Aviation, Operations, and Innovation; the
Committee on Intelligence; and the Appropriations Subcommittee on Labor, Health and
Human Services, and Education. Mr. Blunt began his public service career as a high school history teacher before becoming the county clerk and chief election official of Greene
County, Missouri. Mr. Blunt also served as the Missouri Secretary of State from 1985 to
1993, and as President of Southwest Baptist University from 1993 to 1996. Mr. Blunt also serves as the President of the State Historical Society of Missouri and as an Executive Fellow
with the Bipartisan Policy Center in Washington, D.C.

Other Public Company Directorships: • Tenet Healthcare Corporation (since 2023) Committees: • Audit Committee • Safety and Compliance Oversight Committee

Qualifications:

The Board has concluded that Mr. Blunt should continue to serve as a Director for the Company for the following reasons, among others:
(i) Mr. Blunt’s extensive experience in the areas of government affairs and public policy is valuable to a heavily regulated company like
Southwest; (ii) Mr. Blunt’s experience in the U.S. Senate on the Commerce Subcommittee on Aviation, Operations, and Innovation provides the Board with a unique perspective and is particularly valuable in his role as a member of the Board’s Safety and Compliance Oversight
Committee; and (iii) Mr. Blunt’s knowledge of the Midwestern U.S. market adds geographical diversity to the Board and offers a valuable perspective in connection with the Company’s operations in that region.

Southwest Airlines 2024 Proxy Statement	9

Proposal 1 — Election of Directors

Douglas H. Brooks Independent	Age: 71 Director Since: 2010 Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Brinker International, Inc.

Experience:

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a
casual dining restaurant company, from November 2004 through 2013, as its Chief
Executive Officer from 2004 to 2013, and as its President from 1999 to 2013. Mr. Brooks also served in other capacities for Brinker, including as its Chief Operating Officer and as
President of Chili’s Grill & Bar. From 2018 to 2023, Mr. Brooks served on the University of
Houston System Board of Regents. Mr. Brooks also is a member of the Professional Advisory
Board for St. Jude Children’s Research Hospital and serves on the Board of Directors of
Limbs for Life.

Other Public Company Directorships: • AutoZone, Inc. (2013-2022) Committees: • Compensation Committee • Nominating and Corporate Governance Committee • Operations Review Committee

Qualifications:

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States;
(ii) Mr. Brooks’ experience managing a company with a focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience as Chief
Executive Officer and President of a multi-national company is relevant to the Board and the Company in connection with the Company’s international operations.

Eduardo F. Conrado Independent	Age: 57 Director Since: 2023 Principal Occupation: President of Ascension

Experience:

Eduardo F. Conrado has served as President for Ascension, the nation’s largest non-profit health system, since February 2023. Before becoming President, Mr. Conrado served as Executive Vice President and Chief Strategy and Innovations Officer from July 2019 through January 2023. He joined Ascension in September 2018 as Executive Vice President
and Chief Digital Officer. Prior to joining Ascension, Mr. Conrado had a 25-year career at
Motorola Solutions, Inc., a global provider of communication infrastructure, devices, accessories, software, and services, serving in numerous senior executive positions, including his most recent role as Executive Vice President and Chief Strategy & Innovation Officer from
2015 to 2018. Mr. Conrado’s other previous roles at Motorola Solutions include Senior Vice
President and Chief Innovation Officer, Senior Vice President — Marketing & IT, and Senior
Vice President and Chief Marketing Officer. He also worked in various marketing, distribution, and network capacities for Motorola Solutions.

Other Public Company Directorships: • ArcBest Corporation (since 2016) Committees: • Audit Committee • Safety and Compliance Oversight Committee

Qualifications:

The Board has concluded that Mr. Conrado should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Conrado’s extensive consumer-focused experience with respect to technology, innovation, and marketing will add valuable expertise to the Board as the Company continues to evaluate and invest in customer-facing technology solutions; (ii) Mr. Conrado’s extensive strategic expertise will provide the Board with unique insight as the Company evaluates and evolves its strategic initiatives; and
(iii) Mr. Conrado’s regulatory experience will add a valuable perspective to the Board.

10	Southwest Airlines 2024 Proxy Statement

Proposal 1 — Election of Directors

William H. Cunningham, Ph.D. Independent	Age: 80 Director Since: 2000 Principal Occupation: Professor at The University of Texas at Austin

Experience:

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red
McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive
Officer of The University of Texas System from 1992 to 2000 and as President of The
University of Texas at Austin from 1985 to 1992. Dr. Cunningham is also a disinterested
Director of John Hancock Funds, III, a registered investment company.

Qualifications:

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D.
and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the

Other Public Company Directorships: • Lincoln National Corporation (since 2006) Committees: • Audit Committee • Executive Committee • Nominating and Corporate Governance Committee

Board, particularly in his roles as Lead Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and has taught corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable governance expertise to the Board, particularly in his roles as Lead Director and a member of the Nominating and Corporate
Governance Committee.

Thomas W. Gilligan, Ph.D. Independent	Age: 69 Director Since: 2015 Principal Occupation: Director and Senior Fellow Emeritus at the Hoover Institution on War, Revolution and Peace at Stanford University

Experience:

Thomas W. Gilligan, Ph.D. has been a Director and Senior Fellow Emeritus at the Hoover
Institution on War, Revolution and Peace at Stanford University since August 2020. From 2015 until 2020, Dr. Gilligan served as the Tad and Dianne Taube Director of the Hoover Institution
on War, Revolution and Peace at Stanford University. The Hoover Institution on War,
Revolution and Peace is a public policy research center devoted to the advanced study of economics, politics, history, and political economy, as well as international affairs. Prior to his appointment at the Hoover Institution, Dr. Gilligan served as the Dean of the McCombs School of Business at The University of Texas at Austin from 2008 to 2015, where he also held the

Other Public Company Directorships: • KB Home (since 2012) Committees: • Audit Committee • Nominating and Corporate Governance Committee

Centennial Chair in Business Education Leadership. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (“USC”) between 1987 and 2008, including interim Dean, the Vice-Dean of Undergraduate Education, director of the Ph.D. program, and the Chair of the Finance and Business Economics
Department. During his tenure at USC, he held visiting appointments at Stanford University and Northwestern University. Dr. Gilligan also taught Economics at the California Institute of Technology. Dr. Gilligan was a staff economist at the Council of Economic Advisers in the White
House from 1982 to 1983, and he served in the United States Air Force from 1972 to 1976.

Qualifications:

The Board has concluded that Dr. Gilligan should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Gilligan holds a Ph.D. in economics, which, combined with his extensive leadership experience, brings valuable and unique economic expertise and perspectives to the Board; (ii) Dr. Gilligan also has extensive knowledge of political and international affairs, which is valuable to the Board in connection with the Company’s international operations and governmental affairs; and (iii) Dr. Gilligan’s knowledge of the West Coast U.S. markets is valuable in connection with the Company’s significant operations in that area.

Southwest Airlines 2024 Proxy Statement	11

Proposal 1 — Election of Directors

David P. Hess Independent	Age: 68 Director Since: 2021 Principal Occupation: Former Chief Executive Officer of Arconic Corporation

Experience:

David P. Hess served as Chief Executive Officer of Arconic Corporation, a company that manufactures aluminum sheet, plate, extrusions, and architectural products, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end markets, from April 2017 to January 2018. Prior to Arconic, Mr. Hess served in multiple executive leadership roles during his 38-year career at United Technologies
Corporation (“UTC”), a company with significant business concentrations in aerospace products and services, including jet engines. Mr. Hess’ positions at UTC included Executive
Vice President and Chief Customer Officer for UTC Aerospace, President of Pratt & Whitney,
as well as President of Hamilton Sundstrand.

Other Public Company Directorships:

•   Arconic Corporation (2017-2019)
•   Allegheny Technologies Incorporated
  (since 2019)
•   Woodward, Inc. (since 2021)

Committees:

•   Audit Committee
•   Operations Review Committee
•   Safety and Compliance Oversight
  Committee (Chair)

Qualifications:

The Board has concluded that Mr. Hess should continue to serve as a Director for the Company for the following reasons, among others:
(i) Mr. Hess’ extensive expertise and experience in the aerospace industry, both in leadership roles and serving on public company boards, add a unique aerospace technical expertise to the Board, which is particularly valuable in his role as Chair of the Board’s Safety and Compliance
Oversight Committee and member of the Operations Review Committee; (ii) Mr. Hess’ extensive leadership experience in the aerospace industry enables him to contribute to the Board’s oversight responsibilities on matters relating to regulation, operational strategies, and risks, particularly in his role as a member of the Board’s Safety and Compliance Oversight Committee and Operations Review Committee; and
(iii) Mr. Hess’ knowledge of the Midwestern and Northeastern U.S. markets adds perspectives to the Board in connection with the Company’s significant operations in those regions.

Robert E. Jordan	Age: 63 Director Since: 2022 Principal Occupation: Chief Executive Officer and President of Southwest Airlines Co.

Experience:

Robert E. Jordan has served as the Company’s Chief Executive Officer since February
2022 and as its President since January 2023. Mr. Jordan has also served in numerous executive leadership roles in his 36-year tenure with the Company, including as Executive
Vice President & Incoming Chief Executive Officer from June 2021 to February 2022,
Executive Vice President Corporate Services from July 2017 to June 2021, Executive Vice
President & Chief Commercial Officer from September 2011 to July 2017, Executive Vice
President Strategy & Planning from May 2008 to September 2011, and Executive Vice
President Strategy & Technology from September 2006 to May 2008. Mr. Jordan has also worked in various finance, accounting, and technology leadership capacities at the Company.
Mr. Jordan joined the Company in 1988 as a programmer.

Other Public Company Directorships: • The Container Store Group, Inc. (2013-2023) Committees: • Executive Committee

Qualifications:

The Board has concluded that Mr. Jordan should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 30 years; (ii) the broad scope of his roles and experience with the Company over his long tenure enable him to bring invaluable strategic, financial, commercial, technological, operational, logistical and cultural perspectives to the Board; (iii) Mr. Jordan’s experience as Chairman of the Board of The Container Store Group, Inc.
enables him to bring valuable governance perspectives to the Board; and (iv) his experience enables him to continually educate and advise the
Board on the Company’s industry and related opportunities, issues, and challenges.

12	Southwest Airlines 2024 Proxy Statement

Proposal 1 — Election of Directors

Gary C. Kelly	Age: 69 Director Since: 2004 Principal Occupation: Executive Chairman of the Board & Former Chief Executive Officer of Southwest Airlines Co.

Experience:

Gary C. Kelly has served as the Company’s Executive Chairman of the Board since
February 2022 and has served as the Company’s Chairman of the Board since May 2008.
Mr. Kelly also served as the Company’s Chief Executive Officer from July 2004 to February
2022, President from July 2008 to January 2017, Executive Vice President & Chief Financial
Officer from June 2001 to July 2004, and Vice President Finance & Chief Financial Officer
from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller.

Other Public Company Directorships: • Lincoln National Corporation (since 2009) Committees: • Executive Committee (Chair)

Qualifications:

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others:
(i) he served as the Company’s Chief Executive Officer for over 17 years and has been with the Company for over 30 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his experience enables him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Elaine Mendoza Independent	Age: 58 Director Since: 2023 Principal Occupation: Founder, President, and Chief Executive Officer of Conceptual MindWorks, Inc.

Experience:

Elaine Mendoza serves as President and Chief Executive Officer of Conceptual
MindWorks, Inc., an informatics company that specializes in providing health-related software and medical informatics to the private sector, which she founded in 1990.
Ms. Mendoza also served on the Board of Regents of the Texas A&M University System from
2011 to 2023, including as Chairman from 2019 to 2021. Ms. Mendoza also serves on the
Board of Directors of Texas Partners Bank. In her community involvement roles,
Ms. Mendoza serves as Chair of the Early Childhood Education Municipal Development
Corporation and serves on the Executive Committee of the Texas Business Leadership
Council. Ms. Mendoza also serves on the boards of The Holdsworth Center and Texas 2036.

Other Public Company Directorships: • Rush Enterprises, Inc. (since 2019) Committees: • Audit Committee • Safety and Compliance Oversight Committee

Qualifications:

The Board has concluded that Ms. Mendoza should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Mendoza’s extensive entrepreneurial success and expertise with respect to technology systems will add a unique perspective to the Board as the Company continues to evaluate and invest in technology solutions to support its initiatives; (ii) Ms. Mendoza’s extensive expertise with respect to government contracting will provide the Board with unique insight into this area of business; (iii) Ms. Mendoza’s cybersecurity experience will add unique and valuable expertise to the Board; and (iv) Ms. Mendoza’s experience serving in community involvement roles will be valuable to the Board because of the Company’s significant focus on community affairs.

Southwest Airlines 2024 Proxy Statement	13

Proposal 1 — Election of Directors

Christopher P. Reynolds Independent	Age: 61 Director Since: 2022 Principal Occupation: Chief Administrative Officer, Corporate Resources for Toyota Motor North America

Experience:

Christopher P. Reynolds has served as the Chief Administrative Officer, Corporate
Resources for Toyota Motor North America (“TMNA”), an automotive company, since 2016, and as deputy chief officer for the global functions of General Administration & Human
Resources Group, Global Risk and Global Compliance for Toyota Motor Corporation, the
parent company of TMNA, since 2014. Among other things, Mr. Reynolds is responsible for the North American functions of Accounting & Finance, Human Resources, Government
Affairs, Corporate Communications, Corporate Strategy, Social Innovation/Diversity &
Inclusion, and Legal. Previously, from 2007 to 2014, Mr. Reynolds headed up North American manufacturing operations and Corporate Shared Services for TMNA, and served as chief

Other Public Company Directorships: • None Committees: • Compensation Committee • Safety and Compliance Oversight Committee

diversity officer for TMNA, general counsel and chief legal officer of TMNA, and as group vice president, chief environmental officer, and corporate secretary of Toyota Motor Sales, USA, Inc. Prior to joining Toyota in 2007, Mr. Reynolds was a partner at the law firm of Morgan, Lewis & Bockius in
New York City, where Mr. Reynolds also worked as manager of the New York office’s labor and employment law group. He served as a member of the firm’s advisory board and as chair of the firm’s diversity committee. Before joining the law firm, Mr. Reynolds served in the U.S. Department of
Justice as an Assistant U.S. Attorney for the Criminal Division of the Southern District of New York.

Qualifications:

The Board has concluded that Mr. Reynolds should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Reynolds’ extensive expertise and experience in the areas of government affairs and law add a unique expertise to the Board, which is particularly valuable with respect to a heavily-regulated company like Southwest; (ii) Mr. Reynolds’ extensive leadership experience enables him to contribute to the Board’s oversight responsibilities on matters relating to accounting, finance, communications, international operations, and global risk, as well as the Company’s operational strategies and risks; (iii) Mr. Reynolds’ extensive expertise and experience in human resources and labor and employment law are extremely valuable to the Board in employment law and collective-bargaining matters;
(iv) Mr. Reynolds’ service in multiple leadership roles at a manufacturer of transportation machinery enables Mr. Reynolds to offer a unique and valuable perspective to the Board with respect to opportunities, issues, and challenges confronting the Company and the transportation industry generally; (v) Mr. Reynolds’ extensive experience in diversity and inclusion matters, as well as his understanding and appreciation of cultures of other countries and regions gained through his multiple leadership roles at a subsidiary of a large multinational organization, enables him to add a unique expertise and perspective to the Board with respect to the Company’s plans and initiatives in these areas; and
(vi) Mr. Reynolds’ experience as a chief environmental officer is valuable to the Board and the Company in connection with the Company’s sustainability efforts and goals.

Jill A. Soltau Independent	Age: 57 Director Since: 2023 Principal Occupation: Former CEO of J.C. Penney Company, Inc.

Experience:

Jill A. Soltau served as the Chief Executive Officer and a member of the Board of Directors of the J.C. Penney Company, Inc., an apparel and home furnishings retailer, from October 2018 to
December 2020. She previously served as President and Chief Executive Officer of JoAnn Stores
Inc. from February 2015 to October 2018. Prior to joining JoAnn Stores Inc., Ms. Soltau served as
President of Shopko Stores Operating Co. LLC and has held senior level positions in national and regional retailers, including Kohl’s and former Saks Inc. subsidiaries. J.C. Penney Company, Inc.
filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in May 2020.

Qualifications:

The Board has concluded that Ms. Soltau should continue to serve as a Director for the
Company for the following reasons, among others: (i) Ms. Soltau’s experience managing companies with focuses on customer service and customer strategy is particularly beneficial to

Other Public Company Directorships:

•   AutoZone, Inc. (since 2018)
•   J.C. Penney Company, Inc.
  (2018-2020)
•   Kirkland’s, Inc. (since 2022)

Committees:

•   Compensation Committee
•   Nominating and Corporate
  Governance Committee

the Board because of the Company’s customer orientation and the importance of customer service to the Company; (ii) Ms. Soltau’s significant senior management experience in the retail sector is particularly beneficial to the Board because of the importance of logistics, marketing, and technology to the Company; (iii) Ms. Soltau’s experience as a Chief Executive Officer and as a member of other public company boards enables her to contribute with respect to the Board’s oversight of matters relating to financial strategies and risks; and (iv) Ms. Soltau’s management of companies with large employee bases is particularly beneficial to the Board because of the importance of strong employee relations to the Company.

14	Southwest Airlines 2024 Proxy Statement

Corporate Governance

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

•	Qualifications of Directors

•	Independence of Directors

•	Size of Board and Selection Process

•	Board Leadership

•	Board Meetings, Agendas, and Other Material

•	Director Responsibilities

•	Board Committees

•	Executive Sessions; Communications with Non-Management Directors

•	Board Self-Evaluation
•	Resignation Policy

•	Ethics

•	Director and Senior Management Compensation

•	Limitation on Severance Payments

•	Share Ownership

•	Access to Management

•	Access to Independent Advisors

•	Director Orientation and Continuing Education

•	Public Communications

•	Other Practice

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Executive Committees, are available on the Company’s website, www.southwestairlinesinvestorrelations.com/corporate-governance/board-committees. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders.

Southwest Airlines 2024 Proxy Statement	15

Corporate Governance

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than five public company boards and prohibit Employee Directors from serving on more than two public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly traded company.

Composition and Diversity Considerations. While the Board believes its continuity and stability were beneficial to the Company and Shareholders in 2019 and continuing through most of 2021, as the Company navigated numerous challenges and changes, the Board and the Nominating and Corporate Governance Committee have since increased focus on Board refreshment, appointing one new Director in November 2021, two new Directors in 2022, four new Directors in 2023, and nominating one new Director candidate for election at the Company’s 2024 Annual Meeting. The Board strives for diverse representation. In considering diversity, the Board takes into account various types of diversity, including, for example, diversity of experience, geography, gender, ethnicity, and race, with the goals of obtaining diverse perspectives and promoting constructive debate. The Board’s primary consideration is to identify candidates with the background, attributes, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Reflecting the Board’s continued attention to diversity considerations, the slate of nominees for election to the Board at the Annual Meeting includes four ethnically diverse candidates and four gender diverse candidates. If all nominees are elected to the Board, the Board will be 29 percent gender diverse, 29 percent racially/ethnically diverse, and, combined, 43 percent diverse.

Director Orientation and Continuing Education. The Company conducts an orientation and onboarding process for new Directors. In addition, Directors may participate in professional development or continuing education programs, courses, seminars, and other similar events. The Company reimburses Directors for the costs associated with these programs, courses, and seminars, including reasonable travel expenses, membership fees, and registration fees.

Attendance at Meetings. The Board of Directors held ten meetings during 2023 (some of which spanned two days) and acted four times by unanimous written consent. During 2023, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s current Directors, who were Directors or nominees at the time, attended the 2023 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly currently serves as the Company’s Executive Chairman of the Board. Mr. Kelly previously served as the Company’s Chief Executive Officer from 2004 until February 1, 2022. Robert E. Jordan became Chief Executive Officer and a member of the Board effective February 1, 2022. The Board of Directors believes this structure is in the best interests of the Company and its Shareholders because, among other factors, Mr. Kelly and Mr. Jordan are uniquely positioned to coordinate in (i) properly and timely identifying matters that should be brought to the Board’s attention, (ii) prioritizing Board agenda items, and (iii) identifying the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chair of the Board to duplicate many of Mr. Kelly’s efforts or (ii) requiring Mr. Jordan to relay communications through another, less accessible, member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need for an independent Director to serve as Chair of the Board:

•	Currently, thirteen of the fifteen members of the Board are independent, as defined by the rules of the NYSE, and twelve of the fourteen Director nominees are independent.

•	The independent members of the Board select the Chair of the Board annually.

•	The independent members of the Board review whether the role of Chair of the Board should be held by an independent Director.

•	Each member of the Board is elected annually by the Company’s Shareholders.

•

All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Operations Review Committees are independent, as defined by the rules of the NYSE.

16	Southwest Airlines 2024 Proxy Statement

Corporate Governance

•

The Board meets, at a minimum, four times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer; (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives; and (iii) any other Employees or advisors requested by the Board.

•	In addition to scheduled updates, the Board and its committees also request updates from management regarding matters deemed significant by the Board or its committees at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer, the Executive Chairman, and other management.

•

To the extent that, at any time, the Board’s composition includes non-management members of the Board who are not independent, the independent Board members hold executive sessions that include only independent directors.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, if the Board selects a Director who is not independent to serve as Chair of the Board, the independent members of the Board are required to appoint an independent member of the Board to serve as its Lead Director, who is the Board’s presiding director for purposes of the rules of the NYSE. Dr. Cunningham currently serves as the Company’s Lead Director. The duties and functions of the Lead Director include the following:

•	presiding over executive sessions of the non-management Directors;

•	presiding over executive sessions of the independent Directors at any time the non-management members of the Board of Directors include Directors who are not independent;

•	consulting with the Executive Chairman and the Chief Executive Officer concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors, as applicable, and the agenda for executive sessions;

•	communicating feedback to the Executive Chairman and Chief Executive Officer following executive sessions of the independent Directors;

•	fostering an environment of open dialogue and constructive feedback among independent Directors;

•	calling meetings of independent Directors;

•

serving as a liaison, along with Board committee chairs, among the Executive Chairman, the Chief Executive Officer, and the independent Directors; provided that this shall not in any way diminish the Chief Executive Officer’s and Executive Chairman’s accountability to the Board in its entirety or the ability of any individual Board member and the Chief Executive Officer or Executive Chairman to communicate directly with each other;

•

being available to the Executive Chairman and the Chief Executive Officer for consultation on issues of corporate importance that may involve Board action, and in general serving as a resource to the Executive Chairman and the Chief Executive Officer on an as-needed basis;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Lead Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of any individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees;

•	assisting with and communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer;

•	subject to the Company’s policies regarding public communications, when deemed appropriate, representing the independent Directors in engaging with Shareholders; and

•	performing such other duties as the Board may determine from time to time.

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The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Company’s Corporate Governance Guidelines also provide to the extent that, at any time, the non-management members of the Board of Directors include Directors who are not independent, the independent Directors will also meet at least annually in an executive session that includes only independent Directors. The Board’s Lead Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Lead Director or any or all of the non-management or independent Directors as a group or any other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Lead Director, P.O. Box 36611, Dallas, Texas 75235.

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board

The Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial, operating, and commercial strategies, as well as any related risks, at every regularly scheduled meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee

In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its guidelines and policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s guidelines and policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. The Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk. Further, the Audit Committee reviews with management the Company’s technology and cybersecurity frameworks, policies, programs, opportunities, and risk profile at its regularly scheduled meetings. The Company’s Chief Information Officer, Chief Information Security Officer, members of the cybersecurity team, or other advisors, as requested by the Audit Committee, report quarterly on the Company’s technology, data privacy, and cybersecurity strategies and risks. The Audit Committee further reviews with management the Company’s business continuity and disaster recovery plans and capabilities and the effectiveness of the Company’s escalation procedures.

The Safety and Compliance Oversight Committee

The Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for monitoring the Company’s activities in areas of safety and operational compliance taking into account applicable government and industry standards, materiality, legal and business trends, and public policy issues, as well as periodically assessing the

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Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly reviews with management input and information from reports received from regulators and other parties related to the Company’s safety and operational compliance activities, specifies areas to be addressed at its meetings, and requires that individuals from a variety of operational areas and levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also develops and annually reviews and recommends to the Board a set of Corporate Governance Guidelines to be adopted for the Company to further the goal of providing effective governance.

The Compensation Committee

The Compensation Committee assists the Board with its oversight of (i) compensation of the Company’s executives and other Employees, as well as non-Employee Directors; (ii) succession planning; and (iii) human resources policies and practices, including the Company’s diversity, equity, and inclusion philosophy, practices, and initiatives. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices both from management and from the Compensation Committee’s independent consultant.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company corresponding with the Company’s business objectives and priorities and related strategic initiatives, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in designing incentive structures, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a single measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Compensation Committee believes that rewarding Employees based solely on a single or narrow measure could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Compensation Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents undue retention risks.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Compensation Committee shall (unless determined to be impracticable) take reasonably prompt action to recoup an executive officer’s erroneously awarded incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with financial reporting requirements under the securities laws.

•	The Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities.

The Operations Review Committee

The Operations Review Committee assists the Board with overseeing management’s response to the Company’s December 2022 operational disruption and developing its plan to reduce the likelihood of a recurrence and improve the Company’s operational resiliency. In fulfilling these responsibilities, the Operations Review Committee reviews reports from

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management and from third parties with respect to the Company’s processes and operations. This Committee, if it deems advisable, also recommends to the Board enhancements to the Board’s processes to oversee air carrier operations risks.

Environmental, Social, and Governance Oversight

Recognizing the fundamental importance of the Company’s corporate responsibility practices, the Board and its committees provide oversight of the Company’s ESG-related initiatives, objectives, and progress. The Compensation Committee assists the Board with its oversight of human resources policies and practices, including the Company’s DEI philosophy, practices, and initiatives. The Board believes that other ESG matters expand well beyond a single committee and that each Board member offers a unique perspective and valuable input critical in overseeing ESG matters. Accordingly, the Board has decided the Company, its Employees, and its Shareholders are best served if the full Board is entrusted to oversee and evaluate the Company’s other ESG matters.

As part of its corporate responsibility efforts, the Company publishes the Southwest One Report, describing the Company’s ESG-related goals, actions, initiatives, and strategies, as well as the Southwest Diversity, Equity, and Inclusion Report, describing the Company’s DEI priorities and initiatives. Information contained in the Southwest One Report is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.

Committees of the Board

The Board has established the following committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, (v) Operations Review, and (vi) Executive. The following table provides information on the Board’s current committee memberships and number of meetings held by each committee during 2023.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Operations Review Committee	Executive Committee

David W. Biegler		●		●		●

J. Veronica Biggins		●	●

Roy Blunt	●			●

Douglas H. Brooks		●	●		●

Eduardo F. Conrado	●			●

William H. Cunningham	●		●			●

Thomas W. Gilligan	●		●

David P. Hess	●			●	●

Robert E. Jordan						●

Gary C. Kelly						●

Elaine Mendoza	●			●

John T. Montford	●		●

Christopher P. Reynolds		●		●

Ron Ricks		●		●	●	●

Jill A. Soltau		●	●

Number of Meetings in 2023	7	5	8*	6	17	2**

*	The Nominating and Corporate Governance Committee acted 3 times by Unanimous Written Consent.

**	The Executive Committee acted once by Unanimous Written Consent.

●	Chair

●	Member

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The primary functions of each of the Board’s standing Committees are discussed below.

Audit Committee

The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) cybersecurity and technology-related risks and management’s efforts to monitor and mitigate those risks. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that Messrs. Cunningham, Gilligan, Hess, and Montford satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) either as a Committee or together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iv) with the advice of the Executive Chairman of the Board and Chief Executive Officer, performing an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Exchange Act (“Reporting Officers”); (v) reviewing and approving all equity-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval; (vii) reviewing, assessing, and making recommendations to the Board, as appropriate, on the Company’s DEI philosophy, practices, and initiatives; and (viii) reviewing, assessing, adopting, and making recommendations to the Board, as appropriate, on other significant compensation and human resources policies and practices. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority and responsibilities above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

Compensation Committee Interlocks and Insider Participation. During 2023, Ron Ricks served as a member of the Compensation Committee. Mr. Ricks was formerly employed as an Executive Vice President and officer of the Company and retired as an Employee of the Company in February 2017. Mr. Ricks will not be standing for re-election at the Annual Meeting. No other member of the Compensation Committee has ever been an executive officer or Employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and the Company’s People Department leaders provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers, other than the Executive Chairman of the Board. The roles of the Chief Executive Officer and the People Department leaders in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers—Compensation Discussion and Analysis—Internal Equity; Role of Management.”

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Use of consultants. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee. During 2023, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation opportunities awarded for 2023, the Compensation Committee took into account (i) market data provided by its consultant, (ii) restrictions to which the Company was subject as a condition to the Company’s receipt of payroll support from the U.S. Department of the Treasury in connection with the COVID-19 pandemic, and (iii) resulting recommendations from the consultant with respect to the form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers—Compensation Discussion and Analysis—Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2022, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy of the Company’s compensation program for non-Employee members of the Board. Based on the information provided in 2022, as well as the Compensation Committee’s related recommendation to the Board, in May 2023, the Board increased the non-Employee director annual Board membership cash retainer fee from $85,000 to $90,000, to better align with market median.

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions; and (ii) to assist it in balancing between compensation that is appropriately linked to performance and compensation that is fair and adequate for retention purposes. Although the Compensation Committee generally considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers—Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant, if any; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies and procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has assessed the independence of Pay Governance LLC pursuant to SEC and NYSE rules and determined that no conflict of interest exists, or has existed, that would prevent Pay Governance LLC from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company (which, among other things, include criteria for selection of new Directors and oversight of the evaluation of the Board and management); (ii) identifying and reviewing with the Board and the Chief Executive Officer possible candidates for Board membership, consistent with criteria approved by the Board; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; (v) recommending to the Board a chairperson of each of the Board’s committees; and (vi) overseeing the evaluation of the Board and management. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee is responsible for overseeing an evaluation at least annually of the performance of the Board and the Board’s committees and reporting its conclusions to the Board. The responses of the Board members are compiled on an anonymous basis and address such areas as Board structure, Board effectiveness, Board meetings,

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and Board committee structure and performance. The Nominating and Corporate Governance Committee makes appropriate recommendations to the Board following such evaluations, including areas in which the Board, including individual members of the Board, can better contribute to the governance and long-term success of the Company. The Nominating and Corporate Governance Committee may use the results of its evaluation in determining the criteria for Directors to be considered to fill any vacancies on the Board or on its committees and for inclusion in the slate of Directors to be recommended by the Board at the Annual Meeting of Shareholders. The Board believes this annual evaluation process supports the effectiveness and continuous improvement of the Board as a whole and of each of its committees.

To fulfill its duties to the Board, the Nominating and Corporate Governance Committee identifies possible candidates for membership on the Board and recommends to the Board a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources, such as recommendations from current Board members, management, and contacts in communities served by the Company.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s bylaws. These requirements are discussed below under “Other Matters—Submission of Shareholder Proposals and Director Nominations.”

The Nominating and Corporate Governance Committee considers all aspects of each possible candidate’s qualifications and skills in the context of the needs of the Company at the relevant point in time with a view to creating a Board with a diversity of backgrounds and perspectives, including diversity with respect to experience, geography, gender, ethnicity, and race. With respect to Mr. Blunt who was appointed to the Board effective July 16, 2023, the Nominating and Corporate Governance Committee, at the recommendation of Board member Gary C. Kelly, identified him during 2023 as a potential candidate for the Board based on his extensive and pertinent qualifications, as noted in Mr. Blunt’s biography in “Proposal 1—Election of Directors.” After a thorough background review and based on interviews of Mr. Blunt by members of the Nominating and Corporate Governance Committee and the Board, the Board unanimously approved Mr. Blunt’s appointment to the Board. With respect to Ms. Atherton, Mr. Kelly, Mr. Jordan, and the Nominating and Corporate Governance Committee identified her during 2023 as a potential candidate for the Board based on her extensive and pertinent qualifications, as noted in Ms. Atherton’s biography in “Proposal 1—Election of Directors.” After a thorough background review and based on interviews of Ms. Atherton by members of the Nominating and Corporate Governance Committee and the Board, the Board unanimously nominated Ms. Atherton for election by the Company’s Shareholders at the Annual Meeting.

Understanding the importance of Board composition and refreshment to the effective fulfillment of the Board’s oversight responsibilities, and paying particular attention to diversity considerations, the Nominating and Corporate Governance Committee has put forth a concerted and ongoing effort to identify and build a pipeline of possible candidates to address the evolving needs of the Board and the Company. As part of this effort and with input from the full Board, the Nominating and Corporate Governance Committee regularly reviews its candidate search process and recruitment criteria.

Safety and Compliance Oversight Committee

The primary functions of the Safety and Compliance Oversight Committee include: (i) monitoring the Company’s activities in the areas of safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures of the Company as it shall deem necessary, including the Company’s safety and operational compliance reporting systems; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs.

Operations Review Committee

The primary functions of the Operations Review Committee include: (i) overseeing management’s efforts to identify the causes and mitigate the effects of the Company’s December 2022 operational disruption and, if feasible, to enhance and remediate the Company’s processes and operations to reduce the likelihood of such a significant and prolonged disruption to flights in the future; (ii) receiving reports from management and from such third parties as management or the Operations

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Review Committee may deem advisable with respect to such matters and operations generally; and (iii) if the Operations Review Committee determines it to be advisable, recommending to the Board further enhancements of the Board’s processes to oversee air carrier operations risks.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has the powers, authority, duties, and responsibilities of the Board on most matters during the intervals between Board meetings.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions, if any, and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires all of its Directors and executive officers to complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); (iii) Public Company Accounting Oversight Board Auditing Standard No. 18 (Related Parties); and (iv) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, William H. Cunningham, Thomas W. Gilligan, David P. Hess, Elaine Mendoza, John T. Montford, Christopher P. Reynolds, Ron Ricks, and Jill A. Soltau.

The Board considered Board nominee Ms. Atherton’s service as President & Chief Executive Officer of Bell, a TXT company, and her service as a member of TXT’s Corporate Leadership Team. In particular, the Board considered the Company’s ordinary course commercial transactions over the past three years with Textron Ground Support Equipment, a sister company of Bell. None of the cumulative business transactions in any of the prior three years involved an amount that exceeded 2% of the other company’s consolidated gross revenues. The Board determined that such transactions are not material to either TXT or to the Company and that Ms. Atherton does not have a direct or indirect material interest in the Company’s transactions with Textron Ground Support Equipment. The Board has concluded that these transactions and arrangements will not impair Ms. Atherton’s exercise of independent judgment in carrying out her responsibilities as Director. Therefore, the Board has determined that Lisa M. Atherton has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company) and, should she be elected by the Shareholders at the Annual Meeting, is independent under applicable NYSE standards.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

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Hedging Transactions

The Company has adopted policies with respect to the purchase of financial instruments or engaging in transactions that hedge or offset a decrease in the market value of Company equity securities by Directors, officers, Employees, or consultants. Under the Company’s Insider Trading Policy and the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, Directors, officers, Employees and consultants of the Company are prohibited from engaging in short sales of any Company securities and from purchasing financial instruments that hedge or offset or are designed to hedge or offset a decrease in the market value of the Company’s securities, including those involving option contracts, warrants, stock appreciation rights (or similar rights whose value is derived from the value of an equity security), straddles, collars, puts or calls, and other derivative securities involving Company equity securities (but excluding any instruments granted under any Company equity incentive plan, including options, restricted stock, restricted stock units, or other derivative securities). The policies’ restrictions also apply to designees and the spouse and household members of Directors, officers, Employees, or consultants. In addition, Directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

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Voting Securities and Principal Shareholders

At the close of business on March 19, 2024, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 598,255,392 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 8, 2024, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

The Vanguard Group	65,421,331	(2)	10.9%
100 Vanguard Blvd. Malvern, PA 19355

Capital World Investors	59,789,401	(3)	10.0%
333 South Hope Street, 55th Floor Los Angeles, CA 90071

PRIMECAP Management Company	49,444,947	(4)	8.3%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

State Street Corporation State Street Global Advisors Trust Company	40,639,399	(5)	6.8%
1 Congress Street, Suite 1 Boston, MA 02114(6)

BlackRock, Inc.	32,943,061	(7)	5.5%
50 Hudson Yards New York, NY 10001

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of March 8, 2024, which was 598,255,392.

(2)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group. The Vanguard Group reported no sole voting power with respect to shares beneficially owned, sole dispositive power with respect to 63,655,770 shares, shared voting power with respect to 528,654 shares, and shared dispositive power with respect to 1,765,561 shares.

(3)

Information is based on an Amendment to Schedule 13G filed with the SEC on March 8, 2024, by Capital World Investors, a division of Capital Research and Management Company, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited. Capital World Investors reported sole voting power with respect to 59,708,143 shares, sole dispositive power with respect to 59,789,401 shares, and no shared voting or dispositive power.

(4)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2024, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 48,122,326 shares, sole dispositive power with respect to 49,444,947 shares, and no shared voting or dispositive power.

(5)

Information is based on an Amendment to Schedule 13G filed with the SEC on January 30, 2024, by State Street Corporation, a parent holding company, and State Street Global Advisors Trust Company. Each of these Shareholders reported no sole voting or dispositive power over shares beneficially owned. State Street Corporation reported shared voting power with respect to 10,881,794 shares and shared dispositive power with respect to 40,618,066 shares; and State Street Global Advisors Trust Company reported shared voting power with respect to 5,685,942 shares and shared dispositive power with respect to 34,913,960 shares. Based on the Schedule 13G filing, State Street Global Advisors Trust Company beneficially owned 5.86 percent of the Company’s outstanding shares of common stock.

(6)	This address is listed in the Amendment to Schedule 13G filed with the SEC on January 30, 2024, as the address of both State Street Corporation and State Street Global Advisors Trust Company.

(7)

Information is based on an Amendment to Schedule 13G filed with the SEC on January 31, 2024, by BlackRock, Inc. BlackRock, Inc., a parent holding company or control person, reported sole voting power with respect to 31,518,717 shares, sole dispositive power with respect to 32,943,061 shares, and no shared voting or dispositive power.

26	Southwest Airlines 2024 Proxy Statement

Voting Securities and Principal Shareholders

Security Ownership of Management

The following table sets forth, as of February 28, 2024, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors and nominees, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Lisa M. Atherton	0	*

David W. Biegler(2)	69,473	*

J. Veronica Biggins	60,266	*

Roy Blunt	5,095	*

Douglas H. Brooks	69,766	*

Eduardo F. Conrado	5,690	*

William H. Cunningham	93,966	*

Thomas W. Gilligan	17,590	*

David P. Hess	9,534	*

Robert E. Jordan(3)	179,117	*

Gary C. Kelly(4)	847,420	*

Elaine Mendoza	5,690	*

John T. Montford	25,002	*

Christopher P. Reynolds	9,534	*

Ron Ricks	199,433	*

Jill A. Soltau	5,690	*

Tammy Romo(5)	176,659	*

Mark R. Shaw(6)	84,587	*

Andrew M. Watterson	61,310	*

Current Executive Officers and Directors as a Group (21 persons)(7)	1,976,648	*

*	Less than 1% based on the number of outstanding shares of the Company as of February 28, 2024, which was 598,086,122.

(1)

Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Includes (i) 4,707 shares held by Mr. Biegler’s spouse and (ii) 35,766 shares held by a family trust for which Mr. Biegler’s spouse serves as trustee.

(3)	Includes 12,518 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(4)

Includes (i) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly serves as trustee (the “Reporting Person Trust”), (ii) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly’s spouse serves as trustee (the “Spousal Trust”), and (iii) shares deemed indirectly beneficially owned through a family limited partnership (the “Family Limited Partnership”). The sole general partner of the Family Limited Partnership is a limited liability company that is wholly owned by Mr. Kelly and his spouse (the “Family Limited Liability Company”). The sole limited partners of the Family Limited Partnership are the Reporting Person Trust, the Spousal Trust, Mr. Kelly through a separate limited partnership interest (“Mr. Kelly’s LP Interest”), Mr. Kelly through a community property limited partnership interest (“Mr. Kelly’s CP LP Interest”), and Mr. Kelly’s spouse through a community property limited partnership interest (“Mr. Kelly’s Spouse’s CP LP Interest”). The 847,420 shares reported in the table include (i) 120,133 shares held directly by Mr. Kelly; (ii) 351,596 shares held by the Reporting Person Trust, including 219,758 shares held directly and 131,838 shares held through the Reporting Person Trust’s limited partnership interest in the Family Limited Partnership; (iii) 307,718 shares held by the Spousal Trust, including 205,000 shares held directly and 102,718 shares held through the Spousal Trust’s limited partnership interest in the Family Limited Partnership; (iv) 12,369 shares held through Mr. Kelly’s LP Interest; (v) 26,289 shares held through Mr. Kelly’s CP LP Interest; (vi) 26,289 shares held through Mr. Kelly’s Spouse’s CP LP interest; and (vii) 3,025 shares held by the Family Limited Liability Company through its general partnership interest in the Family Limited Partnership.

(5)	Includes 3,784 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting.

(6)	Includes 848 shares held for Mr. Shaw’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(7)

In addition to the amounts disclosed in footnotes (2) through (6), with respect to the other executive officers of the Company, includes 1,630 total shares held for an executive officer’s account under the Company’s profit sharing plan, with respect to which the executive officer has the right to direct the voting.

Southwest Airlines 2024 Proxy Statement	27

Compensation of Executive Officers

COMPENSATION DISCUSSION AND ANALYSIS

29	Executive Summary

29	Compensation Objectives and Philosophy

30	Summary of 2023 Executive Compensation

30	PSP Pay Restrictions

30	2023 Components Of Pay

30	2023 Base Pay

31	2023 Short-Term Incentive Compensation

31	2023 Long-Term Incentive Compensation

31	Equity Awards

31	Cash Incentive Awards

31	Restricted Cash Awards

32	Payout of 2022 Restricted Cash Performance Awards

32	Payout of 2021 Performance-Based Cash Incentive Awards

33	Compensation Committee’s Consideration of 2023 Say-on-Pay Vote

33	Role of Independent Compensation Consultant; Benchmarking; Market Data

34	Internal Equity; Role of Management

34	Determination of 2023 Executive Compensation; Analysis of Compensation Elements

35	Base Pay

35	Short-Term Incentive Compensation

35	Objectives of Short-Term Incentive Compensation

35	Approach to 2023 Short-Term Incentive Compensation

35	General

35	Performance-Based Short-Term Incentive Compensation Opportunities under the Short Term Incentive Plan and Related Payouts

40	Long-Term Incentive Compensation

40	Equity Awards

40	Objectives of Equity Compensation

40	Approach to Equity Compensation

41	RSUs

41	Performance-Based RSUs

42	Individual Equity Determinations for the Named Executive Officers

42	Chief Executive Officer

42	Executive Chairman of the Board

42	Other Named Executive Officers

43	Cash Incentive Awards and Restricted Cash Awards

43	Objectives of Cash Incentive Awards and Restricted Cash Awards

43	Individual Long-Term Cash Incentive Award and Restricted Cash Award Determinations for the Named Executive Officers

44	Retirement and Related Benefits

44	401(k) and Profit Sharing

44	Nonqualified Deferred Compensation

45	Change-in-Control Arrangements

45	Perquisites and Other Benefits

46	Significant Corporate Governance and Compensation Policies and Practices

46	Clawback Policy

46	Share Ownership Guidelines

46	Limitation on Severance Payments

28	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer; its Chief Financial Officer; and each of its three other most highly compensated executive officers who were serving as such at the end of fiscal 2023. For 2023, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Robert E. Jordan, Chief Executive Officer & President; (ii) Tammy Romo, Executive Vice President & Chief Financial Officer; (iii) Gary C. Kelly, Executive Chairman of the Board; (iv) Andrew M. Watterson, Chief Operating Officer; and (v) Mark R. Shaw, Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

Executive Summary

Set forth below is a summary of (i) the Company’s overall compensation objectives, (ii) the Committee’s related compensation philosophy, and (iii) the Committee’s compensation decisions for 2023.

Compensation Objectives and Philosophy

The overall objective of the Company’s compensation programs is to provide for fair pay opportunities, while aligning these opportunities with the Company’s business objectives and priorities, including the key strategic initiatives the Company establishes from time to time to support its business objectives and priorities.

Pay-for-Performance; Shareholder View. In designing the Company’s executive compensation programs, the Committee believes in maintaining a strong and transparent pay-for-performance philosophy that is heavily weighted toward long-term incentive (“long-term incentive” or “LTI”) opportunities. For 2023, the Committee incorporated the following variable pay components into its executive compensation design:

•

a short-term performance-based cash incentive opportunity, of which the total value was based on the Company’s 2023 performance relative to performance metrics approved by the Committee in February 2023 because of their particular relevance to the Company and its stakeholders at the time;

•

long-term equity incentive opportunities in the form of service-based, time-vesting restricted stock units (“RSUs”), the ultimate value of which will be tied to the Company’s stock price performance over multiple years;

•

a long-term performance-based equity incentive opportunity in the form of performance-based RSUs, pursuant to which the number of shares to be received, if any, will depend on the Company’s ROIC (after-tax) less Excess Cash (as defined below in “Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs”) over multiple years; and

•	a long-term performance-based cash incentive opportunity, pursuant to which the amount of cash to be received will also depend on the Company’s ROIC (after-tax) less Excess Cash over multiple years.

Retention; Internal Equity. To address retention, the Committee has historically sought to balance external market competitive considerations and internal equity. The Committee believes that, to be competitive, executive compensation should be within a reasonable range of median compensation based on available and relevant market data both within and outside of the airline industry. The Committee has used this information as a point of reference when assessing the appropriateness of the Company’s executive compensation. For 2023, however, available market information was somewhat less informative than for prior years because of the number of companies, both within and outside of the airline industry, that were impacted by the COVID-19 pandemic to varying degrees and thus modified their compensation programs in different manners and to different extents. From a retention standpoint, because the pandemic impacted different industries in different ways, the Company faced a risk of losing talent to companies that did not experience similar negative impacts from the pandemic and that were not limited by the PSP Pay Restrictions (as defined below) or otherwise harmed to a significant financial extent as a result of the pandemic. These factors necessitated a continued heightened focus by the Company on retention. To address internal equity,

Southwest Airlines 2024 Proxy Statement	29

Compensation of Executive Officers

the Committee has also traditionally taken into account the relative roles, responsibilities, performance, and tenure of the named executive officers. For purposes of this Compensation Discussion and Analysis, references to the adequacy, appropriateness, and competitiveness of compensation (and similar references), as well as comparisons to market, should be interpreted in the context of the information and challenges addressed in this paragraph. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.” To further address the challenges set forth in this paragraph, for 2023, the Committee also continued to incorporate long-term restricted cash opportunities that are service-based and time-vesting over multiple years.

Transition of Chief Executive Officer Role. Effective February 1, 2022, Mr. Jordan became the Company’s Chief Executive Officer, and Mr. Kelly, the Company’s former Chief Executive Officer, transitioned into the role of Executive Chairman of the Board. In addition to the Committee’s compensation objectives and philosophies discussed above, the Committee based its 2023 compensation decisions with respect to Mr. Kelly on (i) the Committee’s desire for a continued efficient and effective transition of leadership of the Company, (ii) internal equity relative to Mr. Jordan, and (iii) the Committee’s expectation of Mr. Kelly’s continued service as an active executive Employee with significant duties and responsibilities.

Summary of 2023 Executive Compensation

PSP Pay Restrictions

In connection with the Company’s participation in the U.S. Treasury Department’s COVID-related payroll support programs (“PSP” or “Payroll Support”), the Company committed to limiting the total compensation of certain of its Employees (“Total PSP Compensation”) until April 1, 2023 (the “PSP Pay Restrictions”). As a result, the Committee sought to balance the following objectives, while maintaining compliance with the PSP Pay Restrictions: (i) provide fair pay for performance, while maintaining a view from the perspective of the Company’s Shareholders; and (ii) retain talent, while treating Employees consistently to the extent feasible. Total PSP Compensation is calculated in accordance with the SEC’s rules for calculating the total compensation included in the Summary Compensation Table, but excludes severance pay or other benefits in connection with a termination of employment. Employees (other than Employees subject to collective bargaining agreements that govern their compensation structure (referred to as “contract Employees”)) who received Total PSP Compensation greater than $425,000 for 2019 were subject to the following Total PSP Compensation limits during any 12 months of the period beginning on March 24, 2020, and ending April 1, 2023 (the “PSP Limitation Period”):

PSP Pay Restrictions
Employees with 2019 Total PSP Compensation greater than $425,000	Employees with 2019 Total PSP Compensation greater than $3,000,000
May not exceed Total PSP Compensation received by the Employee in calendar year 2019	May not exceed the sum of: $3,000,000 and 50 percent of the excess over $3,000,000 of the Total PSP Compensation received by the Employee in calendar year 2019

With the exception of Mr. Watterson and Mr. Shaw, each of the named executive officers received more than $3,000,000 in Total PSP Compensation for 2019 and were therefore subject to the limit in the second column above. Mr. Watterson and Mr. Shaw each received more than $425,000, but less than $3,000,000, in Total PSP Compensation for 2019 and were therefore subject to the limit in the first column above. In addition, during the PSP Limitation Period, any Employee subject to the PSP Pay Restrictions could not receive severance pay or other benefits in connection with a termination of employment in excess of two times the maximum Total PSP Compensation received by such Employee for 2019. In order to comply with the PSP Pay Restrictions, the Committee reduced the aggregate dollar value of named executive officer equity grants in 2021, 2022, and 2023, compared with 2020 (the 2020 grants occurred prior to the PSP Limitation Period and were therefore not subject to the PSP Pay Restrictions).

2023 Components of Pay

2023 Base Pay

The Compensation Committee annually reviews base salaries of the named executive officers and makes adjustments when appropriate based the individual’s duties and scope of responsibilities, performance, experience, and tenure; internal

30	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

equity considerations; and market compensation data. With respect to Mr. Kelly, effective as of February 1, 2022, the Company and Mr. Kelly entered into a letter agreement (the “2022 Letter Agreement”) that provides for employment through December 31, 2026, with a base salary for each year of $475,000, subject to increase by the Committee in its discretion. None of the named executive officers received a salary increase in 2023. As discussed further below, the named executive officers’ total compensation opportunities reflect the Committee’s focus on variable, performance-based pay, rather than guaranteed base pay.

Additional detail regarding 2023 base pay is provided below under “Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Base Pay.”

2023 Short-Term Incentive Compensation

In first quarter 2023, consistent with its historic practices, the Committee established a target short-term incentive opportunity (the “STI Target Opportunity”) for each of the named executive officers, and each STI Target Opportunity was established as a percentage of the named executive officer’s base pay. In addition, total short-term incentive payouts could range from zero to 150 percent of a named executive officer’s STI Target Opportunity based on Company performance. Taking into account the breadth of Mr. Shaw’s responsibilities and internal equity considerations, the Committee increased Mr. Shaw’s STI Target Opportunity from 120 percent of base to 135 percent of base. The Committee did not approve any other year-over-year increases in the named executive officers’ STI Target Opportunities, but chose to remain consistent with the STI Target Opportunities established for 2022 in an attempt to maintain internal and external equity to the extent feasible and thereby mitigate retention risks. Therefore, (i) Mr. Jordan’s and Mr. Kelly’s STI Target Opportunity each remained at 200 percent of base, (ii) Mr. Watterson’s STI Target Opportunity remained at 150 percent of base, and (iii) Ms. Romo’s STI Target Opportunity remained at 135 percent of base.

For 2023, each named executive officer’s STI Target Opportunity was based entirely on the Company’s performance relative to performance metrics set forth in the Company’s “Management Short-Term Incentive Scorecard.” In establishing 2023 performance metrics and related targets, the Committee focused on the imperative for the Company to demonstrate progress in operational resiliency and to continue progress towards returning to the Company’s historical levels of financial results, reliability, and efficiency. The 2023 quantitative performance metrics and related targets were set and approved by the Committee based on the Company’s financial and operational results and expectations without any adjustments due to the effects of the December 2022 operational disruption. The amounts earned were based on Company performance at 57.5 percent of target, a result that factors in negative impacts from the December 2022 operational disruption. The specific performance metrics and targets, the Committee’s associated rationales, and the Company’s performance results, are each disclosed below under “Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation.” The amounts paid to the named executive officers for 2023 Short-Term Incentive Compensation are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2023.

2023 Long-Term Incentive Compensation

Equity Awards. The Committee believes that equity should constitute a strong component of overall compensation and a significant percentage of base pay. Consistent with prior years, each of the named executive officers received a portion of their equity award in the form of time-vesting RSUs and a portion in the form of performance-based RSUs. The performance-based RSUs will vest, if at all, depending on the Company’s financial performance over multiple years. Additional detail regarding these equity grants is included below under “Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.”

Cash Incentive Awards. During 2023, taking into account the PSP Pay Restrictions and internal equity considerations, the Committee included long-term cash incentive awards as an element of long-term incentive compensation for the named executive officers other than Mr. Kelly. Like the performance-based RSUs, the payout, if any, of the long-term cash incentive awards will be dependent upon the Company’s financial performance over multiple years. Additional detail regarding 2023 cash incentive awards is included below under “Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.” Detail regarding the payout of performance-based cash incentive awards granted in 2021 for the performance period 2022 through 2023 is included below under “Payout of 2021 Performance-Based Cash Incentive Awards.”

Restricted Cash Awards. During 2023, the Committee also included restricted cash awards as an element of long-term compensation for the named executive officers other than Mr. Kelly. These long-term restricted cash opportunities are service-based and time-vesting over multiple years. Additional detail regarding 2023 restricted cash awards is included below under

Southwest Airlines 2024 Proxy Statement	31

Compensation of Executive Officers

“Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.” The amounts paid to the named executive officers upon the April 15, 2023, vesting of portions of the 2022 restricted cash awards is included in the “All Other Compensation” column in the Summary Compensation Table for 2023.

As shown below, the continued use of long-term cash incentive awards and restricted cash awards enabled the Committee to maintain consistency with its historical emphasis on long-term incentive opportunities, including a significant percentage granted as performance-based opportunities:

	Value of Time-Vesting Equity LTI Opportunity (RSUs)	Value of Performance-Based LTI Opportunity (Performance-Based RSUs and Performance-Based Cash)	Value of Time- Vesting Restricted Cash Award LTI Opportunity	Performance- Based LTI Opportunity as a Percentage of Total LTI Opportunity	Total LTI Opportunity as a Percentage of Base Pay

Robert E. Jordan	$2,052,502	$2,800,002	$747,500	50%	800%

Tammy Romo	$987,592	$1,207,592	$220,000	50%	450%

Gary C. Kelly	$1,900,005	$1,900,005	$0	50%	800%

Andrew M. Watterson	$1,116,003	$1,437,503	$321,500	50%	500%

Mark R. Shaw	$922,817	$988,817	$66,000	50%	400%

Payout of 2022 Restricted Cash Performance Awards. During 2022, taking into account the increased risk of losing key performers during the COVID-19 pandemic period, the Committee introduced restricted cash performance awards as an additional element of the named executive officers’ compensation. The amount of cash received pursuant to each restricted cash performance award, which could have ranged from zero to 100 percent of the award, was subject to the Committee’s assessment of the individual’s contributions to the Company’s strategic plan and the individual’s continued employment through April 15, 2023. During 2023, the Committee certified the restricted cash performance award for each named executive officer at maximum value of 100 percent. The amounts paid to the named executive officers upon vesting of the 2022 restricted cash performance awards on April 15, 2023, is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2023. The Committee did not grant any additional restricted cash performance awards in 2023.

Payout of 2021 Performance-Based Cash Incentive Awards. During 2021, as the Company was still facing challenges resulting from the COVID-19 pandemic, and taking into account the PSP Pay Restrictions, the Company introduced performance-based cash incentive awards that were dependent on the Company’s cumulative net income (earnings) before interest, taxes, depreciation, and amortization (“EBITDA”), excluding special items as disclosed from time to time in the Company’s earnings releases and filings with the SEC, for the performance period from January 1, 2022 to December 31, 2023. Under the performance-based cash incentive awards, each of the named executive officers was provided with a 300 percent maximum payout opportunity should the Company achieve EBITDA targets for the performance period. The Committee’s determination of the appropriate metrics and targets for the performance-based cash incentive awards encompassed considerations of what would motivate and retain existing talent as the Company sought to stabilize the business and recover from the COVID-19 pandemic. The Committee chose cumulative EBITDA as the performance metric to further align the Company’s incentive compensation with the Company’s publicly-reported change in primary focus to liquidity, reflecting what the Company believed would be most important to Shareholders at the time. The 300 percent payout opportunity was selected as an impermanent maximum performance level to incentivize and reward extraordinary performance and underscore the significance of a result that would align with Shareholder interests. For the performance-based cash incentive awards granted in 2021, amounts paid in February 2024 to the named executive officers other than Mr. Kelly were 276.3 percent of target opportunity, based solely on pre-established performance criteria. With respect to Mr. Kelly’s payout, in addition to taking into account attainment of performance criteria, the Committee considered the transition of the Chief Executive Officer role from Mr. Kelly to Mr. Jordan during the performance period and internal equity relative to Mr. Jordan. Exercising its discretion and judgment, the Committee approved a payout of 100 percent of Mr. Kelly’s target opportunity, an action supported by Mr. Kelly. The amounts paid to the named executive officers upon vesting of 2021 performance-based cash incentive awards on February 21, 2024, is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2023.

32	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Compensation Committee’s Consideration of 2023 Say-on-Pay Vote

At its 2023 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted over 92.7 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2023 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii) the Committee’s justifications for its individual executive compensation decisions.

Role of Independent Compensation Consultant; Benchmarking; Market Data

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. With respect to 2023, for the named executive officers other than Mr. Kelly, the data provided by the independent consultant included reviews of the named executive officers’ base salaries, annual bonus/short-term incentive compensation opportunities, total cash compensation opportunities (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation opportunities (equity), and total direct compensation opportunities (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

General Industry – Comparable Companies

Willis Towers Watson 2022 General Industry Executive Compensation Database(1)

From this database, the compensation consultant identified 29 comparable companies that were considered to be a representative sample of a select group of companies focused on transportation, brand, hospitality, and consumer-oriented businesses.

General Industry – Total Sample	Willis Towers Watson 2022 General Industry Executive Compensation Database (534 companies)
Airline Data	American Airlines Group Inc.; Delta Air Lines, Inc.; United Airlines Holdings, Inc.; Alaska Air Group, Inc.; and JetBlue Airways Corporation(2)

(1)	Where appropriate, the data was adjusted by the independent consultant to take into account differences in company size.

(2)

The independent consultant considered these five airlines to be the most relevant (e.g., from a competitive hiring standpoint). The airline data was based on 2021 compensation data reported in these airlines’ 2022 proxy statements and was not aged. The independent consultant provided the Committee with data representing the average for the largest three airlines (American Airlines Group Inc.; Delta Air Lines, Inc.; and United Airlines Holdings, Inc.), a smaller carrier average (Alaska Air Group, Inc. and JetBlue Airways Corporation), and the midpoint between the largest three airline average and the smaller carrier average.

When monitoring the data regarding the Company’s peer groups, the Committee reviewed information on comparable companies in transportation, brand, hospitality, and consumer-oriented businesses (General Industry – Comparable Companies), a group historically viewed by the independent consultant and the Committee as representative of organizations that have been particularly relevant for monitoring the adequacy of the Company’s executive pay levels and enabling the Committee to identify potential retention risks. Other airlines are constituents of this group, and for 2023, the independent consultant called out practices of select airlines for additional context on key positions and pay practices. In addition, to provide broader market context, the independent consultant provided the Committee with general industry data (General Industry – Total Sample).

With respect to Mr. Kelly, prior to the effective date of the 2022 Letter Agreement, the independent consultant noted that the market data for non-Chief Executive Officer Executive Chair positions varies considerably due to factors including (i) the ongoing managerial responsibilities of the position and (ii) the expected tenure of the position. Due to the Committee’s expectation of Mr. Kelly’s continued service as an active executive Employee with significant duties and responsibilities, the independent consultant provided the Committee compensation data for (i) all S&P 500 Executive Chairs, including those in short-term transitional roles, (ii) all S&P 500 Executive Chairs serving in the role for each of the past three fiscal years at that time, and (iii) all Executive Chairs as reported to the General Industry – Total Sample survey noted for the Willis Tower Watson 2021 General Industry Executive Compensation Database. The Committee also considered the relationship between Executive Chair compensation and Chief Executive Officer compensation using data provided by the independent consultant, for (i) all S&P 500 Executive Chairs serving in the role for each of the past three fiscal years at that time, and (ii) all S&P 500 Executive Chairs, not considered founders of the company.

Southwest Airlines 2024 Proxy Statement	33

Compensation of Executive Officers

The Committee does not directly tie named executive officer compensation to specific market data, but instead views market data as an input, as opposed to a determinant of appropriate pay. In addition, (i) available market data is not necessarily comprehensive; (ii) in particular with respect to airlines, the amount of available data is limited and will typically reflect positions with combinations of responsibilities that do not correspond directly to the roles that are included in available market data; and (iii) with respect to Mr. Kelly, market data for non-Chief Executive Officer Executive Chair positions varies considerably due to various factors. For 2023, available market information was somewhat less informative than for prior years because of the number of companies, both within and outside of the airline industry, that were impacted by the pandemic to varying degrees and thus modified their compensation programs in different manners and to different extents, including, for some, PSP Pay Restrictions similar to those affecting the Company’s compensation arrangements. In addition, because the pandemic impacted different industries in different ways, the Company faced a risk of losing talent to companies that did not experience similar negative impacts from the pandemic and that were not limited by the PSP Pay Restrictions or otherwise harmed to a significant financial extent as a result of the COVID-19 pandemic. Therefore, the Committee also referenced the broader compensation data provided by general industry surveys, which can serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

Internal Equity; Role of Management

Because approximately 83 percent of the Company’s Employees are contract employees, subject to collective bargaining agreements that govern their compensation structure, these negotiated agreements factor significantly into Company-wide compensation decisions, including executive compensation decisions. In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of total direct compensation opportunities with internal equity. For 2023, the Committee was also required to take into account the PSP Pay Restrictions. The Committee evaluates internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. The Committee also has historically taken into account a named executive officer’s experience and tenure with the Company generally and in his or her current role. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

In connection with compensation decisions for 2023, at the Committee’s request:

•	Mr. Jordan and the Company’s People Department leaders provided regular input regarding overall compensation designs and recommendations presented to the Committee;

•

Mr. Jordan reviewed with the Committee the relative performance of each of the Company’s other executive officers and provided input with respect to (i) their relative roles, scope of responsibilities, and performance; (ii) their compensation generally; and (iii) their compensation relative to each other; and

•	The Company’s People Department leaders worked with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to Mr. Jordan’s compensation.

The input from Mr. Jordan and the Company’s People Department leaders aided the Committee with its compensation determinations, in particular with respect to the PSP Pay Restrictions and related retention concerns. The input also serves a valuable purpose in connection with the Company’s succession planning. Although the Committee was not obligated to accept any of Mr. Jordan’s recommendations, the Committee gave considerable weight to such recommendations because of Mr. Jordan’s ability to directly observe, on a day-to-day basis, each executive officer’s contributions and performance. In addition, Mr. Jordan regularly traveled to visit with Employees at all levels in varying locations and was able to relay Employee opinions he believed should be considered by the Committee in connection with its assessments related to internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

Determination of 2023 Executive Compensation; Analysis of Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to

34	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

other elements; (iv) the Committee’s determinations regarding the amounts paid to each of the named executive officers for 2023; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Base Pay

The Committee’s objective with respect to base pay is to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities, skills, experience, tenure with the Company, tenure in his or her current position with the Company, performance, and the market for the Employee’s skills (both within and outside of the airline industry). None of the named executive officers received a salary increase in 2023.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation.

The Committee believes short-term incentive compensation opportunities are prevalent in the market in which the Company competes to attract and retain Employees. Therefore, short-term incentive compensation opportunities are offered for Leadership and certain professional level positions. The Committee believes short-term incentive compensation opportunities are particularly important at the officer level in order to create both accountability and incentive for performance and to remain competitive in attracting and retaining qualified executive talent. The short-term incentive opportunities at this level are intended to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) help create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall performance.

Approach to 2023 Short-Term Incentive Compensation.

General. In 2023, the Committee continued to apply a structured and transparent approach to establishing the named executive officers’ short-term incentive opportunities, pursuant to which each of the named executive officer’s STI Target Opportunity was awarded pursuant to the Company’s Senior Executive Short Term Incentive Plan (the “STI Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee. In recent years prior to 2023, 80 percent of each named executive officer’s STI Target Opportunity was based on performance measures and targets pre-established by the Committee while 20 percent was based on a subjective determination of the named executive officer’s performance and individual contributions. In order to more closely align pay outcomes with Company performance and Shareholder interests, in 2023, 100 percent of the value of each named executive officer’s STI Target Opportunity was based on the Company’s 2023 performance relative to measures and targets approved by the Committee.

The Committee established STI Target Opportunities for each of the named executive officers in the first quarter of 2023. The STI Target Opportunities were equal to a percentage of each of the named executive officer’s respective base pay amounts, with differences in percentages generally reflecting differences in levels of responsibility. Taking into account the breadth of Mr. Shaw’s responsibilities and internal equity considerations, the Committee increased Mr. Shaw’s STI Target Opportunity from 120 percent of base to 135 percent of base. The Committee did not approve any other year-over-year increases in the named executive officers’ STI Target Opportunities, but chose to remain consistent with the STI Target Opportunities established for 2022 in an attempt to maintain internal and external equity to the extent feasible and thereby mitigate retention risks. Therefore, (i) Mr. Jordan’s and Mr. Kelly’s STI Target Opportunity each remained at 200 percent of base, (ii) Mr. Watterson’s STI Target Opportunity remained at 150 percent of base, and (iii) Ms. Romo’s STI Target Opportunity remained at 135 percent of base.

As discussed below, the short-term incentive payout for each of the named executive officers could range from zero to 150 percent of the named executive officer’s STI Target Opportunity shown above.

Performance-Based Short-Term Incentive Compensation Opportunities under the Short Term Incentive Plan and Related Payouts. Pursuant to the STI Plan, since 2013, the Committee has annually established performance metrics and targets in connection with the named executive officers’ STI Target Opportunity using a Management Incentive Scorecard (the “Scorecard”). The Committee believes the Scorecard mechanism has remained relevant and effective despite the significant and varying challenges faced by the Company over the years, including the challenges posed by the pandemic and the Company’s December 2022 operational disruption. In addition, the Committee believes there is value in maintaining a consistent structure

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Compensation of Executive Officers

for assessing short-term incentive payouts. In designing the Scorecard for 2023, the Committee deemed it of paramount importance for the Company to demonstrate progress in operational resiliency and to emphasize progress towards returning to the Company’s historical levels of financial results, reliability, and efficiency. The Scorecard included specific weighted metrics corresponding with the Company’s business objectives and priorities and related major initiatives. The Committee also chose these metrics because of their relevance to the Company’s Shareholders, Employees, and Customers for 2023. In particular, the Committee continued to use EBITDA, excluding special items as disclosed from time to time in the Company’s earnings releases and filings with the SEC, as the financial metric in the Scorecard, and increased the Scorecard EBITDA financial metric weighting from 45 percent to 50 percent. The 2023 quantitative performance metrics and related targets were set and approved by the Committee based on the Company’s financial and operational results and expectations without any adjustments due to the effects of the December 2022 operational disruption.

The specific 2023 Scorecard metrics, targets, and weightings, as well as the results and payout percentages for 2023, are set forth in the table below.

2023 Management Incentive Scorecard

Category and Metric	Metric Weight	0% Threshold	50% Award	75% Award	100% Target	150% Max	2023 Final	% of Target(7)

Major initiatives - Demonstrated progress in operational resiliency (15%) - ESG focus (e.g. DEI, Sustainability) (5%)	20.0%	Subjective (0%-150%)					150.0%	150.0%

Financial success EBITDA(1)	50.0%	$2.39B	$3.11B	$3.46B	$4.11B	$4.59B	$2.46B	4.3%

Operational excellence Ontime Performance(2)	10.0%	73.2%	76.2%	77.8%	80.0%	83.5%	77.3%	66.5%

Operational excellence Completion Factor(3)	5.0%	96.7%	97.3%	97.9%	98.5%	99.3%	99.0%	131.5%

Customer satisfaction Ontime Net Promoter Score(4)	15.0%	58.5%	63.8%	66.5%	69.2%	76.8%	67.1%	80.9%

Southwest Airlines Short-Term Enterprise(8) Performance (Percent of Target)								57.5%

Ontime Performance Qualifier(5)(6):	In the event the Company’s Ontime Performance result is less than the 75% award target, but the Company’s Ontime Performance result places the Company as one of the top 4 performers in the domestic United States compared to the listing of Department of Transportation (DOT) marketing carriers, payout for the Ontime Performance metric will be the 75% award.

(1)	Excluding special items.

(2)	Number of domestic scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total domestic scheduled flights.

(3)	Number of domestic scheduled flights that were completed on the same operating day divided by total domestic scheduled flights.

(4)

Customer satisfaction is measured by NPS for on time flights. NPS is calculated as follows: (Total promoters-total detractors) divided by total survey participants for passengers arriving less than 15 minutes after scheduled arrival time.

(5)

Placement based on number of domestic scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total domestic scheduled flights; Source: masFlight data; Uses brake-set in time.

(6)

Department of Transportation (DOT) marketing carriers defined as all U.S. airlines with at least 0.5 percent of total domestic scheduled-service passenger revenues, as determined by the DOT’s Bureau of Transportation Statistics.

(7)	Payout percentage based on reported rounded actuals.

(8)	100% of STI will be determined by Company scorecard.

With respect to the subjective determinations associated with the major initiatives listed in the Scorecard, the Committee determined that in 2023 the Company performed above target-level expectations at the 150% level for each of the two major initiatives. To boost operational resiliency in key areas across the Company and to mitigate the risk of recurrence, the Company developed a three-part tactical action plan focused on improving winter operations, accelerating operational-related

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Compensation of Executive Officers

investments, and enhancing cross-team collaboration. As part of its assessment of the Company’s demonstrated progress in operational resiliency, the Committee considered the Company’s execution of its action plan:

Improve Winter Operations

•

during 2023, the Company reinforced its airport infrastructure, increased available equipment, and bolstered overall winter preparedness at key airports with the potential for severe winter weather through major initiatives including:

○	increasing available equipment to manage the effects of winter weather, such as deicing trucks, deicing pads, and ground equipment;

○	increasing storage capacity of deicing fluid at key airports; and

○	securing and utilizing new engine covers and heaters to protect aircraft and ground equipment in very low temperatures;

•	the Company increased staffing across its network to support busy travel periods and to assist at airports where extreme cold requires rotating Employees working outside more frequently;

•	the Company enhanced its winter operations training;

•	the Company invested in tools and processes to support critical decision making during the winter season, such as:

○

improving its holdover capabilities (including introduction of a liquid water equivalent system to better gauge dynamic local weather conditions and provide more precise information for Pilots and Dispatchers); and

○	refining ramp-cleaning procedures to better keep surfaces free of frozen precipitation.

Accelerate Operational-Related Investments

•	the Company reprioritized its timeline for upgrading tools and technology expected to help recover operations faster during irregular operations;

•	the Company completed multiple Crew technology enhancements, including:

○	upgrades to the software that reassigns Crews during disruptions; and

○	improvements to phone system call capacity to better handle large call volumes from both Flight Crews and Customers;

•

the Company made progress toward improving the tool responsible for electronically notifying Flight Crews of their new flight assignments and allowing them to electronically acknowledge changes in their work plan;

•	the Company took steps to enhance the ways Customers stay informed about the location and status of their bags; and

•	the Company introduced an optimization tool to help support simultaneous large-scale solutions for both aircraft and Crew networks during irregular operations.

Enhance Cross-Team Collaboration

•	the Company enhanced collaboration across its Teams and improved the tools and procedures to streamline communication and decision-making;

•	the Company combined the Team who designs its flight schedule with the Team overseeing the network operations control in order to closely align network design and execution;

•	the Company implemented enhanced real-time dashboards for increased visibility to better monitor the health of the network;

•	the Company enhanced capabilities to alert, define, and escalate awareness of potential issues and established clearer lines of communication among the groups operating the airline; and

•	the Company invested in new cross-collaboration processes and optimization tools focused on decision making associated with irregular operations adjustments.

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Compensation of Executive Officers

As part of the Committee’s assessment of the Company’s ESG focus, including DEI and sustainability, the Committee considered the following advancements and achievements, among others:

•	the Company expanded its investment in DEI training, including implementation of new Belonging training;

•	the Company made meaningful advancement towards its public DEI goals, including increases in gender and racial diversity across various Leadership ranks;

•	the Company implemented a Company-wide Employee Resource Group Program;

•

the Company engaged with dozens of community partners and universities to source top diverse talent to fill immediate roles and gain exposure to the Company’s brand to inspire the prospect of an aviation career at the Company;

•

the Company continued its fleet modernization initiatives by purchasing 86 fuel efficient Boeing 737-8 aircraft and improving fuel efficiency (available seat miles per gallon) by 2.8 percent, year-over-year;

•

the Company formed Southwest Airlines Renewable Ventures LLC, a wholly owned subsidiary of the Company, to manage its investment in SAFFiRE Renewables, LLC (SAFFiRE) and engage in other similar activities in support of the Company’s sustainable aviation fuel (“SAF”) goals, initiatives, and strategies;

•	the Company signed a 20-year agreement to purchase up to 680 million gallons of SAF; and

•	the Company used approximately 856,000 gallons of SAF in 2023.

As noted above, the Committee continues to believe in the efficacy and relevance of the Scorecard structure, despite the significant variance in the types of challenges faced by the airline industry, for the following reasons, among others:

•

the Committee aligns the Scorecard metrics and targets to the Company’s business objectives and priorities, and the importance of this alignment was particularly evident during 2020, 2021, and 2022 when shifts in the Company’s focus were critical to the Company’s ability both to withstand the devastating financial and operational impacts of the COVID-19 pandemic and to enable stability and recovery, and in 2023 when the Company placed heightened attention on winter operations preparedness and operational resiliency following the December 2022 operational disruption;

•	the Committee also aligns the Scorecard metrics and targets with shifting Shareholder, Customer, and Employee priorities;

•

because the Scorecard goals are designed to be highly relevant to the Company and its Shareholders, Customers, and Employees, there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance; and

•	the use of a multi-dimensional and balanced guide for short-term incentives mitigates the risk that can be created when financial results are the only drivers of incentive payments.

When determining the performance level in the Scorecard, the Committee’s philosophy is to adhere to the payout specified for the quantitative level of performance almost without exception. The merit of this rigorous, balanced approach was evident in light of the December 2022 winter storm that led to a significant disruption of service affecting many customers. With respect to the Company’s 2022 Scorecard, no exception or adjustment was made for this event and the negative effect on the achievement of the financial, on-time, and customer satisfaction metrics reduced what otherwise would have been an excellent overall performance level to 69.9 percent. Similarly, with respect to the Company’s 2023 Scorecard, no adjustments were made to the quantitative metrics and related targets and performance levels in light of the December 2022 operational disruption, which resulted in negative impacts to the Company’s 2023 EBITDA, ontime performance, and ontime net promoter score and, in turn, the overall performance level. The payouts for 2023 were based on the Company’s performance at 57.5 percent of target, a result that factors in negative impacts from the December 2022 operational disruption.

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Compensation of Executive Officers

As shown in the chart below, these results triggered a payout that was well below target for all of the Company’s named executive officers.

The Committee believes the Company’s achievement of the following results, notwithstanding the effects of the December 2022 operational disruption on the Company’s 2023 performance, evidences alignment of the Scorecard results with Shareholder, Customer, and Employee interests:

•	the Company had record full-year operating revenues of $26.1 billion in 2023;

•

the Company preserved the strength of its balance sheet and maintained its investment grade ratings with Fitch, Moody’s, and Standard & Poor’s, remaining the only U.S. airline with an investment-grade credit rating by all three rating agencies;

•

The Company ended 2023 with liquidity of $12.5 billion, including $11.5 billion in cash and cash equivalents and short-term investments and a fully-available revolving credit line of $1.0 billion, well in excess of debt outstanding;

•	the Company increased its annual net income, excluding special items, 35.5 percent, as compared with 2022;

•	the Company carried 8.4 percent more revenue passengers in 2023 versus 2022;

•	the Company received 86 Boeing 737-8 aircraft during 2023, its most fuel efficient aircraft;

•

the Company supplemented its agreements with Boeing in 2023 to provide the Company with increased flexibility to adjust its aircraft orders and thereby better enable it to (i) plan for orderly and measured growth, (ii) lower operating costs, and (iii) further modernize its fleet with more fuel efficient and less carbon-intensive aircraft;

•

the Company implemented key technology initiatives in 2023, including, in particular, (i) investments in technology and tools that are expected to enhance resiliency and improve recovery during irregular operations; (ii) a new revenue management system; (iii) the introduction of Customer bag tracking; (iv) the enhancement of digital self-service capabilities; and (v) the launch of a new product for corporate Customers designed to make it easier for meeting planners to manage travel on Southwest Airlines;

•

the Company made progress in 2023 on its multi-year plan to modernize and transform the Customer Experience through, among other things (i) enhanced onboard WiFi connectivity, (ii) installation of power ports on certain aircraft, and (iii) installation of larger overhead bins on certain aircraft;

•

following the Company’s 2022 announcement of an investment into SAFFiRE, a company formed by D3MAX, LLC, as part of a Department of Energy-backed project to develop and produce SAF using corn stover, in 2023 the Company formed Southwest Airlines Renewable Ventures LLC, a wholly owned subsidiary of the Company, to manage its investment in SAFFiRE and engage in other similar activities in support of the Company’s SAF goals, initiatives, and strategies;

•	the Company ratified five labor agreements in 2023;

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•	the Company was named to Fortune’s World’s Most Admired Companies List;

•	the Company was named a 2023 Sustainability, Environmental Achievement, and Leadership Business Awards winner in the Environmental Initiative category for the Company’s investment in SAFFiRE;

•	the Company was named the number two domestic airline for Customer Service by the 2023 Elliott Readers’ Choice Awards;

•	the Company was ranked number two on the Business Travel News 2023 Airline Survey;

•	the Company was named as one of Forbes’ 2023 America’s Best Large Employers;

•	the Company was named to Glassdoor’s Best Places to Work list for the 14th consecutive year;

•	the Company was designated a 2023 Military Friendly Company by Viqtory;

•	the Company was recognized by Newsweek as one of America’s Greatest Workplaces for Diversity 2023;

•	the Company was named a Best Employer for Diversity 2023 by Forbes;

•	the Company was named a Best Employer for Women 2023 by Forbes; and

•	the Company was named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN’s 2023 Disability Equality Index.

Long-Term Incentive Compensation

During 2023, the Committee granted long-term incentive awards in the form of RSUs, performance-based RSUs, performance-based cash awards, and restricted cash awards. As discussed further below, the Committee continued to believe long-term incentive compensation should constitute a significant percentage of total compensation and thereby serve as (i) the primary method for bringing total direct compensation opportunities in line with market, (ii) a driver of the Company’s long-term performance through alignment of compensation opportunities with the Company’s long-term objectives, and (iii) a significant retention vehicle. The Committee believes the continued use of RSUs, performance-based RSUs, cash incentive awards, and restricted cash awards, enabled the Committee to maintain consistency with its historical emphasis on long-term incentive opportunities, including a significant percentage granted as performance-based opportunities. For 2023, the performance-based components of the aggregate long-term incentive awards constituted 50 percent of the total long-term incentive opportunity for each of the named executive officers. The Committee believes these structures aligned the named executive officers’ long-term incentive compensation with Shareholder interests without unnecessarily reducing the retention value of these awards.

Equity Awards

Objectives of Equity Compensation. Equity awards are used by the Company to (i) further align the interests of the Company’s senior leadership with the interests of the Company’s Shareholders, (ii) serve as a performance-based method to address the competitiveness of the Company’s compensation, and (iii) also serve as a long-term retention vehicle by incentivizing and rewarding achievement of the Company’s long-term objectives. In 2023, the Committee awarded equity incentive opportunities to attract and retain Employees at the manager level and above, as well as other targeted positions where equity awards are prevalent in the market in which the Company competes for those positions. With respect to other Employees, the Company has typically placed more emphasis on cash compensation.

Approach to Equity Compensation. The Committee has a long-held and consistent view that equity should constitute a strong component of overall compensation and a significant percentage of base pay. The Committee applies its judgment in determining the size of equity awards, which involves (i) informing itself of practices and levels of equity pay in the market for a given position and (ii) thereby also informing itself of potential retention risks. For 2023, however, the Committee was also required to take into account the PSP Pay Restrictions. Because equity is valued at its full grant date fair value for purposes of calculating Total PSP Compensation, to comply with the PSP Pay Restrictions, the aggregate value of each of the named executive officer’s equity awards for 2023, other than with respect to Mr. Kelly, was lower than would have otherwise been granted by the Committee for 2023.

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Compensation of Executive Officers

The Committee granted equity awards in the form of service-based, time-vesting RSUs and performance-based RSUs that are each settleable in shares of common stock. Total equity for the named executive officers consisted of 50 percent time-vesting RSUs and 50 percent performance-based RSUs. This allocation reflects the Committee’s desire to maintain performance-based compensation as a significant percentage of total compensation.

RSUs. The RSUs granted to the named executive officers in 2023 are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2024. Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date. In the event of an individual’s death or disability, any of the individual’s RSUs that have not yet vested will (i) in the case of time-vesting RSUs, fully vest as of the date of termination, and (ii) in the case of performance-based RSUs, remain outstanding as if the individual’s service has not terminated and will continue to vest in accordance with the schedule set forth in the notice of the grant. If an individual’s service has terminated no earlier than 12 months after the date of grant, in the event of a “qualified retirement,” any outstanding unvested RSUs will remain outstanding as if the individual’s service has not terminated and will continue to vest in accordance with the schedule set forth in the notice of the grant. An individual’s termination of service will be considered a “qualified retirement” if (a) the individual has completed at least 10 years of continuous service, (b) the individual’s age plus completed years of continuous service equal at least 65 at the time of the individual’s termination of service, and (c) the individual has not been terminated for cause.

Performance-Based RSUs. Performance-based RSUs are also settleable in shares of common stock. Performance-based RSUs granted in 2023 will vest, if at all, on February 21, 2026. As shown in the table below and the Grants of Plan-Based Awards in Fiscal 2023 table, the number of shares that will be received by each of the named executive officers, as of the vesting date, if any, will be determined based on the Company’s achievement of the average ROIC (after-tax) less Excess Cash targets set forth in the table below over a three-year period; provided that, (i) in the event the Company’s ROIC (after-tax) less Excess Cash for the three-year performance period is greater than zero and its return on invested capital relative to a specified peer group, as determined by the Committee using its reasonable efforts to assess return on invested capital on a comparable basis across the peer group (“Relative ROIC”), exceeds the median (i.e., 50th percentile) of the specified peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent; and (ii) in the event the Company’s Relative ROIC ranks highest in the peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event this peer group qualifier is used, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group.

The Committee chose ROIC (after-tax) less Excess Cash as the primary long-term performance metric to further align the Company’s incentive compensation with the Company’s focus on its effectiveness in generating returns to its Shareholders. With respect to performance-based RSUs granted in 2021 and 2022, the Committee selected an impermanent maximum payout opportunity of 300 percent to reward extraordinary results and to motivate and retain existing talent while aligning executive incentives with Shareholder interests. In 2023 with the business stabilized and recovery from the COVID-19 pandemic underway, the Committee returned to its historical and more typical approach of setting the maximum performance level at 200 percent. Consistent with the approach taken in establishing performance-based short-term incentive compensation opportunities for 2023, the quantitative performance metrics and related targets for the 2023 performance-based RSU grants were set and approved by the Committee based on the Company’s financial and operational results and expectations without any adjustments due to the effects of the December 2022 operational disruption.

Performance Period	Vesting Date	ROIC (after-tax) less Excess Cash in Performance Period(1)	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date(1)(2)
January 1, 2023 through December 31, 2025	February 21, 2026(3)	8.0% or greater	Grant Amount x 10%
		10.0%	Grant Amount x 100%
		14.0% or greater	Grant Amount x 200%

(1)

“ROIC (after-tax) less Excess Cash” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital excluding Excess Cash. “After-tax Adjusted Operating Income” means Operating income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP)) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the Securities and Exchange Commission, (c) aircraft leases (net), and (d) fuel hedge premium expense, with each such adjustment tax affected, as appropriate. For any individual year in which the After-tax Adjusted Operating Income is a loss, it will be set at zero. “Adjusted Average Invested Capital” for an individual year in the three-year performance period means an average of the five most recent quarter end balances of debt, net present value of aircraft

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leases, and equity adjusted for hedge accounting. “Excess Cash” means the average annual cash and cash equivalents and short-term investments balances in excess of $6.0 billion, which is subtracted from the Adjusted Average Invested Capital in each period’s ROIC calculation. ROIC (after-tax) less Excess Cash for the entire Performance Period will be the average of the ROIC (after-tax) less Excess Cash of the three individual years in the performance period. For purposes of the ROIC (after-tax) less Excess Cash calculation, the assumed federal tax rate is 24 percent. In addition, in the event of a change in the corporate tax rate that the Committee deems to significantly impact the Company’s ROIC (after-tax) less Excess Cash results, the Committee shall have the authority to adjust the ROIC (after-tax) less Excess Cash calculation in its sole discretion. The percentage of performance-based RSUs that will vest, if any, based on ROIC (after-tax) less Excess Cash, will be interpolated between the ROIC (after-tax) less Excess Cash targets set forth above only after the minimum performance level has been achieved.

(2)

In the event the Company’s ROIC (after-tax) less Excess Cash for the three-year performance period is greater than zero and its Relative ROIC exceeds the median (i.e., 50th percentile) of the specified peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent. In the event the Company’s Relative ROIC ranks highest in the peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event this peer group qualifier is used, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group.

(3)

Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continuous service as an Employee, Board member, or advisor from the date of grant through the vesting date. In the event of an individual’s death or disability, the individual’s performance-based RSUs will remain outstanding as if the individual’s service had not terminated. If the individual’s service has terminated no earlier than 12 months after the date of grant, in the event of a “qualified retirement,” such individual’s performance-based RSUs will remain outstanding as if the individual’s service has not terminated and will otherwise be settleable in accordance with the notice of grant and applicable terms and conditions; however, the number of shares received upon settlement will be prorated based on the individual’s number of days of service between the date of grant and the end of the Performance Period. An individual’s termination of service will be considered a “qualified retirement” if (a) the individual has completed at least 10 years of continuous service; (b) the individual’s age plus completed years of continuous service equal at least 65 at the time of the individual’s termination of service; and (c) the individual has not been terminated for cause.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. Taking into account the PSP Pay Restrictions, the Committee granted Mr. Jordan long-term equity incentive awards with a total grant date fair value of $4,105,004 for 2023, representing a thirteen percent year-over-year increase in value. Mr. Jordan’s aggregate equity award increased as a percentage of his base pay ($700,000 effective February 1, 2022) from 518 percent in 2022, to 586 percent in 2023. This increase reflects the Committee’s emphasis on equity as a percentage of the Chief Executive Officer’s total direct compensation opportunity while taking into account the PSP Pay Restrictions. Factoring in the cash incentive awards and restricted cash awards discussed below, Mr. Jordan’s total long-term incentive opportunity for 2023 remained at 800 percent of his base salary.

Executive Chairman of the Board. Taking into account the PSP Pay Restrictions, the Committee granted long-term equity incentive awards to Mr. Kelly with a total grant date fair value of $3,800,011. Mr. Kelly’s aggregate equity award increased as a percentage of his base pay ($475,000 effective February 1, 2022) from 763 percent in 2022, to 800 percent in 2023. This increase reflects the Committee’s emphasis on equity as a percentage of Mr. Kelly’s total direct compensation opportunity while taking into account the PSP Pay Restrictions. Mr. Kelly received the entirety his 2023 long-term incentive compensation in the form of equity awards and was not granted any additional cash incentive awards or restricted cash awards in 2023.

Other Named Executive Officers. Also in accordance with the Committee’s philosophy that equity should constitute a strong component of total compensation, but taking into account the PSP Restrictions, as shown in the table below, each of the other named executive officer’s equity as a percentage of their base pay also increased for 2023 compared with 2022.

	February 2022 Aggregate Equity Grant(1)	February 2023 Aggregate Equity Grant(2)

Tammy Romo	315%	368%

Andrew M. Watterson	270%	388%

Mark R. Shaw	328%	373%

(1)	Calculation is based on the named executive officers’ base pay amounts for 2022 on an annualized basis, as approved by the Committee in February 2022.

(2)	Calculation is based on the named executive officers’ base pay amounts for 2023.

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In connection with Mr. Watterson’s increased responsibilities associated with his promotion to Chief Operating Officer in October 2022, effective February 1, 2023, the Committee increased Mr. Watterson’s total long-term incentive opportunity, including cash incentive awards and restricted cash awards, from 450 percent of his base salary to 500 percent of his base salary. During 2023, Ms. Romo’s total long-term incentive opportunity remained at 450 percent of her base salary and Mr. Shaw’s total long-term incentive opportunity remained at 400 percent of his base salary.

Cash Incentive Awards and Restricted Cash Awards

During 2023, taking into account the PSP Pay Restrictions, the Committee continued to incorporate performance-based long-term cash incentive awards as an element of the named executive officers’ long-term incentive compensation, other than with respect to Mr. Kelly. The payout of these awards will be dependent upon the same metrics and targets as are discussed above with respect to the named executive officers’ performance-based RSUs; however, in accordance with SEC rules, these awards are not included within the calculation of total compensation in the Summary Compensation Table for 2023. Therefore, they are also not included in the calculation of Total PSP Compensation. The grant of these awards is, however, shown in the Grants of Plan-Based Awards table. Amounts earned pursuant to these awards, if any, will be reported in the Summary Compensation Table for the year ending December 31, 2025.

In addition, during 2023, taking into account the retention risk for critical positions during the PSP Limitation Period, the Committee continued to incorporate restricted cash awards as an additional element of the named executive officers’ long-term compensation, other than with respect to Mr. Kelly. The restricted cash awards granted to the named executive officers in 2023 are settleable in cash and are scheduled to vest with respect to one-third of the cash covered thereby annually, which vesting begins on February 21, 2024. Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date. In accordance with SEC rules, the restricted cash awards are not included within the calculation of total compensation in the Summary Compensation Table for 2023. Therefore, they are also not included in the calculation of Total PSP Compensation. Amounts earned pursuant to these awards, if any, will be reported in the Summary Compensation Table for the year in which the amounts are paid.

Objectives of Cash Incentive Awards and Restricted Cash Awards. As discussed above, the continued incorporation of performance-based long-term cash incentive awards enabled the Committee to maintain consistency with its historical emphasis on providing fair compensation opportunities in the form of long-term incentive compensation, including a significant percentage granted as performance-based opportunities, while driving performance to serve the best interests of Shareholders. The Committee believes the continued incorporation of restricted cash awards served as an additional method for bringing total direct compensation opportunities in line with market. In addition, both of these awards enabled the Committee to deliver what it believed to be fair long-term compensation opportunities in an attempt to mitigate retention risks. The Committee deemed it prudent to position the Company to retain its current leaders while continuing its work to fully recover from the COVID-19 pandemic and focus on its effectiveness in generating Shareholder returns.

Individual Long-Term Cash Incentive Award and Restricted Cash Award Determinations for the Named Executive Officers.

The potential value of long-term cash incentive and restricted cash awards, when combined with equity awards as part of long-term compensation, was designed by the Committee to achieve what the Committee believed to be a fair future total direct compensation opportunity for each of the individual named executive officers, while addressing Shareholder interests by retaining an equal mix of time-based and performance-based long-term incentive awards. Furthermore, the incorporation of these awards enabled the Committee to maintain internal equity for the named executive officers relative to each other and also relieve some of the pay compression that would have otherwise resulted with respect to the rest of the Company’s employee population.

As shown in the table below, in 2023 the named executive officers received cash incentive awards and restricted cash awards as follows:

	2023 Cash Incentive Awards	2023 Restricted Cash Awards	Total	Percentage of 2023 Base Pay

Robert E. Jordan	$747,500	$747,500	$1,495,000	214%

Tammy Romo	$220,000	$220,000	$440,000	82%

Gary C. Kelly	$0	$0	$0	0%

Andrew M. Watterson	$321,500	$321,500	$643,000	112%

Mark R. Shaw	$66,000	$66,000	$132,000	27%

Southwest Airlines 2024 Proxy Statement	43

Compensation of Executive Officers

The target value of each named executive officer’s total long-term incentive opportunity, inclusive of cash incentive and restricted cash awards, as a percentage of their 2023 base pay is provided above under “2023 Components of Base Pay – 2023 Long-Term Incentive Compensation – Equity Awards.”

Retirement and Related Benefits

401(k) and Profit Sharing.

The Committee does not specifically consider the value of its tax-qualified retirement plans when establishing other compensation elements and amounts for the named executive officers because of the broad-based nature of these benefits. Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s Company 401(k) and profit sharing plans are intended to be competitive in the market and include five-year graded vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s Company 401(k) plan provides for a dollar-for-dollar match on contributions made to the 401(k) plan by non-Pilot Employees, subject to limits specified by the Board and the Internal Revenue Code and applicable U.S. Treasury Regulations. Southwest also sponsors a Pilots’ 401(k) plan that through 2023 gave each eligible Pilot a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation, whether or not the Pilot made his or her own contributions to the plan. This non-elective Company contribution increased to 17.0 percent after February 20, 2024, per the newly ratified Southwest Pilots’ Association contract. Further, beginning January 1, 2024, the Company accrues pay credits equaling one percent of Pilots’ eligible wages, which the Company is expected to contribute to a qualified cash balance plan. The Company is expected to establish this cash balance plan in 2024. The Company is expected to seek IRS approval to credit amounts above the Code Sections 401(a)(17) and 415(c) limitations to the cash balance plan, as well. The Company is expected to begin crediting these amounts after it receives approval to do so from the IRS, which the Company anticipates will occur in 2025. The cash balance accounts are expected to earn interest credits, which are tied to the performance of a market-based benchmark, targeting a 40 percent equity and 60 percent bond mix. Employees in the following workgroups receive non-elective contributions plus a dollar-for-dollar match, which combined equals up to 9.3 percent of their eligible income: Customer Service Agents, Customer Representatives, and Source of Support Representatives represented by the International Association of Machinists and Aerospace Workers, and Material Specialists represented by the International Brotherhood of Teamsters.

Southwest’s profit sharing plan provides for a discretionary annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. With respect to the 2023 plan year, for all Employees, the Company allocated approximately 1.58 percent of each Employee’s eligible compensation as a contribution to the profit sharing plan. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. The numbers in the “All Other Compensation” column of the Summary Compensation Table reflect, in part, fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table, as well as the number of total Employees eligible to participate in the plan.

Nonqualified Deferred Compensation.

Southwest offers nonqualified deferred compensation arrangements to a select group of Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they have not been considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to a select group of Employees with Company contribution amounts that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. Individuals eligible to participate in the excess benefit plan, including the named executive officers, but who do not elect to participate, receive payment in the form of cash equal to the contribution the individual would have otherwise been entitled to receive under the profit sharing and 401(k) plans, but for the application of the limits of Section 415(c) of the Internal Revenue Code. The cash payment is made at the same time as the individual would have otherwise received a contribution to the excess benefit plan. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2023.”

The Company has also adopted the Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “SMC Deferred Compensation Plan”). Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. Under the SMC Deferred Compensation Plan, non-Employee members of the Board also may, before the beginning of each plan year, irrevocably elect to

44	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

contribute all or a portion of their annual cash retainer fees otherwise payable to them for such plan year. The SMC Deferred Compensation Plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2023.” Southwest also maintains two nonqualified deferred compensation plans that are available to Pilots only, pursuant to the terms of their collective bargaining agreement. In addition, through January 31, 2022, Mr. Kelly had an individual deferred compensation arrangement (the “Prior Letter Agreement”), which was originally established in 2004, pursuant to which the Company credited to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified 401(k) and profit sharing plans, but that exceeded the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Under the Prior Letter Agreement, Mr. Kelly’s deferred compensation bore interest at a rate of ten percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s former Chairman and Chief Executive Officer, Mr. Herbert D. Kelleher. Effective February 1, 2022, Mr. Kelly entered into his 2022 Letter Agreement, and the Prior Letter Agreement was terminated. Under the 2022 Letter Agreement, deferred compensation contributions to Mr. Kelly’s account ceased after the 2022 plan year. In addition, beginning January 1, 2023, interest on the balance of deferred compensation credited to Mr. Kelly’s account is equal to 120 percent of the Applicable Federal Long-Term Rate for January 2023, compounded annually. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2023.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. The PSP Pay Restrictions did not affect the terms of the Company’s Executive Service Recognition Plan Executive Employment Agreements for any named executive officers. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.” The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the ability of the Company to retain officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and directors and officers of the Company and their spouses and qualified dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2023, officers of the Company were entitled, at their election, to an annual deposit of 245,000 Rapid Rewards points to their Rapid Rewards account. During 2023, the Company’s officers were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan. Also, from time to time, the Company prefers officers use a car service in the interest of safety and efficiency. The Committee believes these benefits are commensurate with the benefits offered by others in the market in which the Company competes for executive talent.

The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and paid time off, which are not taken into account when establishing the named executive officers’ salary and short-term incentive elements and amounts.

Southwest Airlines 2024 Proxy Statement	45

Compensation of Executive Officers

Significant Corporate Governance and Compensation Policies and Practices

Clawback Policy.

The Committee has adopted an amended and restated clawback policy, pursuant to which in the event the Company is required to prepare an accounting restatement of any of the Company’s financial statements (i) due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee shall, unless determined to be impracticable, take reasonably prompt action to recoup all recoverable compensation from any person who receives recoverable compensation. For purposes of this policy, “recoverable compensation” shall mean all incentive-based compensation (calculated on a pre-tax basis) received after October 2, 2023, by a person: (i) after beginning service as an executive officer; (ii) who served as an Executive Officer at any time during the performance period for that incentive-based compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the applicable period, that exceeded the amount of incentive-based compensation that otherwise would have been received had the amount been determined based on the financial performing measures, as reflected in the restatement. This policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any executive officer that may be available under applicable law or otherwise (whether implemented prior to or after adoption of the policy). The Company has included its amended and restated clawback policy as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Share Ownership Guidelines.

The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested RSUs, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Limitation on Severance Payments.

The Board has adopted a limitation on severance payments within the Company’s Corporate Governance Guidelines. The Company will not enter into any agreement that provides for severance payments to an executive officer subject to §16(b) of the Securities Exchange Act (“Executive Officer”) directly related to the Executive Officer’s termination of employment, in an amount that exceeds 2.99 times the sum of (i) the Executive Officer’s base salary plus (ii) target annual bonus opportunity, without seeking Shareholder advisory or other approval of such agreement. Severance payments do not include: (1) accrued but unpaid base salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date; (2) any payment in respect of the Executive Officer’s bonus for the year of termination or other unpaid bonus or award owed by the Company to the Executive Officer under any compensation plan or agreement; (3) any payment in consideration for services provided to the Company following the termination date (e.g., consulting or advisory services); (4) any payment arising from the Executive Officer’s death or disability; or (5) settlements of claims asserted against the Company by the Executive Officer. Unless otherwise delegated to the Committee, the Board shall make all determinations regarding the application and operation of these severance guidelines in its sole discretion.

46	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
J. Veronica Biggins
Douglas H. Brooks
Christopher P. Reynolds
Ron Ricks
Jill A. Soltau

Southwest Airlines 2024 Proxy Statement	47

Compensation of Executive Officers

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert E. Jordan Chief Executive Officer & President	2023	700,000	—	4,105,004	4,096,504	—	405,791	9,307,298
	2022	676,875	195,720	3,626,960	782,880	—	51,525	5,333,960
	2021	510,709	103,481	1,954,029	405,645	—	75,472	3,049,336
Tammy Romo Executive Vice President & Chief Financial Officer	2023	536,700	—	1,975,185	2,748,910	—	368,773	5,629,568
	2022	534,737	101,292	1,691,178	405,166	—	48,730	2,781,103
	2021	516,658	104,898	1,957,521	411,199	—	76,048	3,066,324
Gary C. Kelly Executive Chairman of the Board	2023	475,000	—	3,800,011	4,337,688	—	446,279	9,058,978
	2022	509,375	132,810	3,624,972	531,240	141,026	129,780	5,069,203
	2021	643,750	201,016	3,945,578	787,984	128,205	113,223	5,819,756
Andrew M. Watterson Chief Operating Officer	2023	575,000	—	2,232,006	1,892,268	—	315,611	5,014,885
	2022	538,754	110,535	1,450,188	442,140	—	47,694	2,589,311
	2021	487,512	94,668	1,800,089	371,098	—	69,650	2,823,017
Mark R. Shaw(7) Executive Vice President & Chief Legal & Regulatory Officer and Corporate Secretary	2023	494,400	—	1,845,634	1,637,786	—	203,436	4,181,256
	2022	492,600	82,941	1,619,613	331,763	—	46,659	2,573,576

(1)

The table below shows annual base salaries effective during 2022 and 2023. Differences between the annualized numbers and the salaries reported in the table above reflect the fact that salary adjustments were not always in effect for the full year periods.

	Base Salary Effective Dates

	2022		2023

Name	February 1	October 1	March 1

Robert E. Jordan	$700,000	—	$700,000

Tammy Romo	$536,700	—	$536,700

Gary C. Kelly	$475,000	—	$475,000

Andrew M. Watterson	$536,700	$575,000	$575,000

Mark R. Shaw	$494,400	—	$494,400

(2)	In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity plan compensation earned with respect to such year, whether or not actually paid in such year.

(3)

Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2023 are included in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The ultimate value of each of the named executive officer’s performance-based RSUs granted in 2023, and the number of shares to be issued, if any, as of the vesting date will be based on (a) the Company’s achievement of Adjusted ROIC (after-tax) less Excess Cash for the performance period from January 1, 2023, through December 31, 2025 and (b) the Company’s Return on Invested Capital for the same performance period, but relative to the Company’s peers. The maximum potential value of each of the named executive officer’s performance-based RSUs is set forth in the table below; however, the value of these performance-based RSUs is completely at risk.

48	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Name	Value ($)

Robert E. Jordan	$4,105,004

Tammy Romo	$1,975,185

Gary C. Kelly	$3,800,011

Andrew M. Watterson	$2,232,006

Mark R. Shaw	$1,845,634

(4)

For 2023, amounts consist of (i) short-term incentive compensation earned based upon performance measures and targets established in the 2023 Scorecard pursuant to the Company’s STI Plan, (ii) restricted cash performance awards granted in 2022 under the Company’s STI Plan that paid in 2023, and (iii) cash payouts made in 2024 for performance-based cash incentive awards granted in 2021 under the Company’s STI Plan for the performance period of 2022-2023. For years prior to 2023, amounts disclosed consist of short-term incentive compensation earned based upon performance measures and targets established pursuant to the STI Plan. In accordance with the SEC’s rules, for each year, the amount of short-term incentive compensation disclosed reflects bonuses/non-equity plan compensation earned with respect to such year, whether or not actually paid in such year. The STI Plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis.”

Name	Short-term Incentive Compensation	Restricted Cash Performance Awards	Performance-based Cash Incentive Awards

Robert E. Jordan	805,000	1,284,000	2,007,504

Tammy Romo	416,613	259,800	2,072,497

Gary C. Kelly	546,250	612,000	3,179,438

Andrew M. Watterson	495,938	177,600	1,218,730

Mark R. Shaw	383,778	170,300	1,083,708

(5)

Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation arrangement between the Company and Mr. Kelly, which was in effect through January 31, 2022 (“Prior Letter Agreement”).

(6)

For 2023, this column includes the following types of compensation, which are discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2023”: (i) Company contributions to the Southwest Airlines Co. 401(k) Plan (“Company 401(k) Match”); (ii) Company profit sharing allocations earned with respect to 2023 and contributed to eligible Employees’ profit sharing plan accounts in 2024 (“Profit Sharing Contribution”); (iii) other than Mr. Kelly, a cash payout equal to the Company’s total profit sharing allocation rate times their eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans (each referred to as a “401(a)(17) Excess Payout”); (iv) annual vesting of 1/3 of the time-vesting Restricted Cash Awards granted in 2022; (v) with respect to Mr. Kelly, perquisites including free travel on Southwest Airlines, an annual deposit of 245,000 Rapid Rewards points to Mr. Kelly’s Rapid Rewards account, Company paid physicals for Mr. Kelly and his spouse, and the Company’s reimbursement of all out-of-pocket expenses (including premiums and deductibles) that Mr. Kelly and/or his spouse incur under and Company medical benefit plan or program in accordance with Mr. Kelly’s 2022 Letter Agreement; and (vi) a one-time payout for unused paid time off hours.

Name	Company 401(k) Match ($)	Profit Sharing Contribution ($)	401(a)(17) Excess Payout ($)	Vesting of Restricted Cash Awards ($)	Perquisites ($)	Paid Time Off Payout ($)

Robert E. Jordan	30,000	5,231	41,727	328,833	—	—

Tammy Romo	30,000	5,231	18,503	120,667	—	194,373

Gary C. Kelly	30,000	5,231	—	395,833	15,216	—

Andrew M. Watterson	30,000	5,231	17,082	160,833	—	102,465

Mark R. Shaw	30,000	5,231	13,386	59,667	—	95,152

(7)	In accordance with SEC rules, 2022 was the first year for which Mr. Shaw was required to be included in the proxy statement executive compensation tables.

Southwest Airlines 2024 Proxy Statement	49

Compensation of Executive Officers

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules of the SEC, the Company is providing the following information about the relationship of the median of the total annual compensation of all Employees of the Company and the total annual compensation of Mr. Jordan, the Company’s Chief Executive Officer for 2023 (“CEO”).

For 2023, the Company’s last completed fiscal year:

•	the total annual compensation of the Company’s median Employee was $89,699;

•	the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $9,307,298; and

•

based on this information, for 2023, the ratio of the total annual compensation of the Company’s CEO to the median Employee’s total annual compensation was reasonably estimated to be 103.8 to 1 (the “2023 Pay Ratio”).

The Company calculated 2023 compensation for the median Employee using the same methodology used to calculate the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table.

There were no material changes to the Company’s Employee population or compensation programs for 2023 that the Company believed would significantly impact the pay ratio disclosure for 2023, as compared with 2022. Therefore, as permitted by SEC rules, for purposes of determining the 2023 Pay Ratio, the Company used the same median Employee who was identified for purposes of the Company’s fiscal 2021 disclosure. The following describes the methodology used to identify the Company’s median Employee for 2021:

•

The Company determined that, as of October 10, 2021, its Employee population, for purposes of determining the median Employee under the SEC’s rules, consisted of approximately 58,313 individuals, whether employed on a full-time, part-time, or temporary basis.

•

The Company used a consistently applied compensation measure to identify its median Employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2021.

•

The Company identified its median Employee by consistently applying this compensation measure to all of its Employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median Employee. The Company annualized the compensation for its permanent Employees that were not employed for all of 2021.

50	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Pay Versus Performance Table
As required by Item 402(v) of Regulation
S-K,
the Company is providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of the last four completed fiscal years. In determining the “compensation actually paid” (“CAP”) to the Company’s named executive officers (“NEOs”), the Company is required to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for this Pay Versus Performance Table (“PVPT”) differ from those required in the SCT. The dollar amounts reported in each column (c) below represent the amount of CAP to each principal executive officer (“PEO”), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the applicable PEO during the applicable year. The dollar amounts reported in column (e) below represent the amount of average CAP to the non-PEO
named executive officers, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the non-PEO
named executive officers during the applicable year.

Fiscal Year	SCT Total for First PEO ($)	SCT Total for Second PEO ($)	CAP to First PEO ($) (1) (3)	CAP to Second PEO ($) (1) (3)	Average SCT Total for Non-PEO NEOs ($)	Average CAP to Non-PEO NEOs ($) (2) (3)	Value of $100 Investment From 12/31/19 Based On:		Net Income ($) (in millions)	Company -Selected Measure Adjusted ROIC (After- Tax) (%) (5)
							TSR ($)	Peer Group TSR ($) (4)

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	—	9,307,298	—	8,542,469	5,971,172	5,374,278	55	63	465	5.7

2022	5,069,203	5,333,960	4,168,811	4,758,729	2,747,309	2,695,718	63	48	539	7.6

2021	5,819,756	—	6,016,459	—	3,143,196	3,170,562	80	74	977	(7.3)

2020	9,235,103	—	(2,617,790)	—	4,011,450	(430,772)	87	76	(3,074)	(23.2)

(1)	Reconciliation of Equity Component of CAP—PEOs.

	2023	2022	2021	2020

FIRST PEO (Gary C. Kelly) – SCT TOTALS	$—	$5,069,203	$5,819,756	$9,235,103
(Deduct):
Fair value of equity awards granted during the year from the SCT	—	(3,624,972)	(3,945,578)	(7,125,017)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	—	2,701,479	3,631,118	2,918,765
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	—	(180,578)	(227,060)	(7,980,600)
Change in fair value of equity awards granted in prior years that vested during the year	—	203,679	738,223	333,959
Equity awards granted in prior years that were forfeited during the year	—	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—	—
Total Equity Award Related Adjustments	—	2,724,580	4,142,281	(4,727,876)
CAP TOTALS		4,168,811	6,016,459	(2,617,790)

	2023	2022	2021	2020

SECOND PEO (Robert E. Jordan) – SCT TOTALS	$9,307,298	$5,333,960	$—	$—
(Deduct):
Fair value of equity awards granted during the year from the SCT	(4,105,004)	(3,626,960)	—	—
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	3,327,323	2,702,960	—	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	10,013	273,506	—	—
Change in fair value of equity awards granted in prior years that vested during the year	2,840	75,263	—	—
Equity awards granted in prior years that were forfeited during the year	—	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—	—
Total Equity Award Related Adjustments	3,340,175	3,051,729	—	—
CAP TOTALS	8,542,469	4,758,729	—	—

The Company’s SCT does not include pension service cost or any prior service cost. In the fiscal years above for the PEOs, the Company did not have any equity awards that were granted and vested in the same year, and did not have any forfeitures of prior awards. Dividends are not paid on unvested shares.

Southwest Airlines 2024 Proxy Statement	51

Compensation of Executive Officers

To compute CAP, the Company used “Total Equity Award Related Adjustments,” as noted in the reconciliations above, in place of “Fair Value of Equity Awards granted during the year from SCT” for each applicable fiscal year.

(2)	Reconciliation of Equity Component of CAP – average for non PEOs.

	2023	2022	2021	2020

NON-PEO NEOS AVERAGE SCT TOTALS	$5,971,172	$2,747,309	$3,143,196	$4,011,450
(Deduct):
Fair value of equity awards granted during the year from the SCT	(2,463,209)	(1,638,860)	(1,982,723)	(2,794,266)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	1,996,561	1,221,346	1,824,701	1,144,672
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(133,072)	291,943	(82,099)	(2,920,636)
Change in fair value of equity awards granted in prior years that vested during the year	2,826	73,980	267,487	128,008
Equity awards granted in prior years that were forfeited during the year	—	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—	—
Total Equity Award Related Adjustments	1,866,315	1,587,269	2,010,089	(1,647,956)
AVERAGE CAP TOTALS	5,374,278	2,695,718	3,170,562	(430,772)

The Company’s SCT does not include pension service cost or any prior service cost. In the fiscal years above for the non-PEO
NEOs, the Company did not have any equity awards that were granted and vested in the same year, and did not have any forfeitures of prior awards. Dividends are not paid on unvested shares. To compute CAP, the Company used “Total Equity Award Related Adjustments,” as noted in the reconciliations above, in place of “Fair Value of Equity Awards granted during the year from SCT” for each applicable fiscal year. The NEOs included in this table are Tammy Romo for years 2020 through 2023; Michael G. Van de Ven for years 2020 through 2022; Thomas M. Nealon and Robert E. Jordan for years 2020 and 2021; Andrew M. Watterson for years 2021 through 2023; Mark R. Shaw for years 2022 and 2023; and Gary C. Kelly for 2023.

(3)
See “Compensation Discussion and Analysis – Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs” for discussion of the vesting provisions and requirements associated with the Company’s performance-based RSUs. The performance-based RSUs granted in 2019 and 2020 that were scheduled to vest in February 2022 and February 2023, respectively, lost all value and paid out at zero percent due to the Company’s performance results during the
COVID-19
pandemic. The valuation of the performance-based RSU portion of the Equity Awards for purposes of computing CAP required the following valuation assumptions:

Performance- based RSU Grant Year	Percent Vesting Assumption at December 31, 2019 (%)	Percent Vesting Assumption at December 31, 2020 (%)	Percent Vesting Assumption at December 31, 2021 (%)	Percent Vesting Assumption at December 31, 2022 (%)	Percent Vesting Assumption at December 31, 2023 (%)

2023	—	—	—	—	100

2022	—	—	—	100	150

2021	—	—	100	300	276.3

2020	—	0	0	0	—

2019	200	0	0	—	—

2018	200	151.3	—	—	—

2017	196.3	—	—	—	—

(4)	The Company is using the NYSE ARCA Airline Index for calculating its peer group Total Shareholder Return (“TSR”) to be consistent with its 2023 Annual Report on Form 10-K.

(5)
The Company-Selected Measure, ROIC
(after-tax)
less Excess Cash, is calculated in the manner set forth in “Compensation Discussion and Analysis – Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs.”

Narrative Disclosure to Pay Versus Performance Table
Relationship between CAP and cumulative TSR.
TSR is not a financial performance metric used by the Company to determine executive compensation for any of its named executive officers. However, as discussed in “Compensation Discussion and Analysis” in the Executive Summary section, the Company has granted RSUs and performance-based RSUs, the ultimate value of which will be tied to the Company’s stock price at the time of the respective vestings.

52	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

The
COVID-19
pandemic had a severely negative impact on the airline industry from 2020 to early 2022. The table below shows a comparison of annual TSRs, including cumulative TSRs, between the Company and its peer group. CAP for the Company’s NEOs generally correlated with the directional movement of TSR from 2020 through 2022. For 2023, CAP for the named executive officers began to be impacted by the vesting of long-term performance-based cash incentive opportunities granted in 2021, restricted cash performance opportunities granted in 2022, and long-term restricted cash opportunities granted in 2022, in each case causing misalignment between TSR and CAP.

Year	Company TSR (%)	Peer Group TSR (%)

2023	(12.70)	31.25

2022	(21.25)	(35.14)

2021	(8.05)	(2.63)

2020	(13.00)	(24.00)

Cumulative	(45.00)	(37.00)
Relationship between CAP and GAAP net income.
GAAP net income is not a financial performance metric directly used by the Company to determine executive compensation for any of its named executive officers. However, as discussed in “Compensation Discussion and Analysis – Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation,” for 2023, GAAP net income was a component of the EBITDA calculation for determining 50 percent of the Scorecard results, in addition to being used for determining 45 percent of the 2022 Scorecard results. Further, as discussed in “Compensation Discussion and Analysis – Determination of 2023 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs,” for 2023, Operating income (a portion of GAAP net income) is a component of the ROIC
(after-tax)
less Excess Cash calculation used to determine the percent of performance-based RSUs granted in 2023 that will vest in 2026, in addition to being used to determine the percent of performance-based RSUs granted in 2022 that will vest in 2025.
For 2021, GAAP net income was a component of the average daily core cash burn calculation for determining 30 percent of the 2021 Scorecard results. Also, for 2021, GAAP net income was a component of the EBITDA calculation used to determine the percent of performance-based RSUs granted in 2021 that vested in 2024.
Operating income (a portion of GAAP income) has also been a component of (i) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2020 that were scheduled to vest in 2023, (ii) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2019 that were scheduled to vest in 2022, (iii) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2018 that vested in 2021, and (iv) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2017 that vested in 2020. As can be observed in the PVPT, CAP for the Company’s NEOs generally correlated with the directional movement of GAAP net income from 2020 through 2022. For 2023, CAP for the named executive officers began to be impacted by the vesting of long-term performance-based cash incentive opportunities granted in 2021, restricted cash performance opportunities granted in 2022, and long-term restricted cash opportunities granted in 2022, in each case causing misalignment between GAAP net income and CAP.
Relationship between CAP and the Company Selected Measure (ROIC
(after-tax)
less Excess Cash).
As discussed in “Compensation Discussion and Analysis”, a significant portion of the Company’s compensation for its named executive officers is in the form of performance-based RSUs and/or performance-based cash incentive opportunities. As further discussed in “Compensation Discussion and Analysis”, with respect to performance-based RSUs and performance-based cash incentive opportunities granted in 2023, the number of performance-based RSUs vesting and settleable in shares of common stock, as well as the payout of performance-based cash, at the 2026 vesting date is based entirely on the Company’s achievement of ROIC
(after-tax)
less Excess Cash targets, and can range from zero to 200 percent of the applicable performance-based RSU stock award and/or performance-based cash incentive opportunity. In addition, with respect to performance-based RSUs granted in 2022, the number of performance-based RSUs vesting and settleable in shares of common stock, as well as the payout of performance-based cash, at the 2025 vesting date is based entirely on the Company’s achievement of ROIC
(after-tax)
less Excess Cash targets, and can range from zero to 300 percent of the applicable performance-based RSU stock award and/or performance-based cash incentive opportunity. For 2023, the Company achieved ROIC
(after-tax)
less Excess Cash of 5.7 percent, and the Company accordingly maintained its percent vesting assumption at December 31, 2023, at 100 percent of the 2023 performance-based RSU stock award for each named executive officer.

Southwest Airlines 2024 Proxy Statement	53

Compensation of Executive Officers

With the exception of 2021 when equity grants were made during the
COVID-19
pandemic, the Company has historically granted performance-based RSUs using a form of ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. For 2021, during the pandemic, the Company chose adjusted EBITDA as the primary long-term performance metric for performance-based RSUs and performance-based cash opportunities to further align the Company’s incentive compensation with the Company’s change in primary focus to liquidity, reflecting what the Company believed would be most important to Shareholders at the time. During 2020, the Company’s equity grants took place before the start of the COVID pandemic, and the Company used after-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares were scheduled to vest in February 2023, but lost all value and paid out at zero percent due to the Company’s performance results during the
COVID-19
pandemic. For 2019 and 2018, the Company used
after-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares vested in February 2022 and February 2021, respectively, and paid out at zero percent and 151.3 percent, respectively. For 2017, the Company used pre-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares vested in February 2020, and paid out at 196.3 percent. Prior to 2020 and the
COVID-19
pandemic, the Company has also previously used ROIC for purposes of short-term incentive compensation. This change in the performance metric during the
COVID-19
pandemic results in a minor misalignment between ROIC
(after-tax)
less Excess Cash and CAP as can be observed in the PVPT, although for most NEOs compensation decreased annually during the three year period from 2020 through 2022 while ROIC
(after-tax)
less Excess Cash increased. For 2023, CAP for the named executive officers began to be impacted by the vesting of long-term performance-based cash incentive opportunities granted in 2021, restricted cash performance opportunities granted in 2022, and long-term restricted cash opportunities granted in 2022, in each case causing misalignment between ROIC
(after-tax)
less Excess Cash and CAP.
Tabular List of Performance Measures Linking Pay for all Named Executive Officers to Company Performance
Financial

•	ROIC (after-tax) less Excess Cash – See “Compensation Discussion and Analysis” for further information;

•	EBITDA - See “Compensation Discussion and Analysis” for further information; and

•	Company Stock Price.
Non-
Financial

•	Ontime Performance - See “Compensation Discussion and Analysis” for further information;

•	Completion Factor - See “Compensation Discussion and Analysis” for further information;

•	Ontime Net Promoter Score - See “Compensation Discussion and Analysis” for further information; and

•	Company progress towards major initiatives (subjective determination by the Compensation Committee) - See “Compensation Discussion and Analysis” for further information.

54	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2023

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2023.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Jordan	—	(1)	N/A	1,400,000	2,100,000	—	—	—	—	—
	—	(2)	74,750	747,500	1,495,000	—	—	—	—	—
	2/1/2023		—	—	—	5,760	57,606	115,212	—	2,052,502
	2/1/2023		—	—	—	—	—	—	57,606	2,052,502
Tammy Romo	—	(1)	N/A	724,545	1,086,818	—	—	—	—	—
	—	(2)	22,000	220,000	440,000	—	—	—	—	—
	2/1/2023		—	—	—	2,771	27,718	55,436	—	987,592
	2/1/2023		—	—	—	—	—	—	27,718	987,592
Gary C. Kelly	—	(1)	N/A	950,000	1,425,000	—	—	—	—	—
	—	(2)	—	—	—	—	—	—	—	—
	2/1/2023		—	—	—	5,332	53,326	106,652	—	1,900,005
	2/1/2023		—	—	—	—	—	—	53,326	1,900,005
Andrew M. Watterson	—	(1)	N/A	862,500	1,293,750	—	—	—	—	—
	—	(2)	32,150	321,500	643,000	—	—	—	—	—
	2/1/2023		—	—	—	3,132	31,322	62,644	—	1,116,003
	2/1/2023		—	—	—	—	—	—	31,322	1,116,003
Mark R. Shaw	—	(1)	N/A	667,440	1,001,160	—	—	—	—	—
	—	(2)	6,600	66,000	132,000	—	—	—	—	—
	2/1/2023		—	—	—	2,590	25,900	51,800	—	922,817
	2/1/2023		—	—	—	—	—	—	25,900	922,817

(1)

This row shows cash incentive awards granted under the Company’s STI Plan with respect to the performance period from January 1, 2023 through December 31, 2023. This row shows the potential amounts to be paid based on achievement at target and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the Compensation Committee determined payout for 2023, beginning at zero percent of the target payout, was interpolated between performance targets. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(2)

This row shows performance-based cash awards granted under the STI Plan with respect to the performance period from January 1, 2023 through December 31, 2025. These performance-based cash awards are scheduled to vest, if at all, on February 21, 2026 (the “Cash Award Vesting Date”), and are settleable in cash. This row shows the potential amounts to be paid upon vesting of the performance-based cash awards for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The amount of performance-based cash awards that will vest and the amount of cash to be paid, if any, as of the Cash Award Vesting Date will be determined based on the achievement of ROIC (after-tax) less Excess Cash targets. The percentage of performance-based cash awards vesting will be interpolated between the ROIC (after-tax) less Excess Cash targets only after a minimum ROIC (after-tax) less Excess Cash level has been achieved as follows:

2023-2025 ROIC (after-tax) less Excess Cash	Cash Amount Payable

8.0% or greater	Target Value x 10%

10%	Target Value x 100%

14%	Target Value x 200%

In the event the Company’s ROIC (after-tax) less Excess Cash is greater than zero and its ROIC relative to a specified peer group exceeds the median ROIC of the specified peer group, (i) the minimum amount of cash that will become payable pursuant to this award as of the vesting date will be equal to the target value times 50 percent, and (ii) in the event the Company’s relative ROIC ranks highest in the Company’s peer group, the minimum amount of cash that will become payable pursuant to this award as of the vesting date will be equal to the target value times 100 percent. In the event the peer group qualifier applies, the amount of cash that will become payable pursuant to this award as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group (i.e., rank-based interpolation).

Southwest Airlines 2024 Proxy Statement	55

Compensation of Executive Officers

“ROIC (after-tax) less Excess Cash” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital excluding Excess Cash.

“After-tax Adjusted Operating Income” means Operating income (calculated in accordance with GAAP) as adjusted to reflect the impact to Operating Income from (1) fuel contracts (net), (2) special items, as disclosed from time to time in the Company’s earnings release and filings with the Securities and Exchange Commission, (3) aircraft leases (net), and (4) fuel hedge program expense, with each such adjustment tax affected as appropriate. For any individual year in which the After-tax Adjusted Operating Income is a loss, it will be set at zero.

“Adjusted Average Invested Capital” for an individual year in the three-year performance period means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. “Excess Cash” means the average annual cash and cash equivalents and short-term investments balances in excess of $6.0 billion, which is subtracted from the Adjusted Average Invested Capital in each period’s ROIC calculation.

ROIC (after-tax) less Excess Cash for the entire performance period will be the average of the ROIC (after-tax) less Excess Cash of the three individual years within the performance period.

For purposes of the ROIC (after-tax) less Excess Cash calculation, the assumed federal tax rate is 24 percent. In the event of a change in the corporate tax rate that the Compensation Committee of the Company’s Board (the “Committee”) deems to significantly impact the Company’s ROIC (after-tax) less Excess Cash results, the Committee shall have the authority to adjust the ROIC (after-tax) less Excess Cash calculation in its sole discretion.

(3)

The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period from January 1, 2023 to December 31, 2025 (the “Performance Period”). The performance-based RSUs are scheduled to vest, if at all, on February 21, 2026 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and, maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of ROIC (after-tax) less Excess Cash targets. The percentage of performance-based RSUs vesting will be interpolated between the ROIC (after-tax) less Excess Cash targets only after a minimum ROIC (after-tax) less Excess Cash level has been achieved follows:

2023-2025 ROIC (after-tax) less Excess Cash	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date

8% or greater	Grant Amount x 10%

10%	Grant Amount x 100%

14%	Grant Amount x 200%

In the event the Company’s ROIC (after-tax) less Excess Cash is greater than zero and its ROIC relative to a specified peer group exceeds the median ROIC of the specified peer group, (i) the minimum number of performance-based RSUs that will vest pursuant to this award and the number of shares of the Company’s common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent and (ii) in the event the Company’s relative ROIC ranks highest in the Company’s peer group, the minimum number of performance-based RSUs that will vest pursuant to this award and the number of shares of the Company’s common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event the peer group qualifier applies, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group (i.e., rank-based interpolation).

“ROIC (after-tax) less Excess Cash” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital excluding Excess Cash.

“After-tax Adjusted Operating Income” means Operating income (calculated in accordance with GAAP) as adjusted to reflect the impact to Operating Income from (1) fuel contracts (net), (2) special items, as disclosed from time to time in the Company’s earnings release and filings with the Securities and Exchange Commission, (3) aircraft leases (net), and (4) fuel hedge program expense, with each such adjustment tax affected as appropriate. For any individual year in which the After-tax Adjusted Operating Income is a loss, it will be set at zero.

“Adjusted Average Invested Capital” for an individual year in the three-year performance period means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. “Excess Cash” means the average annual cash and cash equivalents and short-term investments balances in excess of $6.0 billion, which is subtracted from the Adjusted Average Invested Capital in each period’s ROIC calculation.

ROIC (after-tax) less Excess Cash for the entire performance period will be the average of the ROIC (after-tax) less Excess Cash of the three individual years within the performance period.

For purposes of the ROIC (after-tax) less Excess Cash calculation, the assumed federal tax rate is 24 percent. In the event of a change in the corporate tax rate that the Committee deems to significantly impact the Company’s ROIC (after-tax) less Excess Cash results, the Committee shall have the authority to adjust the ROIC (after-tax) less Excess Cash calculation in its sole discretion.

(4)

The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2024. The Company does not pay dividends on unvested RSUs.

(5)

The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2023 are included in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

56	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table provides information with respect to RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2023. RSUs (including performance-based RSUs) were the only types of equity awards outstanding for the named executive officers at fiscal 2023 year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Robert E. Jordan	120,913	(4)	3,491,967	9,773	(5)	282,244

Tammy Romo	76,246	(6)	2,201,984	4,642	(7)	134,061

Gary C. Kelly	128,316	(8)	3,705,766	9,343	(9)	269,826

Andrew M. Watterson	82,966	(10)	2,396,058	4,736	(11)	136,776

Mark R. Shaw	80,456	(12)	2,323,569	4,382	(13)	126,552

(1)

The awards consist of RSUs that are settleable in shares of common stock, including RSUs acquired upon the satisfaction of performance criteria underlying an award of performance-based RSUs for the performance period from January 1, 2022 to December 31, 2023.

(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $28.88, which was the closing price per share of the Company’s common stock on December 29, 2023 on the NYSE.

(3)

The awards consist of performance-based RSUs that are settleable in shares of common stock, including (i) performance-based RSUs that were granted on February 1, 2022, with respect to the performance period from January 1, 2022 to December 31, 2024, and that are scheduled to vest on February 21, 2025; and (ii) performance-based RSUs that were granted on February 1, 2023, with respect to the performance period from January 1, 2023 to December 31, 2025, and that are scheduled to vest on February 21, 2026. In accordance with SEC rules, the number of performance-based RSUs from the 2022 grant represents the threshold number of performance-based RSUs that may vest on the February 21, 2025 vesting date and the number of performance-based RSUs from the 2023 grant represents the threshold number of performance-based RSUs that may vest on the February 21, 2026 vesting date. The potential payouts are performance-driven and therefore completely at risk. The number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2025 vesting date will be determined based on (i) the Company’s achievement ROIC (after-tax) less Excess Cash for the performance period from January 1, 2022 through December 31, 2024; and (ii) the Company’s ROIC for the same performance period, but in relation to the Company’s peers. The number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2026 vesting date will be determined based on (i) the Company’s achievement of ROIC (after-tax) less Excess Cash for the performance period from January 1, 2023 through December 31, 2025; and (ii) the Company’s ROIC for the same performance period, but in relation to the Company’s peers.

(4)	Of these RSUs, (i) 69,130 vested on February 21, 2024; (ii) 32,581 are scheduled to vest on February 21, 2025; and (iii) 19,202 are scheduled to vest on February 21, 2026.

(5)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2025 is 4,013; and the threshold number that may vest on February 21, 2026 is 5,760.

(6)	Of these RSUs. (i) 51,530 vested on February 21, 2024; (ii) 15,477 are scheduled to vest on February 21, 2025; and (iii) 9,239 are scheduled to vest on February 21, 2026.

(7)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2025 is 1,871; and the threshold number that may vest on February 21, 2026 is 2,771.

(8)	Of these RSUs, (i) 79,394 vested on February 21, 2024; (ii) 31,147 are scheduled to vest on February 21, 2025; and (iii) 17,775 are scheduled to vest on February 21, 2026.

(9)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2025 is 4,011; and the threshold number that may vest on February 21, 2026 is 5,332.

(10)	Of these RSUs, (i) 56,736 vested on February 21, 2024; (ii) 15,790 are scheduled to vest on February 21, 2025; and (iii) 10,440 are scheduled to vest on February 21, 2026.

(11)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2025 is 1,604; and the threshold number that may vest on February 21, 2026 is 3,132.

(12)	Of these RSUs, (i) 57,216 vested on February 21, 2024; (ii) 14,607 are scheduled to vest on February 21, 2025; and (iii) 8,633 are scheduled to vest on February 21, 2026.

(13)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2025 is 1,792; and the threshold number that may vest on February 21, 2026 is 2,590.

Southwest Airlines 2024 Proxy Statement	57

Compensation of Executive Officers

Option Exercises and Stock Vested During Fiscal 2023

The following table provides information with respect to stock awards vested for the named executive officers during 2023. None of the named executive officers had stock options outstanding during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Robert E. Jordan	31,550	1,065,128

Tammy Romo	24,585	829,990

Gary C. Kelly	59,756	2,017,363

Andrew M. Watterson	20,440	690,054

Mark R. Shaw	20,827	703,120

(1)

Calculated by multiplying the number of shares acquired upon the February 21, 2023 vesting of RSUs and/or performance-based RSUs by $33.76, the closing price of the Company’s common stock on February 21, 2023. The performance-based RSUs granted in 2020 that were scheduled to vest in February 2023, lost all value and paid out at zero percent due to the Company’s performance results during the COVID-19 pandemic.

Nonqualified Deferred Compensation in Fiscal 2023

As discussed above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plan for non-Pilot Employees provides for a Company match on non-Pilot Employee contributions. As discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the profit sharing plan provides for a discretionary annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. The Company also sponsors a Pilots’ 401(k) plan pursuant to which each eligible Pilot received a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation for 2023, whether or not the Pilot made his or her own contributions to the plan. This non-elective Company contribution increased to 17.0 percent after February 20, 2024, per the newly ratified Southwest Pilots’ Association contract. Further, beginning January 1, 2024, the Company accrues pay credits equaling one percent of Pilots’ eligible wages, which the Company is expected to contribute to a qualified cash balance plan. The Company is expected to establish this cash balance plan in 2024. The Company is expected to seek IRS approval to credit amounts above the Code Sections 401(a)(17) and 415(c) limitations to the cash balance plan, as well. The Company is expected to begin crediting these amounts after it receives approval to do so from the IRS, which the Company anticipates will occur in 2025. The cash balance accounts are expected to earn interest credits, which are tied to the performance of a market-based benchmark, targeting a 40 percent equity and 60 percent bond mix. Employees in the following workgroups receive non-elective contributions plus a dollar-for-dollar match, which combined equals up to 9.3 percent of their eligible income: Customer Service Agents, Customer Representatives, and Source of Support Representatives represented by the International Association of Machinists and Aerospace Workers, and Material Specialists represented by the International Brotherhood of Teamsters.

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Compensation of Executive Officers

The Company also offers a non-qualified excess benefit plan. This plan enables eligible Employees to defer Company contributions (“excess amounts”) that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. The plan only allows contributions above the Code Section 415(c) limits and prohibits other Employee contributions to the plan. Under the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 may defer payment of their excess amounts. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Before the beginning of each plan year, participants may select a rate of return to apply to the amounts to be deferred to the excess benefit plan for the upcoming plan year. In 2023, the excess benefit plan allowed participants to select a rate of return equal to returns in one or more of the following investment options:

Fund Name	Ticker	2023 Rate of Return
Vanguard Target Retirement Income Fund	VTINX	10.65%
Vanguard Target Retirement 2020 Fund	VTWNX	12.51%
Vanguard Target Retirement 2025 Fund	VTTVX	14.55%
Vanguard Target Retirement 2030 Fund	VTHRX	15.99%
Vanguard Target Retirement 2035 Fund	VTTHX	17.14%
Vanguard Target Retirement 2040 Fund	VFORX	18.34%
Vanguard Target Retirement 2045 Fund	VTIVX	19.48%
Vanguard Target Retirement 2050 Fund	VFIFX	20.17%
Vanguard Target Retirement 2055 Fund	VFFVX	20.16%
Vanguard Target Retirement 2060 Fund	VTTSX	20.18%
Vanguard Target Retirement 2065 Fund	VLXVX	20.15%
Vanguard Target Retirement 2070 Fund	VSVNX	20.24%
Vanguard Institutional Index Fund Institutional Plus Shares	VIIIX	26.26%
Payden Absolute Return Bond Fund SI Class	PYAIX	6.45%

The prior Vanguard Institutional Target Retirement Funds were merged into the Vanguard Investor Target Retirement Funds noted above. This change was effective on February 11, 2022. Amounts deferred to the excess benefit plan before 2018 received a rate of return equal to one or more of the following, in accordance with the participants’ elections:

Fund Name	Ticker	2023 Rate of Return
Vanguard 500 Index Fund Admiral Shares	VFIAX	26.24%
Fixed Income Fund Plus 2 Percent	N/A	7.20%

Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds, but participants may change investment elections during annual enrollment for new excess amounts deferred. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

The Company also offers a separate nonqualified deferred compensation plan, the SMC Deferred Compensation Plan, which is designed to provide benefits with respect to Employee contributions that cannot be contributed to the Company’s 401(k) plans due to qualified plan limits established by the IRS. Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. In 2023, the SMC Deferred Compensation Plan provided a rate of return equal to one or more of the investment options shown in the table above for the excess benefit plan.

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Compensation of Executive Officers

Participant benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the SMC Deferred Compensation Plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Through January 31, 2022, Mr. Kelly had an individual deferred compensation letter agreement (the “Prior Letter Agreement”), pursuant to which the Company made contributions to Mr. Kelly’s account to the extent such amounts could not be contributed to the Company’s tax-qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the IRS. The Prior Letter Agreement provided for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Effective February 1, 2022, Mr. Kelly entered into his 2022 Letter Agreement, and the Prior Letter Agreement was terminated. Under the 2022 Letter Agreement, deferred compensation contributions to Mr. Kelly’s account ceased after the 2022 plan year. In addition, beginning January 1, 2023, simple interest on the balance of the deferred compensation credited to Mr. Kelly’s account will be equal to 120 percent of the Applicable Federal Long-Term Rate for January 2023, compounded annually. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, beginning the calendar year following the year in which his separation from service occurs.

The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2023.

		Nonqualified Deferred Compensation for Fiscal 2023
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2023 ($)

Robert E. Jordan	Excess Benefit Plan	—	—	91,220	(1)	—	438,823	(2)

Tammy Romo	—	—	—	—		—	—

Gary C. Kelly	Prior Letter Agreement	—	—	146,194	(1)	—	3,343,289	(3)

	Excess Benefit Plan	—	—	5,465	(1)	—	81,418	(4)

	SMC Deferred Compensation Plan	—	—	740,898	(1)	—	7,819,593	(5)

Andrew M. Watterson	—	—	—	—		—	—

Mark R. Shaw	—	—	—	—		—	—

(1)

None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(2)	Of this amount, $113,111 has been required to be reported as compensation to Mr. Jordan in the Summary Compensation Table for previous years.

(3)	Of this amount, $2,366,550 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(4)	None of this amount has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(5)	Of this amount, $6,110,634 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Each of the named executive officers are, and were during 2023, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

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Compensation of Executive Officers

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)

a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)

the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s change-in-control agreement.

2007 Equity Plan

Pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel (or equivalent). Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Beginning with equity incentive plan awards granted in 2021, provided the participant’s service has terminated no earlier than 12 months after the date of the grant, in the event of termination of a participant’s service as a result of a “qualified retirement,” (a) any of the participant’s outstanding RSUs that have not yet vested will remain outstanding as if the participant’s service has not terminated and will continue to vest in accordance with the vesting schedule set forth in the notice of the grant and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant; however, the number of shares received upon settlement of the performance-based RSUs will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period. A participant’s termination of service will be considered a “qualified retirement” if (a) the participant has completed at least 10 years of continuous service, (b) the participant’s age plus completed years of continuous service equal at least 65 at the time of the participant’s termination of service, and (c) the participant has not been terminated for cause.

Southwest Airlines 2024 Proxy Statement	61

Compensation of Executive Officers

The 2007 Equity Plan does not provide for acceleration of RSUs in the event of a change-in-control. In the event of the termination of a participant’s service for any reason other than as a result of (i) death or disability, or (ii) a “qualified retirement,” the participant’s outstanding unvested RSUs would be forfeited.

STI Plan

The Company began granting restricted cash awards in 2022 under its STI Plan, and continued to grant restricted cash awards in 2023. In the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding restricted cash awards that have not yet vested will fully vest as of the date of termination. In addition, provided that the participant’s service has terminated no earlier than 12 months after the date of the award, in the event of termination of a participant’s service as a result of a “qualified retirement,” any of the participant’s outstanding cash awards that have not yet vested will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant. In the event of the termination of a participant’s service for any reason other than as a result of (i) death or disability, or (ii) a “qualified retirement,” the participant’s outstanding unvested cash awards would be forfeited. The STI Plan does not provide for acceleration of restricted cash awards in the event of a change-in-control.

The Company also granted performance-based cash awards in 2021, for the performance period from January 1, 2022 to December 31, 2023, in 2022, for the performance period from January 1, 2022 to December 31, 2024, and in 2023, for the performance period from January 1, 2023 to December 31, 2025. In the event of the termination of the participant’s service as a result of death or disability, any of these outstanding performance-based cash awards for a participant will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. In addition, provided the participant’s service has terminated no earlier than 12 months after the date of the award, in the event of termination of a participant’s service as a result of a “qualified retirement,” any of these performance-based cash awards for a participant will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant; however, the amount of cash received upon settlement of the performance-based cash awards will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period.

Incremental amounts receivable by the named executive officers pursuant to the executive change-in-control agreements or the 2007 Equity Plan or STI Plan are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change-in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)	Estimated benefits from termination as a qualified retirement ($)(3)

Robert E. Jordan	—	—	2,657,200	4,156,334	1,745,172

Tammy Romo	—	—	1,559,254	1,939,671	919,175

Gary C. Kelly	—	—	2,128,050	3,840,817	2,300,763

Andrew M. Watterson	—	—	1,680,350	2,117,838	891,758

Mark R. Shaw	—	—	1,370,888	1,535,646	721,654

(1)	Represents amounts payable pursuant to the executive change-in-control agreements and assumes the triggering event took place on December 31, 2023.

(2)

Represents amounts payable with respect to the acceleration of time-vesting RSUs under the 2007 Equity Plan and the acceleration of time-vesting restricted cash awards under the STI Plan, in each case in the event of death or disability only. Also assumes the triggering event took place on December 31, 2023, and reflects the unvested cash and the aggregate market value of unvested RSUs that would become vested under the circumstances. In the event of death or disability, performance-based RSUs and performance-based cash awards will remain outstanding and will vest if, and only if, the requisite performance criteria are eventually achieved. The aggregate market value is computed by multiplying the number of RSUs by $28.88, which was the closing price per share of the Company’s common stock on December 29, 2023, on the NYSE.

(3)

Represents amounts to become payable with respect to time-vesting RSUs under the 2007 Equity Plan in the event of a “qualified retirement” and amounts to become payable with respect to time-vesting restricted cash awards under the STI Plan in the event of a “qualified retirement.” Also assumes the triggering event took place on December 31, 2023, and reflects the unvested cash and the aggregate market value of unvested RSUs that would continue to vest in accordance with the vesting schedule set forth in the notice of the grant. The aggregate market value is computed by multiplying the number of RSUs by $28.88, which was the closing price per share of the Company’s common stock on December 29, 2023, on the NYSE. In the event of a

62	Southwest Airlines 2024 Proxy Statement

Compensation of Executive Officers

“qualified retirement,” performance-based RSUs and performance-based cash awards will vest if, and only if, the requisite performance criteria are achieved; however the amount of cash received upon settlement of the performance-based cash awards and the number of shares received upon settlement of the performance-based RSUs will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan, SMC Deferred Compensation Plan, and, with respect to Mr. Kelly, his 2022 Letter Agreement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2023.”

Southwest Airlines 2024 Proxy Statement	63

Compensation of Directors

Fiscal 2023 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)

David W. Biegler	141,295		170,017	—		311,312

J. Veronica Biggins	130,021		170,017	—		300,038

Roy Blunt	52,082		170,020	—		222,102

Douglas H. Brooks	135,521		170,017	—		305,538

Eduardo Conrado	71,534		170,017	—		241,551

William H. Cunningham	157,521		170,017	—		327,538

John G. Denison (3)	69,425		—	75,000	(4)	144,425

Thomas W. Gilligan	112,521		170,017	—		282,538

David P. Hess	150,569		170,017	—		320,586

Nancy B. Loeffler (3)	53,308		—	236,968	(5)	290,276

Elaine Mendoza	121,034		170,017	—		291,051

John T. Montford	142,521	(6)	170,017	—		312,538

Christopher P. Reynolds	156,521		170,017	—		326,538

Ron Ricks	180,521		170,017	—		350,538

Jill Soltau	139,158		170,017	—		309,175

(1)

Awards consist of shares of common stock for each of the Company’s non-Employee members of the Board. Each non-Employee member of the Board on May 17, 2023, received 5,690 shares of common stock. Mr. Blunt, who did not join the Board until July 16, 2023, received 5,095 shares of common stock on August 2, 2023. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by the closing price of the Company’s common stock on the applicable date of the grant, which was $29.88 and $33.57, on May 17, 2023, and August 2, 2023, respectively.

(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding under the Company’s Outside Director Incentive Plan at December 31, 2023, for each of the non-Employee Directors was as follows: Mr. Biegler — 5,000; Ms. Biggins — 0; Mr. Blunt — 0; Mr. Brooks — 0; Mr. Conrado — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Dr. Gilligan — 0; Mr. Hess — 0; Ms. Loeffler — 0; Ms. Mendoza — 0; Mr. Montford — 6,000; Mr. Reynolds — 0; Mr. Ricks — 0; and Ms. Soltau — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(3)	Retired from the Board in May 2023.

(4)	Amount was paid pursuant to the Southwest Airlines Co. Severance Plan for Directors. See the section titled “Southwest Airlines Co. Severance Plan for Directors” below for further information.

(5)

Consists of (i) a retirement payment of $75,000 pursuant to the Company’s Amended and Restated Severance Plan for Directors; and (ii) a payout of $161,968 under the Company’s Outside Director Incentive Plan. Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which Ms. Loeffler ceased to serve as a Director of the Company, she became entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding her last date of service multiplied by the 5,250 performance shares then held by her.

(6)	Thirty percent of this amount (representing Mr. Montford’s cash retainer fees earned with respect to 2023) was deferred pursuant to the Company’s SMC Deferred Compensation Plan.

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Compensation of Directors

Non-Employee Directors’ cash retainer fees for Board membership and standing committees are generally paid on an annual basis. Board of Director and committee fees earned by the non-Employee Directors on an annualized basis with respect to 2023 are set forth in the table below:

Board of Directors:
Retainer Fee (effective through June 30, 2023)	$85,000
Retainer Fee (effective July 1, 2023)	$90,000
Vice Chairman Retainer Fee	$35,000
Lead Director Retainer Fee	$35,000

Audit Committee:
Chair Retainer Fee	$30,000
Member Retainer Fee	$15,000

Compensation Committee:
Chair Retainer Fee	$25,000
Member Retainer Fee	$12,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$20,000
Member Retainer Fee	$10,000

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$20,000
Member Retainer Fee	$10,000

Executive Committee:
Chair Retainer Fee	$20,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$10,000

Meetings in excess of regularly scheduled Board and Committee Meetings (includes Operations Review and Special Litigation Committees)
In-person or Telephonic Attendance Fee Per Meeting	$1,500

During 2023, the Company provided free travel on Southwest Airlines on a reserved basis for Board members, their spouses, and children of Board members. In addition, for 2023, Board members were provided up to 50 free oneway flight passes, which they could give to anyone on an unrestricted basis along with up to 50 free oneway flight passes, which they could request for use by qualified charitable and 501(c)(3) organizations.

The non-Employee Directors’ current compensation program provides for the following travel privileges following a non-Employee Director’s retirement from the Board: (a) if the Director has served on the Board for at least ten years, the Director and his or her spouse are eligible for lifetime free travel on Southwest Airlines on a reserved basis; or (b) if the Director has served on the Board for less than ten years, the Director and his or her spouse are eligible for free travel on Southwest Airlines on a reserved basis for a period of time equal to the number of years served. In addition, non-Employee Directors may participate in professional development or continuing education programs, courses, seminars, and other similar events. The Company reimburses Directors for the costs associated with these programs, courses, and seminars, including reasonable travel expenses, membership fees, and registration fees.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years as of the date of retirement is entitled to a cash payment of $75,000.

Southwest Airlines 2024 Proxy Statement	65

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2023. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

AUDIT COMMITTEE

John T. Montford, Chair

Roy Blunt

Eduardo F. Conrado

William H. Cunningham

Thomas W. Gilligan

David P. Hess

Elaine Mendoza

66	Southwest Airlines 2024 Proxy Statement

PROPOSAL 2 Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

In accordance with the Dodd-Frank Act, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers – Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2023 was reasonable and appropriate for the following reasons, among many others:

•

The named executive officer compensation structure for 2023 reflects the Compensation Committee’s goal to balance the following objectives: (i) providing fair pay for performance, while maintaining a view from the perspective of the Company’s Shareholders; and (ii) retaining talent, while treating Employees consistently to the extent feasible. To link pay to performance and Shareholder interests, the Compensation Committee tied 100 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established performance metrics. In establishing 2023 performance metrics and related targets, the Compensation Committee focused on operational integrity and financial success. In the Compensation Committee’s view, the resulting short-term incentive payouts for 2023 were fairly and appropriately aligned with Shareholder interests, as discussed in more detail above in “Compensation Discussion and Analysis – Determination of 2023 Executive Compensation; Analysis of Compensation Elements.” The named executive officers’ long-term incentive awards, which were granted in February 2023, reflected the Compensation Committee’s belief that long-term incentive awards, including equity, should constitute a strong component of overall compensation in order to (i) align a significant percentage of the named executive officers’ compensation opportunities with the interests of the Company’s Shareholders; (ii) serve as a performance-based method to provide appropriate total compensation opportunities relative to market, while also serving as a retention mechanism; and (iii) provide a sufficient percentage of total pay at risk when combined with short-term incentive compensation. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and long-term incentive determinations is provided above under “Compensation Discussion and Analysis – Determination of 2023 Executive Compensation; Analysis of Compensation Elements.”

•	During 2023, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2023, none of the named executive officers, other than Mr. Kelly, was party to an employment contract with the Company.

•

The Compensation Committee has adopted an amended and restated clawback policy, pursuant to which, to the extent permitted by governing law, the Compensation Committee shall (unless determined to be impracticable) take reasonably prompt action to recoup executive officers’ erroneously awarded incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirements.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout. Further, the Board has adopted a limitation on severance payments within the Company’s Corporate Governance Guidelines.

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Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2023 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. The next required Frequency Vote is scheduled for the Company’s 2029 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

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PROPOSAL 3 Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan

The Southwest Airlines Co. 2007 Equity Incentive Plan was originally approved by the Board of Directors on March 15, 2007, and by the Company’s Shareholders on May 16, 2007. The Amended and Restated 2007 Equity Incentive Plan was then approved by the Board of Directors on March 18, 2010, and by the Company’s Shareholders on May 19, 2010. The Board of Directors approved further immaterial amendments to the Amended and Restated 2007 Equity Incentive Plan on July 17, 2013. The Amended and Restated 2007 Equity Incentive Plan was then approved by the Board of Directors on March 19, 2015, and by the Company’s Shareholders on May 13, 2015. The Board of Directors approved further amendments (as amended, the “Plan”) on April 4, 2024, subject to Shareholder approval. If approved by the Shareholders at the Annual Meeting, the Plan will become effective as of the date of such Shareholder approval. The following summary of the Plan should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, which is attached to this Proxy Statement as Appendix B.

Summary of the Plan

Types of Awards

The Plan provides for grants of stock options, restricted stock, restricted stock units, unrestricted shares of common stock, stock appreciation rights, and phantom shares (each, an “award”), the terms and conditions of which are described in more detail below.

Eligibility

Any Employee, non-Employee Director, or advisor of the Company or its affiliates is eligible to participate in the Plan; however, only Employees are eligible to receive incentive stock options. As of February 28, 2024, approximately 1,927 Employees and 13 non-Employee Directors were participating in the existing plan.

Shares Available for Issuance

The maximum number of shares of common stock that may be issued under the Plan with respect to all types of awards in the aggregate may not exceed 36.25 million (the “Plan Limit”), which is an increase of 4.75 million over the 31.5 million shares previously reserved for issuance under the Plan. No award may be granted under the Plan if the number of shares of common stock to be delivered in connection with such award exceeds the number of shares of common stock remaining available under the Plan minus the number of shares of common stock issuable in settlement of, or relating to, then-outstanding awards. To the extent all or a portion of an award under the Plan (a) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (b) in the case of restricted stock, is forfeited, the shares of common stock subject to the award will again be available for awards under the Plan, except that if any such shares of common stock could not again be available for awards to a particular participant under any applicable law or regulation, the shares will be available exclusively for awards to participants who are not subject to such limitation. In addition, (i) subject to the Plan’s prohibition of repricing of stock options and stock appreciation rights, awards granted on the condition precedent of surrender of outstanding awards will not count against the Plan limits until such time as the previous awards are surrendered and cancelled; and (ii) to the extent awards are granted under the Plan in substitution for awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any affiliate, any shares of common stock underlying such substitute awards will not be counted against the Plan limits, so long as the grant of the substitute awards would not otherwise require shareholder

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approval pursuant to the rules of any stock exchange or applicable law. Notwithstanding anything herein to the contrary, shares subject to an award under the Plan may not again be made available for issuance or delivery under the Plan if such shares are (i) tendered in payment of a Stock Option, (ii) shares the Company delivers or withholds to satisfy any tax withholding obligation for any Stock Option or Stock Appreciation Rights, (iii) shares covered by a stock-settled Stock Appreciation Right that were not issued upon the settlement of the Stock Appreciation Right, or (iv) shares the Company repurchased on the open market with proceeds from the exercise of Stock Options or Stock Appreciation Rights. In addition, the maximum number of shares of common stock with respect to which unrestricted shares of common stock, stock-settled phantom shares, and awards to non-Employee Directors may be granted during the term of the Plan may not exceed five percent of the Plan Limit. The share limits set forth in this paragraph are subject to adjustment, as discussed below under “Adjustments.” As of the date of this Proxy Statement, stock options, restricted stock units (including performance-based restricted stock units), and unrestricted shares of common stock have been granted under the existing plan. As of February 28, 2024, 9,358,269 shares remained available for issuance under the existing plan. Unless earlier terminated by action of the Board, awards may be granted through January 30, 2034.

Administration

The Plan must be administered by the Board or by a committee appointed by the Board consisting of at least two members of the Board. The Board or committee, as applicable, will be referred to as the “committee.” With respect to any award that is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the committee must consist of at least such number of Directors as is required from time to time by such rule, and each committee member must satisfy the qualification requirements of such rule. To the extent required under the rules of any stock exchange or automated quotation system on which the Company’s common stock is listed for trading or is quoted, each member of the committee must satisfy any “independence” requirements of such exchange or quotation system. The failure of any committee member to meet the qualification requirements of Rule 16b-3 will not invalidate any actions taken or awards granted by the committee. Subject to certain limitations, including any limitations set forth in the Texas Business Organizations Code, the committee may delegate some or all of its authority under the Plan to one or more members of the committee or to one or more officers of the Company.

The committee will have the power to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan does not permit the repricing of options or stock appreciation rights or the granting of discounted awards, and no awards may be granted under the Plan after January 30, 2034.

Stock Options

A stock option is a right to purchase shares of common stock at a time and price established by the committee. Stock options granted under the Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, as determined by the committee. Subject to the express terms of the Plan, the committee has the power to determine the number and kind of stock options granted, the exercise price for the stock options, the vesting schedule applicable to the stock options (including any performance goals, if applicable), the term of the stock options, and any other terms that are not inconsistent with the purposes and provisions of the Plan that the committee may deem appropriate; provided that (i) no stock option may have a term of longer than ten years (five years in the case of an incentive stock option granted to a ten percent Shareholder), and (ii) the per share exercise price of any stock option cannot be less than 100% of the fair market value of a share of common stock on the date of grant (110% of the fair market value in the case of an incentive stock option granted to a ten percent Shareholder, as calculated pursuant to the rules of the Internal Revenue Code). The closing price of a share of the Company’s common stock on February 28, 2024, was $34.47.

Unless limited by the committee, the exercise price for an option may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of common stock; (iii) through a cashless exercise; or (iv) in any other manner permitted by the committee.

In the event of the termination of a Plan participant’s service with the Company other than as a result of death or disability, any of the participant’s stock options that have not vested as of the date of termination will automatically become null and void on the date of termination. In the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding options that have not yet vested will become fully exercisable as of the date of termination. The

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vested portion of the participant’s outstanding stock options will become null and void on the date that is earliest to occur of the following: (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of the participant’s service other than for cause; (iii) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock option agreement; and (iv) the expiration of ten years from the date of grant of the participant’s stock option.

Restricted Stock, Restricted Stock Units, and Unrestricted Shares

Restricted stock is an award of shares of common stock that is granted subject to forfeiture based on terms and conditions that are established by the committee. A restricted stock unit is a right to receive in the future, in the discretion of the committee, (i) shares of common stock, (ii) cash equal to the fair market value of shares of common stock, or (iii) a combination of shares of common stock and cash. Restricted stock and restricted stock units granted under the Plan will be subject to a vesting schedule, which may include specified performance goals or other criteria that the committee determines must be satisfied in order to remove any restrictions with respect to such award; provided that (i) in no event may restricted stock or restricted stock units with a vesting schedule based on the passing of time have (or be accelerated to have) a vesting schedule of less than three years from the date of grant and no more than 33 1/3 percent of any such award may vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event may restricted stock or restricted stock units with a vesting schedule based on the achievement of a performance measure vest (or be accelerated to vest) in under one year from the date of grant. Unless otherwise determined by the committee, in the event of the termination of a Plan participant’s service with the Company other than as a result of death or disability, any of the participant’s restricted stock or restricted stock units that have not vested as of the date of termination will be forfeited. In the event of termination of a participant’s service as a result of death or disability, any of the participant’s outstanding shares of restricted stock or restricted stock units that have not yet vested will fully vest as of the date of termination. Shares of restricted stock will be registered in the participant’s name or otherwise credited to the participant as of the date of grant, but will remain held by the Company for the account of the participant (and will not be transferable) until they have vested; however, a holder of restricted stock will have the right (to the extent applicable) to vote. Dividends or other distributions for a restricted stock award will either be, as determined by the Committee, (i) accrued during any vesting period to which the award is subject and will be paid only if the award becomes vested, or (ii) forfeited automatically during any vesting period to which the award is subject and paid only for common stock that has become vested. A holder of restricted stock units will not have these rights until the units have vested and only if the units are settled in stock.

Subject to the five percent of the Plan Limit discussed above under “Shares Available for Issuance,” the committee may also grant awards of unrestricted shares of common stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

Stock Appreciation Rights

A stock appreciation right is a right to receive, in the discretion of the committee, a payment in cash or shares of common stock equal to the excess of the fair market value of a specified number of shares of common stock on the date the right is exercised over a specified exercise price. Stock appreciation rights may be granted in tandem with stock options (a “tandem stock appreciation right”) or not in tandem with stock options (a “stand-alone stock appreciation right”). The committee has the power to determine the number and kind of stock appreciation rights granted, the exercise price of the stock appreciation rights, the period during which they can be exercised, any vesting schedule applicable to such stock appreciation rights (including any applicable performance goals), and any other terms that are not inconsistent with the purposes and provisions of the Plan that the committee may deem appropriate; provided that (i) no stock appreciation right may have a term of longer than ten years, and (ii) the per share exercise price of any stock appreciation right cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Payment for stock appreciation rights may be made in shares of common stock, cash equal to the fair market value of the shares of common stock subject to the stock appreciation rights, or a combination of cash and shares.

A tandem stock appreciation right will be subject to the same terms and conditions as the related stock option and will be exercisable only at such times and to such extent as the related stock option is exercisable. Each tandem stock appreciation right entitles the holder to exercise the related stock option with respect to all or a portion of the vested shares underlying the stock option, or to exercise the stock appreciation right by surrendering to the Company all or a portion of the related stock option (to the extent vested), in which case the holder will be entitled to receive an amount equal to the excess of the fair

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market value of the shares of common stock underlying the surrendered portion of the stock option over the aggregate stock option exercise price for such shares. The exercise of a tandem stock appreciation right will cause the immediate and automatic cancellation of its related stock option with respect to the number of shares underlying the surrendered portion of the stock option. Likewise, the exercise of the related stock option will cause the immediate and automatic cancellation of the tandem stock appreciation right with respect to the number of shares underlying the surrendered portion of the stock appreciation right.

In the event of the termination of a Plan participant’s service with the Company other than as a result of death or disability, any of the participant’s stock appreciation rights that have not vested as of the date of termination will automatically become null and void on the date of termination. In the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding stock appreciation rights that have not yet vested will become fully exercisable as of the date of termination. The vested portion of the participant’s outstanding stock appreciation rights will become null and void on the date that is the earliest to occur of the following: (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of the participant’s service other than for cause; (iii) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock appreciation rights agreement; and (iv) the expiration of ten years from the date of grant of the participant’s stock appreciation rights.

Phantom Shares

A phantom share is a right granted to a participant to receive cash or shares of common stock equal to the fair market value or the appreciation in the fair market value of a share of common stock. Subject to the five percent of the Plan Limit discussed above under “Shares Available for Issuance,” the Plan empowers the committee to determine (i) the valuation date(s) on which (or over which) the value of a phantom share award will be measured and fixed; (ii) the number of phantom shares with respect to which the value is to be calculated; (iii) any vesting schedule applicable to the phantom shares, including any applicable performance goals; (iv) the effect of termination of service on a participant’s rights with respect to the phantom shares (but phantom shares may not constitute issued and outstanding shares of common stock for any corporate purposes and may not confer on the participant any voting rights or the right to receive dividends); (v) the payment date(s) applicable to the phantom shares; and (vi) any other terms the committee deems appropriate.

Performance Goals

The committee may condition the grant, vesting, and/or exercisability of any award upon the attainment of one or more performance targets related to one or more performance measures over a performance period. Awards may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the committee shall determine.

The committee must determine whether the performance target(s) and measure(s) related to such awards have been achieved and to what extent. The committee will have the discretion to reduce any award.

Adjustments

In the event of a subdivision or consolidation of shares of the Company’s common stock or the payment of a stock dividend on the common stock without receipt of consideration by the Company, (i) the number of shares of common stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of an increase in the number of outstanding shares, be proportionately increased, and the exercise price per share (if applicable) will be proportionately reduced; and (ii) the number of shares of common stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the exercise price per share (if applicable) will be proportionately increased. In the event of any such change in the outstanding common stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the committee.

In the event the Company recapitalizes or otherwise changes its capital structure, the number and class of shares of common stock covered by an outstanding award will be adjusted so that such award will thereafter cover the number and class of shares of stock and securities to which a participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the participant had been the holder of record of the number of shares of common stock then covered by such award. If the Company is not to be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new awards for awards then outstanding

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under the Plan, (i) all unvested options then outstanding will be accelerated and will become exercisable in full, and all restrictions and/or performance measures with respect to any award will be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, awards will expire.

Transfer Restrictions

The rights of a participant with respect to any award will not be transferable by the participant other than by will or the laws of descent or distribution.

Amendment and Termination

The Board in its discretion may amend or terminate the Plan at any time; provided that no change in the Plan may generally be made that would impair the rights of a participant with respect to an award theretofore granted without the consent of the Participant; and provided, further, that no amendment may be made without approval of the Shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Company’s common stock is listed for trading or quoted.

Summary of Certain Federal Income Tax Consequences

The following discussion is intended as a general summary of the federal income tax consequences associated with the grant and exercise of stock options. Section 409A of the Internal Revenue Code imposes additional taxes on deferred compensation that does not comply with the requirements of such section; however, awards granted under the Plan are intended to either be exempt from or to comply with the limitations and restrictions of section 409A of the Internal Revenue Code. This summary does not purport to be complete and does not address any applicable state or local tax law.

Non-Qualified Stock Options

In general, no taxable income is realized by a participant upon the grant of a non-qualified stock option, and no deduction is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be includable in the gross income of the participant as ordinary income. The amount includable in the gross income of the participant will also be deductible by the Company. The tax basis of shares acquired by a participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the tax basis of the shares generally will be treated as a capital gain; if the amount realized is less than such tax basis, the difference will be treated as a capital loss. Any capital gain or capital loss will be long-term or short-term, depending on whether the shares have been held for more than one year; the holding period commences upon exercise of the non-qualified stock option. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

Incentive Stock Options

In general, no taxable income is realized by a participant and no deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and at least two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon a subsequent sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares acquired upon exercise of an incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the excess of the fair market value of the shares on the date of exercise over the incentive stock option exercise price (or, if less, the excess of the amount realized on the disposition over the exercise price); any further gain, or any loss, from such disposition will be taxable as a long-term or short-term capital gain or loss,

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depending upon whether the shares have been held for more than one year. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant. The excess of the fair market value (at the time of exercise) of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax. Special rules for computing alternative minimum taxable income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the shares for purposes of computing alternative minimum taxable income on a subsequent sale of the shares.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Pursuant to the Tax Cuts and Jobs Act of 2017, the previous exception under Internal Revenue Code Section 162(m) for qualified performance-based compensation was largely eliminated, so that all compensation paid to a covered employee in excess of $1 million during any taxable year of the corporation would be nondeductible.

The ability of the Company to obtain a deduction for future payments under the Plan could also be limited by the golden parachute payment rules of section 280G of the Internal Revenue Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation (and an excise tax will be imposed on employees subject to the golden parachute rules who receive such excess parachute payments).

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Prior Issuances of Options, Restricted Stock Units, and Unrestricted Shares of Common Stock under the Plan

Stock options, restricted stock units (including performance-based restricted stock units), and unrestricted shares of the Company’s common stock are the types of awards that have been granted under the existing plan. The following table sets forth certain information regarding the number of restricted stock units, performance-based restricted stock units, unrestricted shares of the Company’s common stock, and shares of the Company’s common stock subject to options received under the existing plan since inception by (i) each of the named executive officers; (ii) all current executive officers as a group; (iii) all current Directors who are not executive officers as a group; (iv) each nominee for election as a Director; (v) each associate of any of the executive officers, Directors, and Director nominees; (vi) each other person who has received five percent or more of such options; and (vii) all Employees, including current officers who are not executive officers, as a group.

Name	Restricted Stock Units	Performance- Based Restricted Stock Units	Unrestricted Shares	Number of Shares Subject to Stock Option
Robert E. Jordan President & Chief Executive Officer and Director Nominee	822,336	316,308	—	145,000
Tammy Romo Executive Vice President & Chief Financial Officer	351,990	204,172	—	58,000
Gary C. Kelly Executive Chairman of the Board & Director Nominee	1,404,043	459,311	—	450,000	*
Andrew Watterson Executive Vice President & Chief Operating Officer	189,913	167,257	—	—
Mark Shaw Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary	171,863	145,195	—	7,600
Lisa Atherton Director Nominee	—	—	—	—
David W. Biegler Current Director and Director Nominee	3,665	—	56,101	8,000
J. Veronica Biggins Current Director and Director Nominee	—	—	52,433	—
Roy Blunt Current Director and Director Nominee	—	—	5,095	—
Douglas H. Brooks Current Director and Director Nominee	3,665	—	56,101	10,000
Eduardo F. Conrado Current Director and Director Nominee	—	—	5,690	—
William H. Cunningham Current Director and Director Nominee	3,665	—	56,101	—
Thomas W. Gilligan Current Director and Director Nominee	—	—	29,158	—
David P. Hess Current Director and Director Nominee	—	—	9,534	—

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Name	Restricted Stock Units	Performance- Based Restricted Stock Units	Unrestricted Shares	Number of Shares Subject to Stock Option
Elaine Mendoza Current Director and Director Nominee	—	—	5,690	—
John T. Montford Current Director	3,665	—	56,101	—
Christopher P. Reynolds Current Director and Director Nominee	—	—	9,534	—
Ron Ricks Current Director	476,079	13,278	26,127	170,000
Jill A. Soltau Current Director and Director Nominee	—	—	5,690	—
All current executive officers as a group	3,202,288	1,499,689	—	697,450
All current Directors who are not executive officers as a group	490,739	13,278	373,355	188,000
Each associate of the above individuals	—	—	—	—
All Employees, including all current officers who are not executive officers or Directors as a group	8,593,294	4,429,300	—	2,863,650

*	Represents more than five percent of the options granted under the existing plan.

Grants of awards under the Plan are subject to the discretion of the Compensation Committee. The benefits or amounts that will be received by or allocated to individuals in the future under the Plan are not determinable at this time.

Purposes of the Amendments

The material differences between the Plan and the Amended and Restated 2007 Equity Incentive Plan approved by Shareholders in 2015 (the “existing plan”) are summarized below. Appendix B reflects certain other amendments to the existing plan, none of which require the approval of the Company’s Shareholders. Shareholders should, however, carefully review Appendix B in its entirety.

•	Duration of the Plan. Awards may be granted under the Plan through January 30, 2034, while the existing plan would permit awards to be granted through March 18, 2025.

•

Shares Reserved for Issuance under the Plan. The Plan provides for a maximum of 36.25 million shares to be issued pursuant to awards under the Plan, while the existing plan limit is 31.5 million shares. A new provision was added to the existing plan to provide that shares subject to an award under the Plan may not again be made available for issuance or delivery under the Plan if such shares are (i) tendered in payment of a stock option, (ii) shares the Company delivers or withholds to satisfy any tax withholding obligation for any stock option or stock appreciation rights, (iii) shares covered by a stock-settled stock appreciation right that were not issued upon the settlement of the stock appreciation right, or (iv) shares the Company repurchased on the open market with proceeds from the exercise of stock options or stock appreciation rights.

•

Internal Revenue Code Section 162(m) Exception. Pursuant to the Tax Cuts and Jobs Act of 2017, the previous exception under Internal Revenue Code Section 162(m) for qualified performance-based compensation was largely eliminated, so that all compensation paid to a covered employee in excess of $1 million would be nondeductible. The references to Internal Revenue Code Section 162(m) in the existing plan, including the associated performance measures intended to satisfy the Section 162(m) exception, have been removed in the Plan.

•

Restricted Stock Award and Phantom Share Dividends or Distributions. A new provision was added to the existing plan to provide that dividends or other distributions for a restricted stock award will either be, as determined by the

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Proposal 3

Compensation Committee, (i) accrued during any vesting period to which the award is subject and will be paid only if the award becomes vested, or (ii) forfeited automatically during any vesting period to which the award is subject and paid only for common stock that has become vested. Further, a new provision was added to the existing plan to clarify that phantom shares may not constitute issued and outstanding shares of common stock for any corporate purposes and may not confer on the participant any voting rights or the right to receive dividends.

The Board of Directors believes these amendments are advisable and in the best interests of the Company and its Shareholders, as the increase in shares reserved for issuance under the Plan further enables the Compensation Committee’s use of equity to (i) directly align a portion of senior management’s compensation with the interests of Shareholders and (ii) improve the competitiveness and retention value of the Company’s compensation program through performance-based compensation.

If the Plan as proposed is not approved by Shareholders no awards will be granted to any persons with respect to the additional Plan shares submitted for approval, and the requested shares will not be added to the Plan. If not approved, eligible persons will continue to be eligible to receive awards with respect to the Plan in effect prior to its amendment and restatement. Because the proposed amendment will increase the number of shares of common stock that may be issued to non-Employee Directors and executive officers of the Company, each of the non-Employee Directors and executive officers of the Company has an interest in, and may benefit from, the approval of the Plan.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2023, regarding compensation plans under which equity securities of the Company are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)

Equity Compensation Plans Approved by Security Holders	3,962,911	(1)	$—	(2)	29,725,197	(3)

Equity Compensation Plans not Approved by Security Holders	—		—		—

Total	3,962,911		$—	(2)	29,725,197

(1)	Restricted share units settleable in shares of the Company’s common stock.

(2)	Restricted share units discussed in footnote (1) above do not have a weighted-average exercise price because the restricted share units do not have an exercise price upon vesting.

Southwest Airlines 2024 Proxy Statement	77

Proposal 3

(3)

Of these shares, (i) 16,454,511 shares remained available for issuance under the Company’s tax-qualified employee stock purchase plan; and (ii) 13,270,686 shares remained available for issuance under the Company’s 2007 Equity Incentive Plan in connection with the exercise of stock options and stock appreciation rights, the settlement of awards of restricted stock, restricted stock units, and phantom shares, and the grant of unrestricted shares of common stock; however, no more than 956,310 shares remain available for grant in connection with awards of unrestricted shares of common stock, stock-settled phantom shares, and awards to non-Employee members of the Board. These shares are in addition to the shares reserved for issuance pursuant to outstanding awards included in column (a).

The Company has previously awarded stock options under plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and plans covering other Employees and members of the Board of Directors. None of the collective bargaining plans were required to be approved by Shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair value of the Company’s common stock on the date of grant. Neither executive officers nor members of the Company’s Board of Directors are eligible to participate in any of the collective bargaining plans. Each of the above plans provides that the number of shares with respect to which options may be granted, the number of shares of common stock subject to an outstanding option, and the number of restricted share units granted shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on common stock, and the purchase price per share of outstanding options shall be proportionately revised.

78	Southwest Airlines 2024 Proxy Statement

PROPOSAL 4 Ratification of the Selection of Independent Auditors

The firm of Ernst & Young LLP, independent auditors, has been selected by the Audit Committee to serve as the Company’s independent auditors for the fiscal year ending December 31, 2024. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee believes this change would be in the best interests of the Company and its Shareholders.

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

Audit and Non-Audit Fees

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2023 and 2022:

Year	Audit Fees(1)	Audit-Related Fees	Tax Fees	All Other Fees(4)	Total Fees

2023	$2,477,550	$—	$ 280,885(2)	$ 6,688	$2,765,123

2022	$2,497,000(5)	$—	$ 168,850(3)	$ 6,242	$2,672,092

(1)

Includes fees for the annual audit of the Company’s financial statements and internal controls over financial reporting, quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and the annual passenger facility charge audit.

(2)

Includes services for tax compliance, tax advice, and tax planning. Services included a review of the 2022 federal income tax return, state tax consulting, and a CARES ACT Employee Retention Credit study.

(3)

Includes services for tax compliance, tax advice, and tax planning. Services included a review of the 2021 federal income tax return, a feasibility study for an employee benefit cost containment program, and assistance with the evaluation of deductible portions of premiums paid on early extinguishment of convertible debt securities.

(4)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

(5)

The 2022 Audit Fees previously disclosed in the Company’s Proxy Statement for its 2023 Annual Meeting of Shareholders have been adjusted upwards by $97,000 to reflect Ernst & Young’s final billings related to the 2022 annual audit.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2023 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

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PROPOSAL 5 Shareholder Proposal—Improve Clawback Policy for Unearned Executive Pay

The Company has been notified by Mr. Kenneth Steiner that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

The Company is not responsible for the content of this Shareholder proposal, including the supporting statement and the checkmark graphic.

Proposal 5 – Improve Clawback Policy for Unearned Executive Pay

Shareholders ask the Board of Directors to amend the Company Policy on recoupment of incentive pay to apply to the each Named Executive Officer and to state that conduct or negligence—not merely misconduct—shall trigger mandatory application of that policy. Also the Board shall report to shareholders in each annual meeting proxy the results of any deliberations regarding the policy, including the Board’s reasons for not applying the policy after specific deliberations conclude, about whether or not to cancel or seek recoupment of unearned compensation paid, granted or awarded to NEOs under this policy. There shall at least be the full web address of the complete Clawback Policy in each annual meeting proxy.

These amendments should operate prospectively, be in plain English and be implemented so as not to violate any contract, compensation plan, law or regulation. This includes that at the time of the amendment that no section of such revised policy be adopted that would act against this proposal and make it more difficult to clawback unearned NEO pay and that no section of such revised policy shall further restrict the current policy.

The Southwest Airlines Clawback Policy, described by only 60 words in the 2023 Southwest Airlines annual meeting proxy, seems to be completely discretional so that the Board can decide to give an executive a free ride. Plus there is no web address in the proxy for the complete Clawback Policy. And the Clawback Policy seems to mostly restrict the Board to situations that involve executive misconduct.

Because the Southwest Airlines Clawback clawback policy merely gives the Board the option of clawback and does not require disclosure to shareholders of its being put to use in actual cases, the current policy is too narrow, too vague, and may not address situations where an executive negligently fails to exercise oversight responsibilities that result in significant financial or reputational damage to Southwest Airlines. It should.

A 2022 rule from the Securities and Exchange Commission requires a clawback of erroneously awarded incentive pay—even with no misconduct - if a company restates its financial statements owing to material errors.

Wells Fargo offers a prime example of why Southwest Airlines needs a stronger policy. After 2016 Congressional hearings, Wells Fargo agreed to pay $185 million to resolve claims of fraudulent sales practices. Wells Fargo’s board then moved to claw back $136 million from 2 top executives. Wells Fargo unfortunately concluded that the CEO had only turned a blind eye to the practice of opening fraudulent accounts.

Please vote yes:

Improve Clawback Policy for Unearned Executive Pay - Proposal 5

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Proposal 5

Board of Directors Statement in Opposition to Proposal 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•   The Company has already adopted a new clawback policy, which complies with the recently issued SEC and NYSE rules, and this new policy is publicly disclosed.

•   The Board believes the scope of the Shareholder’s proposal is inappropriate and impractical and that adopting the proposal’s suggested clawback provisions is against the Company’s best interests.

•   The Company is committed to upholding the highest levels of ethics and integrity and, to that end, has implemented a variety of policies to hold executive officers accountable for conduct that results in financial or reputational harm.

The Company has already adopted a new clawback policy, which complies with the recently issued SEC and NYSE rules, and this new policy is publicly disclosed.

As discussed under “Significant Corporate Governance and Compensation Policies and Practices—Clawback Policy,” the Board adopted an Amended and Restated Clawback Policy in November 2023 (the “Clawback Policy”) pursuant to recent SEC rules and NYSE listing standards. This Clawback Policy (which replaced the Company’s previous policy referenced in the proponent’s proposal) requires the clawback of an executive officer’s erroneously awarded incentive compensation in the event of an accounting restatement because of material noncompliance with financial reporting requirements—regardless of the executive officer’s personal culpability.

The proposal requests that the Company publicly disclose its clawback policy and any discussions related to the Company’s application of such policy. In accordance with SEC and NYSE requirements, the Company already publicly discloses the Clawback Policy as an exhibit to its Annual Report on Form 10-K and discloses how the Clawback Policy has been applied during the applicable fiscal year, if at all. See “Significant Corporate Governance and Compensation Policies and Practices—Clawback Policy.”

The Board believes the scope of the Shareholder’s proposal is inappropriate and impractical and that adopting the proposal’s suggested clawback provisions is against the Company’s best interests.

The Company’s Clawback Policy, as noted above, is triggered whenever the Company’s financial statements are restated. The Board believes this clearly defined and objective trigger provides certainty to the Company’s executive officers and appropriately focuses them on the importance of accurate financial statements. In contrast, the proposal does not require a financial restatement to trigger the potential recoupment of incentive compensation but, instead, applies where there has been “conduct or negligence.” These terms are ambiguous and are undefined in the proposal. By applying a clawback policy to any conduct, and using the potentially subjective determination of negligence, the proposal could discourage officers from exercising the business judgment necessary to evaluate complex business decisions and deliver Shareholder value. Such a result could cause a chilling effect on executive decision making. Confusion in the application of the policy could also harm the Company’s ability to attract and retain quality officers, who may be reluctant to have their legitimate business decisions scrutinized retroactively.

The Board believes that the Company’s Clawback Policy provides executive officers with an increased incentive to produce high-quality financial reporting and reduces the likelihood of any deliberate misreporting. The proposal’s formulation, however, would nullify the intent of the Clawback Policy.

The Company is committed to upholding the highest levels of ethics and integrity and, to that end, has implemented various policies to hold executive officers accountable for conduct that results in financial or reputational harm.

The Company strives to maintain a culture of accountability, in which ethical conduct is encouraged and rewarded and improper conduct is taken seriously and addressed. Recoupment of compensation under the Company’s Clawback Policy is one tool available to manage and address executive behavior. However, the Company employs numerous other policies to help manage risk and define expectations for ethical decision-making, accountability, and responsibility. For example, the Company’s Code of Ethics requires Employees and Board members to, among other things, act with honesty, integrity, and personal responsibility; protect the Company’s assets; maintain confidentiality; avoid conflicts of interests; obey and respect all applicable laws; and not put personal gain ahead of the Company’s interests. The Company and the Board have flexibility and discretion under the Code of Ethics and other Company policies to address conduct that results in financial or reputational harm through a variety of means, including termination, disciplinary action, changes in job responsibility, training, or alterations to compensation in future years.

Southwest Airlines 2024 Proxy Statement	81

Proposal 5

The Board believes the Company’s Clawback Policy, in conjunction with the Company’s other policies, adequately address issues of proper business conduct and provide appropriate consequences for conduct that results in financial or reputational harm to the Company.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

82	Southwest Airlines 2024 Proxy Statement

PROPOSAL 6 Shareholder Proposal—Improve the Right to Remove Unqualified Directors

The Company has been notified by Mr. John Chevedden that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

The Company is not responsible for the content of this Shareholder proposal, including the supporting statement and the checkmark graphic.

Proposal 6 – Improve the Right to Remove Unqualified Directors

Shareholders ask our Board of Directors to take the steps necessary to permit removal of directors by a majority vote of shareholders with or without cause.

This proposal topic won more than 53% shareholder support at the 2023 Southwest Airlines annual meeting. This 53% support followed 47% support at the both the 2021 and 2022 Southwest Airlines annual meeting in spite of formidable management resistance. The Southwest Board went ballistic and published a statement of resistance that had 6-times as many words as the 2021 proposal itself.

Plus there is no evidence that Southwest Airlines management subsequently talked to the large shareholders who voted in favor of the 2021, 2022 and 2023 proposals to determine the action they expected the Southwest Airlines Board to take.

The 2021 Board resistance to this proposal topic stuck up for a practice that could allow 350 days to elapse between the time a director was arrested to the date the director could be removed.

While the Board insisted that it should remain difficult to remove Southwest directors, there were signs that Southwest directors should take their jobs more seriously. These 3 Southwest directors each received more 29 million against votes in 2022:

David Biegler, chair of the executive pay committee

Veronica Biggins, chair of the nominating committee

William Cunningham, age 79

These 4 Southwest directors each received between 40 million and 80 million against votes in 2023:

David Biegler, age 77, chair of the executive pay committee

Veronica Biggins, age 77, 80 million against votes, chair of the nominating committee

William Cunningham, age 80

John Montford, age 80, chair of the audit committee

This is the first opportunity for a shareholder proposal to be filed following the December 2022 Southwest Airlines scheduling crisis. This Southwest Airlines scheduling crisis suggests that the Board does not exercise proper oversight. Southwest Airlines extensively canceled flights including more than 60% of its flights on two days. Previously in June and October 2021 Southwest suffered flight mass cancellations—a dismissed heads-up event.

Southwest Airlines 2024 Proxy Statement	83

Proposal 6

By December 27, 2022 it became more clear that weather was not the sole cause of the mass cancellations; rather, the airline’s operational systems were struggling to recover from the disruptions. Antiquated computer infrastructure and software systems used for managing and crewing flights contributed heavily to the quantity of flight cancellations.

The antiquated computer infrastructure was combined with the number of full-time tech workers at Southwest declining by 27% from 2018 to 2021. The airline’s hesitance to adopt new technology had almost become a running joke around the company.

By January 6, 2023 Southwest stock had lost 8% of its value from immediately before the crisis. Southwest expected losses for the 4th quarter of 2022 of $725 million to $825 million.

Please vote yes:

Improve the Right to Remove Unqualified Directors - Proposal 6

Board of Directors Statement in Opposition to Proposal 6

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reason:

• The Board believes the proposal is unnecessary because the Company’s governing documents already provide Shareholders with the right to remove directors with or without cause.

Shareholders already have the right to remove any director with or without cause. On February 2, 2024, in response to Shareholder feedback and the shareholder vote in 2023, the Board amended the Company’s bylaws to remove the requirement that directors could only be removed “for cause.” Shareholders may now remove a director with or without cause at each Annual Meeting of the Shareholders or between annual meetings at a duly called special meeting for that purpose. Accordingly, the Shareholder proposal is unnecessary.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

84	Southwest Airlines 2024 Proxy Statement

Other Matters

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of the Company for use at the Annual Meeting to be held on May 15, 2024, at approximately 10:00 am Central Daylight Time at www.virtualshareholdermeeting.com/LUV2024, or at any such other time and place to which the meeting may be adjourned or postponed. References in the proxy materials to the “Annual Meeting” also refer to any adjournments, postponement, or changes in location of the Annual Meeting, to the extent applicable.

About the Annual Meeting

Admission. To participate in the meeting, visit www.virtualshareholdermeeting.com/LUV2024 and enter your 16-digit control number included in your proxy materials. Online login will begin at 9:45 a.m., Central Daylight Time. Please allow time for online login procedures.

Questions. Once logged in to the virtual meeting website, Shareholders may submit questions for the Annual Meeting through that site. Questions will be addressed as time permits and may be grouped, summarized, and answered together if related. If a question posed is not addressed during the Annual Meeting, or if a Shareholder has a question or remark not related to an agenda item, such matters may be raised after the Annual Meeting by contacting our Investor Relations Department at (214) 792-4415. Additional rules and procedures relating to the submission of questions and how questions will be addressed can be found in the Rules of Conduct for the Annual Meeting, which will be posted and available for review upon login to the virtual meeting website.

Technical Support. If you encounter any difficulties accessing the virtual Annual Meeting during login or during the meeting, please contact the phone number found on the login page at www.virtualshareholdermeeting.com/LUV2024.

Internet Availability of Proxy Materials

The Company has chosen to take advantage of the “Notice and Access” rules adopted by the SEC, which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide internet access to the proxy materials and annual report to their stockholders. In lieu of paper copies of the Proxy Statement and other materials, many Shareholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and Annual Report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of the proxy materials and Annual Report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report, and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

Please do not return the Notice of Internet Availability. The Notice of Internet Availability is not a valid proxy.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder will be entitled to one vote for each share with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

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Other Matters

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote (i) through the Internet before the Annual Meeting at www.proxyvote.com or during the Annual Meeting at www.virtualshareholdermeeting.com/LUV2024; (ii) by telephone from the United States, using the number on the proxy card; or (iii) by completing and returning the proxy card. To help us keep our costs low and sustainably manage resources, please vote through the Internet, if possible. Shares represented by proxy will be voted during the meeting and may be revoked at any time prior to the time at which voting closes during the meeting by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting online at the virtual meeting. Please note that attending the meeting without casting a vote will not revoke any previously submitted proxy. If you properly complete and sign your proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker through the Internet or by telephone as described in the applicable instructions your broker has provided with these proxy materials. You may also vote by completing the voting instruction card the broker provides to you. To help us keep our costs low and sustainably manage resources, please vote through the Internet, if possible. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the NYSE, your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 4 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting at www.virtualshareholdermeeting.com/LUV2024 by entering the 16-digit control number provided by your broker (or bank or other nominee) and vote your shares online during the meeting.

In accordance with the Texas Business Organizations Code, a list of our Shareholders of record will be available and may be inspected for a period of at least 10 days prior to the Annual Meeting. If you want to inspect the Shareholder list, call our Investor Relations Department at (214) 792-4415 to schedule an appointment or request access.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, online or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders at the close of business on March 19, 2024, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 598,255,392 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 4 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, 3, 5, or 6, which will be referred to as a “broker non-vote” on those proposals.

Submission of Shareholder Proposals and Director Nominations

To permit the Company and its Shareholders to deal with Shareholder proposals and Shareholder director nominations in an informed and orderly manner, SEC rules and the Company’s bylaws establish advance notice procedures with regard to:

•	Shareholder proposals to be included in the Company’s proxy statements;

•	Shareholder nominations of directors to be included in the Company’s proxy statements (also known as proxy access);

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Other Matters

•	Shareholder nominations of directors and other proposals to be presented at an annual meeting of shareholders but not included in the Company’s proxy statements; and

•	Shareholder proxy solicitations for Shareholder director nominees (also known as universal proxy).

A copy of the applicable bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at: Southwest Airlines Co., Attn: Corporate Secretary, Legal Department, HDK-4GC P.O. BOX 36611, Dallas, Texas 75235.

Shareholder Proposals for Inclusion in 2025 Proxy Statement. Any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2025 Annual Meeting of Shareholders must comply with and follow the procedures required by SEC Rule 14a-8 and must forward that proposal to: Southwest Airlines Co., Attn: Corporate Secretary, Legal Department, HDK-4GC, P.O. Box 36611, Dallas, Texas 75235, so that the Corporate Secretary receives it no later than December 6, 2024.

Shareholder Director Nominations for Inclusion in 2025 Proxy Statement. Under the Company’s bylaws, written notice of Shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article II, Section 13 of the Company’s bylaws must be delivered to the Corporate Secretary of the Company no later than 120 and no earlier than 150 days prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of Shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the prior year’s annual meeting of Shareholders and ends 60 days after such anniversary date, the written notice shall be given by the later of the close of business on the date that is 180 days prior to the date of such annual meeting or the tenth day following the date the annual meeting date is first publicly announced or disclosed. Accordingly, based on a 2025 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, any eligible Shareholder who wishes to have a nomination considered at the 2025 Annual Meeting and included in the Company’s Proxy Statement must deliver a written notice (containing the information specified in the Company’s bylaws regarding the Shareholder and the proposed nominee) to the Corporate Secretary of the Company between November 6, 2024, and December 6, 2024.

Shareholder Proposals and Director Nominations for Presentation at the 2025 Annual Meeting But Not for Inclusion in 2025 Proxy Statement. The Company’s bylaws provide that, in order for a proposal or director nomination that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2025 Annual Meeting of Shareholders, the proposal or director nomination must be received by the Corporate Secretary of the Company at the principal office of the Company no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be properly brought, notice by the Shareholder must be received (a) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company; and (b) no earlier than the close of business on the 120th day prior to such annual meeting. Any Shareholder proposal or nomination must contain the information specified in the Company’s bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Based on a 2025 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, if the Company does not receive notice of a proposal between February 14, 2025, and March 16, 2025, it will be considered “untimely,” and the proxy committee may properly use its discretionary authority to vote for or against the proposal.

Shareholder Proxy Solicitation for Shareholder Director Nominees. Any Shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of its bylaws. Thus, if a Shareholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Company’s bylaws for the Company’s 2025 Annual Meeting of Shareholders, then such Shareholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the Corporate Secretary of the Company at the principal office of the Company between February 14, 2025, and March 16, 2025; provided, however, that if (a) next year’s annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, notice by the Shareholder must be received (i) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the

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Other Matters

date of the annual meeting is first made by the Company, and (ii) no earlier than the close of business on the 120th day prior to such annual meeting; or (b) next year’s annual meeting is called for a date that is more than more than 30 days but less than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, the notice by the Shareholder must be received no later than the close of business on the later of the 60th day prior to the date of the 2025 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Conduct of Meeting and Discretionary Authority

The Chair of the Board has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for the meeting. These rules will be available at www.virtualshareholdermeeting.com/LUV2024 on the day of the meeting. The Chair of the Board may exercise broad discretion in determining the extent of discussion on each item of business. Further, in the event a quorum is not present at the meeting, the Chair of the Board may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting, but sufficient votes to approve any of the items proposed by the Board have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting online or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at Southwest Airlines Co., Attn: Corporate Secretary, P.O. Box 36611, Dallas, Texas 75235 or (214) 792-4000 if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. The Company’s regular Employees will not be additionally compensated.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Executive Chairman of the Board

April 5, 2024

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Other Matters

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 13, 2024.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s focus areas, initiatives, plans, expectations and goals, including with respect to 2024; (ii) the Company’s financial outlook, goals, plans, expectations, and projected results of operations, including factors and assumptions underlying the Company’s expectations and projections; (iii) the Company’s plans and expectations with respect to the Customer Experience, including with respect to new aircraft seats and aircraft interior; (iv) the Company’s plans and expectations with respect to modernization of its operation and Customer Experience, including with respect to the aircraft turn and the Southwest app; (v) the Company’s plans and expectations with respect to the use of machine-learning and AI technologies; (vi) the Company’s environmental and sustainability goals; (vii) the Company’s network and capacity plans and expectations, including factors and assumptions underlying the Company’s expectations; (viii) the Company’s headcount and hiring plans and expectations; and (ix) the Company’s fleet plans and expectations, including factors and assumptions underlying the Company’s plans and expectations. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors, consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company’s business plans and results of operations; (iv) the Company’s dependence on Boeing and Boeing suppliers with respect to the Company’s aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (v) the Company’s dependence on other third parties, in particular with respect to its environmental sustainability efforts, technology plans, fuel supply, maintenance, Global Distribution Systems, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (vi) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations, including with respect to carbon emissions, SAF, SAF tax credits, environmental compliance requirements, and other sustainability matters; (vii) the impact of labor matters on the Company’s business decisions, plans, strategies, and results; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures, including its ability to implement and maintain the necessary processes to support the utilization of SAF; (ix) legal and practical challenges associated with AI including with respect to the Company’s ability to effectively use and commercialize generated content; (x) the consequences of competition with other existing and new sources of aviation fuel, whether or not sustainable; (xi) the ability to obtain and protect intellectual property rights relating to the development and commercialization of technology, including with respect to converting corn stover to renewable ethanol and converting ethanol to SAF; and (xii) other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

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APPENDIX A

Southwest Airlines Co. Audit and Non-Audit Services Preapproval Policy

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s (the “PCAOB”) rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions, and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

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Appendix A

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s and the PCAOB’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company, such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance, and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or the Company’s Controller to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove Tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee may grant general preapproval to those permissible non-audit services classified as All Other Services that it believes would not impair the independence of the auditor, are routine and recurring services, and are consistent with the SEC’s rules and the PCAOB’s on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. Where the Audit Committee has approved an estimated fee for a service, the preapproval applies to all services described in the approval. However, in the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. The Audit Committee expects that any requests to pay invoices in excess of the estimated amounts will include an explanation as to the reason for the overage.

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Appendix A

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer or the Company’s Controller and must include a detailed description of the services to be rendered. The Chief Financial Officer or the Company’s Controller will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or the Company’s Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

a.	Bookkeeping or other services related to the accounting records or financial statements of the Company

a.	Financial information systems design and implementation

a.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

a.	Actuarial services

a.	Internal audit outsourcing services

a.	Management functions

a.	Human resources

a.	Broker-dealer, investment adviser or investment banking services

a.	Legal services

a.	Expert services unrelated to the audit

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APPENDIX B

Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan

I. Purpose

The purpose of the SOUTHWEST AIRLINES CO. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN is to benefit and advance the interests of the Company and its shareholders by (i) attracting and retaining highly-qualified key Employees, Directors, and Advisors for the Company and its Affiliates; (ii) providing additional incentives to such individuals to contribute to the long-term success of the Company; and (iii) further aligning the interests of such individuals with those of the Company’s shareholders.

This plan amends and restates the Southwest Airlines Co. 2007 Equity Incentive Plan, which first became effective on May 16, 2007. To the extent permitted by applicable laws, rules, or regulations, including the rules of any stock exchange or automated quotation system upon which the Company’s Common Stock is listed or quoted, the Committee shall have the power, in its sole discretion, to apply any or all of the amendments effected hereby to outstanding Awards previously granted hereunder.

II. Definitions

The following definitions shall be applicable throughout the Plan, unless specifically modified by any provision of the Plan:

(a) “Advisor” means any natural person performing advisory or consulting services for the Company or any Subsidiary, with or without compensation, to whom the Company chooses to grant an Award under the Plan; provided that (i) bona fide services must be rendered by such person; and (ii) such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c) “Agreement” means an agreement, certificate, or other documentation (in each case, whether in written, electronic, or other format) governing the grant of an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(d) “Award” means any grant of Options, Restricted Stock Awards, Restricted Stock Units, unrestricted shares of Common Stock, Stock Appreciation Rights, Phantom Shares, or any combination of any of the above granted under the Plan, whether or not granted as a Performance Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any rules and regulations promulgated thereunder.

(g) “Committee” means the committee(s) appointed by the Board to administer the Plan, in accordance with Section IV(a) of the Plan.

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Appendix B

(h) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section XIII of the Plan.

(i) “Company” means Southwest Airlines Co., a Texas corporation.

(j) “Director” means an individual who is a member of the Board.

(k) “Disability” means the inability of a Participant to continue to perform services for the Company because of the sickness or injury of the Participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel (or equivalent). Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a Participant’s termination of Service as a result of Disability.

(l) “Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” of a share of Common Stock on a given date means, unless otherwise determined by the Committee, the closing price of a share of Common Stock as reported by the primary national securities exchange on which such stock is listed. If no sale shall have been made on that day, unless otherwise determined by the Committee, fair market value will be determined by reference to the last preceding date on which the price of the Common Stock is reported by such exchange. In the event the Common Stock is no longer listed for trading on a national securities exchange, the Committee may designate such other market or source of data as it deems appropriate for determining such value for purposes of the Plan. Notwithstanding anything to the contrary in the foregoing, the fair market value for purposes of grants under the Plan shall be determined in a manner consistent with avoiding adverse tax consequences under Section 409A.

(o) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(p) “Non-Employee Director” means of member of the Board who is not an Employee of the Company or any of its Affiliates.

(q) “Non-Qualified Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(r) “Option” means a right granted to a Participant under Section VII of the Plan to purchase shares of Common Stock at such time and price, and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Options may be Incentive Stock Options or Non-Qualified Stock Options.

(s) “Option Termination Date” has the meaning set forth in Section VII(f) of the Plan.

(t) “Participant” means an Employee, Director, or Advisor to whom an Award has been granted under the Plan.

(u) “Performance Award” means an Award granted to a Participant that is conditioned in some manner upon the achievement of one or more of the performance measures described in Section XII of the Plan.

(v) “Phantom Share” means a right granted to a Participant pursuant to Section XI of the Plan to receive, in the discretion of the Committee, cash or shares of Common Stock equal to the Fair Market Value or the appreciation in the Fair Market Value of a share of Common Stock, which grant is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Despite the above, Phantom Shares do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any voting rights or the right to receive dividends.

(w) “Plan” means the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.

(x) “Plan Limit” has the meaning set forth in Section V of the Plan.

(y) “Plan Term” has the meaning set forth in Section III of the Plan.

(z) “Restricted Stock Award” means an Award of Common Stock granted under Section VIII of the Plan that is subject to the restrictions set forth in such Section and to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(aa) “Restricted Stock Unit” means a right granted pursuant to Section IX of the Plan to receive in the future, in the discretion of the Committee, (i) a share of Common Stock; (ii) a cash payment equal to the Fair Market Value of a share of Common Stock; or (iii) a combination of Common Stock and cash, which Award is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

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Appendix B

(bb) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(cc) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(dd) “Service” means a Participant’s employment or service with the Company or any Affiliate of the Company, whether in the capacity of an Employee, a Director, or an Advisor. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company or any Affiliate or because of a change in entity for which services are performed; provided, however, to the extent necessary to comply with the provisions of Section 409A, a termination of Service shall mean a “separation from service” within the meaning of Section 409A.

(ee) “Stand-Alone Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

(ff) “Stock Appreciation Right” means a right granted pursuant to Section X of the Plan to receive, in the discretion of the Committee, a payment in cash or shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified exercise price, as determined in accordance with Section X of the Plan and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Stock Appreciation Rights may be Tandem Stock Appreciation Rights or Stand-Alone Stock Appreciation Rights.

(gg) “Subsidiary” means a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code; provided that, with respect to Awards other than Incentive Stock Options, the term “Subsidiary” shall also be deemed to include a partnership, limited liability company, or other entity in which the Company controls, directly or indirectly, a majority of the voting power or equity interests.

(hh) “Substitute Award” means an Award granted pursuant to Section XIII(d) of the Plan.

(ii) “Tandem Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

III. Effective Date and Duration of the Plan

The Plan originally became effective on May 16, 2007. As amended and restated, the Plan shall become effective upon the date of its approval by the shareholders of the Company. No Awards may be granted under the Plan after January 30, 2034 (the “Plan Term”). Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of the Awards.

IV. Administration

(a) Composition of the Committee. The Plan shall be administered by the Board or by a committee of, and appointed by, the Board that shall be comprised of at least two members of the Board; provided that, (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such committee shall consist of at least such number of Directors as is required from time to time by Rule 16b-3, and each such committee member shall satisfy the qualification requirements of such rule and (ii) to the extent required under the rules of any stock exchange or automated quotation system on which the Company’s Common Stock is listed for trading or quoted, each member of such committee shall satisfy any “independence” or other requirements of such exchange or quotation system; provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clause (i) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. Subject to (i) the limitations set forth in this Section IV and (ii) any limitations set forth in the Texas Business Organizations Code, as well as any other laws, rules, or regulations that may apply from time to time, the Committee shall have the authority to delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company.

(b) Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine (i) the recipients of Awards; (ii) the timing of Awards; (iii) the types of Awards to be granted; (iv) the number of shares or cash amounts payable in connection with Awards; and (v) the terms, conditions, restrictions, and/or

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Appendix B

limitations applicable to each Award in accordance with the terms of the Plan. If the Committee determines that restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside of the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, and to provide for subplans created under the Plan in any such jurisdiction outside the United States.

Subject to the express provisions of the Plan, and to the maximum extent permitted by law, the Committee shall also have the power (i) to interpret the Plan and the Agreements issued pursuant to the Plan; (ii) to establish, amend, and rescind any rules and regulations relating to the Plan; and (iii) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Subject to the express provisions of the Plan (e.g., relating to repricing and minimum vesting requirements), the Committee shall have the authority to amend the terms of any outstanding Award or to waive any condition or restriction applicable to any Award in any manner that is not inconsistent with the terms of the Plan; provided, however, that no amendment may materially impair the rights of the holder thereof without the holder’s consent. Notwithstanding the foregoing, subject to the limitations of applicable law, the Committee may amend the terms of any Award without the affected Participant’s consent if necessary to comply with any law, regulation, judicial decision, accounting standards, regulatory guidance, or other legal requirement, or to comply with Section 409A. All decisions, determinations, and interpretations of the Committee regarding the Plan and its administration shall be final and binding.

With respect to any restriction in the Plan, or to which any Award is subject, that is based on the requirements of Rule 16b-3, Section 422 of the Code, Section 409A, the rules of any exchange upon which the Company’s securities are listed or automated quotation system upon which the Company’s securities are quoted, or any other applicable law, rule, or restriction, to the extent that any such restriction is no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restriction and/or to waive any such restriction with respect to outstanding Awards.

(c) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Agreements as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

V. Shares Subject to the Plan

Subject to adjustment in accordance with Section XIII of the Plan (“Recapitalization or Reorganization”), the maximum number of shares of Common Stock that may be issued under the Plan (the “Plan Limit”) with respect to all types of Awards in the aggregate shall not exceed 36.25 million (including the 31.5 million shares previously authorized for issuance under the Plan). Subject to the remaining provisions of this Section V, no Award may be granted if the number of shares of Common Stock to be delivered in connection with such Award exceeds the number of shares of Common Stock remaining available under the Plan minus the number of shares of Common Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to provide for appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent all or a portion of an Award under the Plan (i) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (ii) in the case of Restricted Stock, is forfeited, the shares of Common Stock subject to the Award will again be available for Awards under the Plan, except that if any such shares of Common Stock could not again be available for Awards to a particular Participant under any applicable law or regulation, the shares will be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding any provision in the Plan to the contrary, subject to adjustment in accordance with Section XIII of the Plan, the maximum number of shares of Common Stock with respect to which unrestricted shares of Common Stock, stock-settled Phantom Shares, and Awards to Non-Employee Directors may be granted during the Plan Term may not exceed five percent of the Plan Limit. Any shares of Common Stock underlying Substitute Awards shall not be counted against the limits set forth in this paragraph to the extent the grant of such Substitute Awards would not otherwise require shareholder approval pursuant to the rules of any stock exchange or applicable law. Subject to the limitations set forth in Sections VII(g) and X(f) of the Plan, Awards granted on the condition precedent of surrender of outstanding Awards shall not count against the limits set forth in this Section V until such time as such previous Awards are surrendered and cancelled.

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Appendix B

The shares of Common Stock to be offered pursuant to Awards under the Plan may be authorized but unissued shares of Common Stock, shares of Common Stock previously issued and outstanding and reacquired by the Company, or both. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

Despite anything to the contrary in this Section V, shares subject to an Award under the Plan may not again be made available for issuance or delivery under the Plan if such shares are (i) tendered in payment of a Stock Option, (ii) shares the Company delivers or withholds to satisfy any tax withholding obligation for any Stock Option or Stock Appreciation Rights, (iii) shares covered by a stock-settled Stock Appreciation Right that were not issued upon the settlement of the Stock Appreciation Right, or (iv) shares the Company repurchased on the open market with proceeds from the exercise of Stock Options or Stock Appreciation Rights.

VI. Eligibility

Awards may be granted to any Employee, Director, or Advisor; provided that Awards of Incentive Stock Options may only be granted to Employees of the Company or any parent or Subsidiary in accordance with Section VII(d) below.

VII. Options

(a) Grants of Options. The Committee may from time to time grant Options on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Option Term. The term of each Option shall be as specified by the Committee, but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Options. Options shall be exercisable in whole or in such installments and at such times as are determined by the Committee.

(d) Special Limitations on Incentive Stock Options. The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options shall be 36.25 million (including the 31.5 million shares previously authorized for issuance under the Plan), subject to the following limitations. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or Subsidiary at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and/or Subsidiary exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent and/or Subsidiaries, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(e) Option Exercise Price and Payment of Exercise Price. The exercise price of an Option shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. Unless limited by the Committee, the Option exercise price may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock; (iii) by delivery (including by fax, telephonic, electronic, or other means in accordance with procedures determined by the Company) to the Company or its designated agent of an irrevocable Option exercise notice together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain shares of Common Stock purchased upon exercise of an Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price for the Option (provided that, with respect to such a cashless exercise, the Option shall be deemed exercised on the date of sale of the shares of Common Stock received upon exercise); (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon

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exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

(f) Rights Upon Termination of Service. Subject to Section VII(d) above (regarding Incentive Stock Options), in the event of the termination of a Participant’s Service other than as a result of death or Disability, such Participant’s Options that have not vested as of the date of termination shall automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date of termination. In the event of the termination of a Participant’s Service as a result of death or Disability, any of the Participant’s outstanding Options that have not yet vested will become fully exercisable as of the date of termination. Upon termination of Service, the vested portion of the Participant’s outstanding Options shall thereafter automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date that is the earliest to occur of the following (the “Option Termination Date”):

(i) The date of the Participant’s termination of Service for cause, including breach by the Participant of an employment agreement with the Company or an Affiliate or the Participant’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or an Affiliate;

(ii) The expiration of two years following the date of termination of a Participant’s Service other than for cause;

(iii) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide in the Participant’s Option Agreement; and

(iv) The expiration of ten years from the date of grant of such Option.

Upon the occurrence of any event described in this Section VII(f), any Participant (or any person who has acquired the right to exercise the Participant’s Options by will or the laws of descent and distribution or intestacy) who desires to exercise an Option prior to the Option Termination Date shall be required to provide notice of exercise prior to the close of trading on the New York Stock Exchange on the Option Termination Date.

(g) Restrictions on Repricing of Options. Subject to Section XIII of the Plan (“Recapitalization or Reorganization”), unless approved by the Company’s shareholders, no Option may be repriced, replaced, re-granted through cancellation, or modified if the effect would be to reduce the exercise price for the shares underlying the Option.

(h) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to an unexercised Option. The Participant shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of Common Stock have been registered in the Participant’s name or otherwise credited to the Participant.

(i) Option Agreements. Options granted under the Plan shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Options granted; (ii) the date of grant; (iii) the exercise price for the Options; (iv) whether such Options are Incentive Stock Options or Non-Qualified Stock Options; (v) the period during which such Options may be exercised and any vesting schedule applicable to such Options, including any applicable performance measures (as set forth in Section XII); (vi) the effect of termination of Service on the exercisability of the Options; and (vii) any other terms that the Committee deems appropriate.

VIII. Restricted Stock Awards and Unrestricted Stock Grants

(a) Grants of Restricted Stock. The Committee may from time to time grant shares of Restricted Stock on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, as determined by the Committee. The Committee shall establish the vesting schedule applicable to each Restricted Stock Award, provided that (i) in no event shall any Restricted Stock Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from

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the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that the shares will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Rights and Restrictions Governing Restricted Stock. Common Stock awarded pursuant to a Restricted Stock Award shall be registered in the Participant’s name or otherwise credited to the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends or other distributions with respect to shares of Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other shareholder rights, except that (i) the Participant shall not be entitled to delivery of restricted or unrestricted shares until all conditions to vesting have been satisfied; (ii) dividends or other distributions for a Restricted Stock Award will either be, as determined by the Committee, (A) accrued during any vesting period to which the award is subject and will be paid only if the award becomes vested, or (B) forfeited automatically during any vesting period to which the award is subject and paid only for Common Stock that has become vested, (iii) the Participant may not sell, transfer, pledge, assign, exchange, hypothecate, or otherwise encumber or dispose of the shares until all conditions to vesting have been satisfied; and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock.

(d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service other than as a result of death or Disability, any of such Participant’s shares of Restricted Stock that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination. Notwithstanding the provisions of Section VIII(b), in the event of the termination of a Participant’s Service as a result of death or Disability, any of the Participant’s outstanding shares of Restricted Stock that have not yet vested will fully vest as of the date of termination.

(f) Restricted Stock Agreements. Restricted Stock Awards granted under the Plan shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of shares of Restricted Stock granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant for such Restricted Stock; (iv) the vesting schedule applicable to such Restricted Stock, including any applicable performance measures or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock; and (vi) any other terms that the Committee deems appropriate.

(g) Unrestricted Stock Grants. The Committee, in its sole discretion, may grant Awards of unrestricted Common Stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

IX. Restricted Stock Units

(a) Grants of Restricted Stock Units. The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock Units. The Committee shall establish the vesting schedule applicable to each Restricted Stock Unit Award; provided that (i) in no event shall any Restricted Stock Unit Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Unit Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that Restricted Stock Units will vest upon (i) the Participant’s continued

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employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Settlement of Restricted Stock Units. On the date on which Restricted Stock Units vest (or at such other time or times as the Committee may provide), the holder of such Restricted Stock Units shall be entitled to receive, as determined by the Committee, one share of Common Stock for each Restricted Stock Unit that has vested, cash equal to the Fair Market Value of the shares subject to the Restricted Stock Units, or a combination of cash and shares. If Restricted Stock Units are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(d) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to outstanding Restricted Stock Units granted pursuant to this Section. The Participant shall be entitled to all of the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been issued pursuant to a Restricted Stock Unit Award and that have been registered in the Participant’s name or otherwise credited to the Participant.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service other that as a result of death or Disability, any of such Participant’s Restricted Stock Units that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination. Notwithstanding the provisions of Section IX(b), in the event of the termination of a Participant’s Service as a result of death or Disability, any of the Participant’s outstanding Restricted Stock Units that have not yet vested will fully vest as of the date of termination.

(f) Restricted Stock Unit Agreements. Restricted Stock Units granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant in connection with such Restricted Stock Units; (iv) the vesting schedule applicable to such Restricted Stock Units, including any applicable performance measures or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock Units; and (vi) any other terms that the Committee deems appropriate.

X. Stock Appreciation Rights

(a) Grants of Stock Appreciation Rights. The Committee may from time to time grant Stock Appreciation Rights on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights in tandem with Stock Options (a “Tandem Stock Appreciation Right”) or not in tandem with Stock Options (a “Stand-Alone Stock Appreciation Right”).

(b) Term of Stock Appreciation Rights. The term of each Stock Appreciation Right shall be as specified by the Committee, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times are determined by the Committee.

(d) Payment. A Stock Appreciation Right shall entitle the holder thereof to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price for the Stock Appreciation Right multiplied by the number of rights exercised. The exercise price of a Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted. Payment for Stock Appreciation Rights may be made in shares of Common Stock, cash equal to the Fair Market Value of the shares subject to the Stock Appreciation Right, or a combination of cash and shares. If Stock Appreciation Rights are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(e) Stock Appreciation Rights Granted in Tandem with Options. If a Stock Appreciation Right is granted in tandem with an Option, such Stock Appreciation Right may be granted at the same time as, or, in the case of a Non-Qualified Stock Option,

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subsequent to, the time the related Option is granted. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable. A Stock Appreciation Right granted in tandem with an Option shall entitle the holder either

(i) to exercise the related Option with respect to all or a portion of the vested shares underlying such Option; or

(ii) to exercise the Stock Appreciation Right by surrendering to the Company all or a portion of the related Option (to the extent vested), in which case the holder shall be entitled to receive from the Company in exchange therefore an amount equal to the excess of the Fair Market Value of the shares of Common Stock underlying the surrendered portion of such Option (determined as of the day preceding the surrender of such Option) over the aggregate Option exercise price for such shares.

The exercise of a Tandem Stock Appreciation Right shall cause the immediate and automatic cancellation of its related Option with respect to the number of shares underlying the surrendered portion of the Option. Likewise, the exercise of the related Option shall cause the immediate and automatic cancellation of the tandem Stock Appreciation Right with respect to the number of shares underlying the surrendered portion of the Tandem Stock Appreciation Right.

(f) Rights Upon Termination of Service and Restrictions on Repricing. The provisions of Section VII(f) (relating to Termination of Service) and Section VII(g) (relating to restrictions on repricing) shall apply equally to grants of Stock Appreciation Rights.

(g) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to unexercised Stock Appreciation Rights. The Participant shall be entitled to all of the privileges and rights of a shareholder only to the extent that shares of Common Stock have been issued pursuant to a Stock Appreciation Right and have been registered in the Participant’s name or otherwise credited to the Participant.

(h) Stock Appreciation Rights Agreements. Stock Appreciation Rights granted under the Plan shall be evidenced by a Stock Appreciation Rights Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Stock Appreciation Rights granted; (ii) the date of grant; (iii) the exercise price for the Stock Appreciation Rights; (iv) the period during which such Stock Appreciation Rights may be exercised and any vesting schedule applicable to such Stock Appreciation Rights, including any applicable performance measures; (v) the effect of termination of Service on the exercisability of the Stock Appreciations Rights; and (vi) any other terms that the Committee deems appropriate.

XI. Phantom Shares

(a) Grants of Phantom Shares. The Committee may from time to time grant Phantom Shares on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from to time to time determine.

(b) Value of Phantom Shares. The value of a Phantom Share shall be determined by reference to the Fair Market Value of a share of Common Stock on a given date or over a period of time specified by the Committee. The Committee shall provide in the Agreement for one or more valuation dates on which (or over which) the value of the Phantom Shares granted pursuant to the Agreement shall be measured and fixed, and shall designate in the Agreement the number of such Phantom Shares with respect to which the value is to be calculated.

(c) Phantom Share Agreements. Phantom Shares granted under the Plan shall be evidenced by a Phantom Share Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Phantom Shares granted; (ii) the date of grant; (iii) the valuation date(s); (iv) any vesting schedule applicable to the Phantom Shares, including any applicable performance measures or other restrictions or contingencies; (v) the effect of termination of Service on the Participant’s rights with respect to the Phantom Shares (but Phantom Shares may not constitute issued and outstanding shares of Common Stock for any corporate purposes and may not confer on the Participant any voting rights or the right to receive dividends); (vi) the payment date(s) applicable to the Phantom Shares; and (vii) any other terms that the Committee deems appropriate.

XII. Performance Awards

The grant, vesting, and/or exercisability of any Award may, in the Committee’s sole discretion, be conditioned, in whole or in part, on the attainment of performance targets related to one or more performance measures over a performance period, in which case, such Award shall constitute a Performance Award under the Plan.

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(a) Performance Measures. Performance Awards may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee shall determine.

(b) Determination of Awards. The Committee must determine whether the performance targets and measures related to such Awards have been achieved and to what extent. The Committee, in its sole discretion, may provide for a reduction in a Participant’s Performance Award during the performance period.

XIII. Recapitalization or Reorganization

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business; (ii) any merger or consolidation of the Company or any Affiliate; (iii) any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof; (iv) the dissolution or liquidation of the Company or any Affiliate; (v) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business; or (vi) any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share (if applicable) shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share (if applicable) shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a Subsidiary of an entity other than a previously wholly-owned Subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new Awards for Awards then outstanding hereunder, (i) all unvested Options then outstanding shall be accelerated and shall become exercisable in full, and all restrictions and/or performance measures with respect to any Award shall be deemed to be satisfied (at the better of (1) 100% target performance, or (2) actual performance), on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, Awards shall expire.

(d) Awards and Rights in Substitution for Awards Granted by Other Employers. Awards may be granted under the Plan from time to time in substitution for Awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(e) Shareholder Action. Any adjustment provided for in the above Subsections shall be subject to any required shareholder action.

(f) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

(g) Other. Notwithstanding anything to the contrary in this Section XIII, any adjustments made pursuant to this section shall be made in conformity with Section 409A to the extent necessary to avoid its application or adverse tax consequences thereunder.

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XIV. Amendment and Termination of the Plan

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. In addition, the Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that, except as provided in Section XIII(c), no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that no amendment shall be made without approval of the shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

XV. Miscellaneous

(a) No Right to An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award nor any other rights hereunder except as may be evidenced by an Award Agreement, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations with respect to any Award.

(b) No Employment/Board Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of an employment relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board or upon any Advisor any right to continue to provide services to the Company or any Affiliate.

(c) Other Laws; Withholding. By accepting any shares of Common Stock issued pursuant to an Award granted under the Plan, the Participant thereby represents and warrants to the Company that the purchase or receipt of such shares shall be for investment and not with a view to distribution; provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, or is, without such representation and warranty, exempt from registration under such Act. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Company may (i) endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred pursuant to any Award granted under this Plan; or (ii) otherwise note such restrictions with respect to Common Stock that is not certificated. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. This authority shall include the authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee, in its sole discretion, may require, as a condition to the exercise of any Option or delivery of any shares of Common Stock, that an additional amount be paid in cash equal to the amount of any taxes owed as a result of such exercise or delivery.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. No Award granted under this Plan or any right evidenced thereby shall be transferable by the Participant other than by will or the laws of descent and distribution, and any Options shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

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Appendix B

(f) Section 409A. The Plan is intended to provide compensation that is exempt from or that complies with Section 409A, and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. The Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid adverse tax consequences under Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A, the Board may adopt such amendments to the Plan and the Award or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions that the Board or the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or (ii) comply with the requirements of Section 409A.

Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of Service and the Company determines, in good faith, that immediate payment of any amounts or benefits under the Plan would cause a violation of Section 409A, then any amounts or benefits that are payable under the Plan upon the Participant’s “separation from service” within the meaning of Section 409A that (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

(g) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

B-12	Southwest Airlines 2024 Proxy Statement

SOUTHWEST AIRLINES CO. VOTE BY INTERNET
2702 LOVE FIELD DRIVE Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
DALLAS, TEXAS 75235
SCAN TO
VIEW MATERIALS & VOTE
Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 14, 2024 (May 13, 2024 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/LUV2024
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 14, 2024 (May 13, 2024 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V30386-P06606 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
SOUTHWEST AIRLINES CO. A. Company Proposals
The Board of Directors recommends a vote "FOR" all of the nominees listed below: For Against Abstain
1. Election of Directors
1a. Lisa Atherton
1b. David W. Biegler For Against Abstain
The Board of Directors recommends a vote "FOR" proposals 2, 3, and 4:
1c. J. Veronica Biggins 2. Advisory vote to approve the compensation of the Company's named executive officers.
1d. Roy Blunt 3. Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.
1e. Douglas H. Brooks 4. Ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2024.
1f. Eduardo F. Conrado
B. Shareholder Proposals
1g. William H. Cunningham The Board of Directors recommends a vote "AGAINST" proposals 5 and 6: For Against Abstain
1h. Thomas W. Gilligan 5. Advisory vote on shareholder proposal to amend clawback policy for executive pay.
1i. David P. Hess 6. Advisory vote on shareholder proposal to permit shareholder removal of directors without cause.
1j. Robert E. Jordan 1k. Gary C. Kelly 1l. Elaine Mendoza 1m. Christopher P. Reynolds
1n. Jill A. Soltau
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

V30387-P06606
SOUTHWEST AIRLINES CO. ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 15, 2024 10:00 a.m. Central Daylight Time
Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.virtualshareholdermeeting.com/LUV2024.
SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE
DALLAS, TEXAS 75235
This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Robert E. Jordan, Tammy Romo, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held virtually at www.virtualshareholdermeeting.com/LUV2024 on May 15, 2024, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1; "FOR" PROPOSALS 2, 3, AND 4; "AGAINST" PROPOSALS 5 AND 6; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.
YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.
Address changes and comments can be directed to the Southwest Airlines Co. Investor Relations Department at investor.relations@wnco.com
Continued and to be signed on reverse side